Registration Nos. 333-151914
                                                                       811-09076

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-6

          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933         [ ]

          Pre-Effective Amendment No. 1                                   [X]

          Post-Effective Amendment No. ___                                [ ]

          REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 [ ]

          Amendment No. 19                                                [X]


                              CARILLON LIFE ACCOUNT
                                   Registrant

                    THE UNION CENTRAL LIFE INSURANCE COMPANY
                                    Depositor
                    1876 Waycross Road, Cincinnati, OH 45240
                                 (513) 595-2600



                                  John M. Lucas
             Second Vice President, Associate Counsel and Secretary
                    The Union Central Life Insurance Company
                               1876 Waycross Road
                             Cincinnati, Ohio 45240
                                  513-595-2826
                      Name and Address of Agent for Service

                                    Copy to:

                                  Ann. D. Diers
                    Second Vice President & Associate Counsel
                          Ameritas Life Insurance Corp.
                                 5900 "O" Street
                             Lincoln, Nebraska 68510
                                  402-467-7847





   Approximate Date of Proposed Public Offering: as soon as practicable after effective date.


    TITLE OF SECURITIES BEING REGISTERED: SECURITIES OF UNIT INVESTMENT TRUST

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

    EXCEL PERFORMANCE VUL Flexible Premium Variable Universal Life Insurance

PROSPECTUS:     [effective date]


Excel Performance VUL
                                                          THE UNION CENTRAL LIFE
                                                               INSURANCE COMPANY
Individual Flexible Premium
Variable Universal Life Insurance Policy
                                                           CARILLON LIFE ACCOUNT


         This prospectus describes the Policy, especially its Separate Account, the Carillon Life Account. The Policy is designed to help you, the Policy Owner, provide life insurance protection while having flexibility, within limits, as to the amount and timing of premium payments, the amount of the death benefit, and how you invest your Account Value. The value of your Policy will increase or decrease based on the performance of the Investment Options you choose. The amount of the death benefit can also vary as a result of investment performance.

         You may allocate all or part of your Account Value among a variety of Subaccount variable Investment Options where you have the investment risk, including possible loss of principal. The Subaccounts are listed in the Investment Options section of this prospectus.

         You may also allocate all or part of your investment to a Fixed Account option, where we have the investment risk. We guarantee a fixed rate of interest on your investment in the Fixed Account.

    Please Read this Prospectus Carefully and Keep It for Future Reference. It provides information you should consider before investing in a Policy.

          Prospectuses for the portfolios that underlie the Subaccount variable Investment Options are available without charge from your sales representative or from our Service Center.



             The Securities and Exchange Commission ("SEC") does not
             pass upon the accuracy or adequacy of this prospectus,
               and has not approved or disapproved the Policy. Any
              representation to the contrary is a criminal offense.

           This prospectus may only be used to offer the Policy where the Policy may lawfully be sold.

              No one is authorized to give information or make any
       representation about the Policy that is not in this prospectus. If anyone does so, you should not rely upon it as being accurate or adequate.


            NOT FDIC INSURED o MAY LOSE VALUE o NO BANK GUARANTEE

      THE UNION CENTRAL LIFE INSURANCE COMPANY (we, us, our, Union Central) Home Office: 1876 Waycross Road, Cincinnati, Ohio 45240. 1-800-319-6902
            Service Center: P.O. Box 82550, Lincoln, Nebraska 68501.
                      1-800-745-1112. www.unioncentral.com

Contacting Us. To answer your questions or to send additional premium, contact your sales representative or write or call us at:

                    The Union Central Life Insurance Company
                                 Service Center
                                 P.O. Box 82550
                             Lincoln, Nebraska 68501
                                       or
                                 5900 "O" Street
                             Lincoln, Nebraska 68501
                                       or
                                  Union Central
                               1876 Waycross Road
                             Cincinnati, Ohio 45240
                                 1-800-319-6902
                               Fax: 1-402-467-7335
                         Interfund Transfer Request Fax:
                                 1-402-467-7923
                              www.unioncentral.com

Express mail packages should be sent to the Service Center street address, not the P.O. Box address.

Remember, the Correct Form of Written Notice "in good order" is important for us to accurately process your Policy elections and changes. Many forms can be found at the online services section of our Internet site. Or, call us at our toll-free number and we will send you the form you need and tell you the information we require.

Facsimile Written Notice. To provide you with timely service you want, we accept some Written Notices by facsimile. However, by not requiring your original signature, there is a greater risk unauthorized persons can manipulate your signature and make changes on your Policy (including withdrawals) without your knowledge. We are entitled to act upon facsimile signatures that reasonably appear to us to be genuine.

Make checks payable to:
The Union Central Life Insurance Company


TABLE OF CONTENTS                                           Begin on Page

POLICY SUMMARY........................................................3
     Policy Operation and Features...............................3
CHARGES...............................................................4
     Policy Charges..............................................7
     Portfolio Company Operating Expenses........................7
CHARGES EXPLAINED.....................................................9
     Transaction Charges........................................12
     Periodic Charges:
         Monthly Deductions from Account Value..................12
     Periodic Charges:
         Daily Deductions from Separate Account Assets..........13
INVESTMENT OPTIONS...................................................14
     Separate Account Variable Investment Options...............14
     Fixed Account Option.......................................17
     Transfers..................................................17
     Third Party Services.......................................18
     Disruptive Trading Procedures..............................19
     Systematic Transfer Programs...............................20
     Model Asset Allocation.....................................21
OTHER IMPORTANT POLICY INFORMATION...................................22
     Policy Application and Issuance............................22
     Account Value..............................................23
     Telephone Transactions.....................................24
     Electronic Delivery and Communications.....................24
     Misstatement of Age or Gender..............................25
     Suicide....................................................25
     Incontestability...........................................25
     Assignment.................................................25
     Lapse and Grace Period.....................................25
     Reinstatement..............................................26
     Delay of Payments or Transfers.............................26
     Beneficiary................................................26
     Minor Owner or Beneficiary.................................27
     Policy Changes.............................................27
     "Free Look" Rights.........................................27
     Optional Features..........................................27
     Nonparticipating...........................................27
POLICY DISTRIBUTIONS.................................................27
     Death Benefit..............................................27
     Policy Loans...............................................31
     Cash Surrender.............................................32
     Partial Withdrawal.........................................32
     Payment of Policy Proceeds.................................32
TAX MATTERS..........................................................33
LEGAL PROCEEDINGS....................................................36
HOW TO GET FINANCIAL STATEMENTS......................................36
DISTRIBUTION OF THE POLICY...........................................36
APPENDIX A: Optional Features........................................37
DEFINED TERMS........................................................38
     IMSA.....................................................Last Page
     Illustrations
     Statement of Additional Information; Registration Statement
     Reports to You

Excel Performance VUL                                                        UC

POLICY SUMMARY

         The Excel Performance VUL Policy is flexible premium variable universal life insurance offered and issued by The Union Central Life Insurance Company ("Union Central"), 1876 Waycross Road, Cincinnati, Ohio 45240. The Policy offers variable Investment Options through Subaccounts of Carillon Life Account (the "Separate Account"), a separate account operated by us under Ohio law, and a fixed interest rate option through the Fixed Account. The Policy's primary purpose is to provide lifetime protection against economic loss due to the death of the insured person. We are obligated to pay all amounts promised under the Policy. Premium is used to create Account Value to cover Policy charges and to generate investment earnings. The amount we require as your first premium depends on the Policy benefits that you elect and the rate class of the Insured. The Policy is called a "flexible premium" policy because you may make any other premium payments you wish at any time. The Policy is referred to as a "variable" life insurance policy because the value of the amount you invest in the Policy may increase or decrease daily based on the investment results of the variable Investment Options that you choose. The amount we pay to the Policy's beneficiary upon the death of the Insured person (the "death benefit proceeds") may vary similarly. The Policy pays death benefit proceeds to the Policy beneficiary upon the Insured's death, or pays a Cash Surrender Value to you if you Surrender the Policy. The Insured cannot be over age 80 on the Insured's birthday nearest the Policy Date. We will issue the Policy only for an initial Specified Amount of insurance coverage of $100,000 or more. The Policy is subject to the laws of the State of New York, where the application is signed.

         POLICY BENEFITS

         You have flexibility under the Policy. Within certain limits, you can vary the amount and timing of premium payments, change the death benefit, and transfer amounts among the Investment Options. You can take out a Policy loan, make a partial withdrawal from the Account Value, or Surrender your Policy completely, subject to payment of charges and certain restrictions. We will pay Surrender amounts or death benefit proceeds in a lump sum.

Death Benefit.
          o We will pay the death benefit proceeds to the beneficiary when we receive satisfactory proof of death of the Insured while the Policy is in force.
          o If you meet certain premium requirements, we will guarantee a death benefit for a certain period even if your Policy's Cash Surrender Value falls to zero.
          o    Three death benefit options are available.
Death benefit proceeds are reduced by any Policy Debt and any Monthly Deductions due but unpaid at death. See the POLICY DISTRIBUTIONS: Death Benefit section for details.

Surrender and Partial Withdrawals.
          o You can Surrender the Policy in full at any time for its Cash Surrender Value, or, within limits, withdraw part of the Account Value. Applicable charges are shown in the CHARGES section.
          o Restrictions include that we may defer payments from the Fixed Account for up to six months.

Loans.
          o    You may borrow a limited amount of Account Value.
          o    Interest accrues on outstanding loan amounts.
          o After five Policy years, a lower interest rate may be available for a portion of your Policy Debt.

Policy Riders.

         When you apply for the Policy, you can request any of the optional supplementary benefit riders that we make available. Charges for most riders will be deducted monthly from the Account Value. (See the CHARGES section on the next pages.)

Investment Options.
          o Variable Investment Option allocations are invested in Subaccounts of the Separate Account, which in turn invest in corresponding underlying portfolios.
          o Fixed Account allocations are invested in our general account and we guarantee a fixed rate of interest.
          o You may transfer Account Value between Investment Options, subject to limits.
          o Model asset allocation, dollar cost averaging, portfolio rebalancing and earnings sweep systematic investment programs are available.

Excel Performance VUL                   3                                    UC

         Variable Investment Option returns vary, depending upon the investment results of the underlying portfolios. The Investment Options cover a broad spectrum of investment styles and strategies. Although the portfolios that underlie the Subaccounts operate like publicly traded mutual funds, there are important differences. You can transfer money from one investment account to another without tax liability. Also, any dividends and capital gains distributed by each underlying portfolio are automatically reinvested and reflected in the portfolio's value and create no taxable event for you. If and when Policy earnings are distributed (generally as a result of a Surrender or withdrawal), they will be treated as ordinary income instead of as capital gains.

         POLICY RISKS

Suitability, Investment Risks, and Underlying Portfolio Risks.

         The Policy is unsuitable for short-term savings or short-term life insurance needs. You should evaluate the Policy's long-term investment potential and risks before purchasing a Policy. You should purchase a Policy only if you have the financial capability and the intent to keep the Policy in force for a substantial period of time.

         Your Account Value (and in some circumstances your death benefit) will fluctuate with changes in interest rates and performance of the underlying portfolios. You assume the risk that your Account Value may decline or not perform to your expectations. Each underlying portfolio has various investment risks and some have greater risks than others.

         As mentioned above, the investment performance of any Investment Option may be good or bad. Your Policy value will rise or fall based on the investment performance of the underlying portfolios of the Subaccounts you select. The fund prospectuses accompanying this Policy prospectus provide comprehensive discussion of the risks of each underlying portfolio. There is no assurance that any underlying portfolio will meet its objectives.

Lapse Risks.

         If the Cash Surrender Value is not sufficient to pay charges when due, your Policy can terminate, or "lapse." This can happen if you have not paid enough premiums or if the Investment Options you selected experienced poor performance or because of a combination of both factors. You will be given a "grace period" within which to make additional premium payments to keep the Policy from lapsing. Even if the Policy does lapse, you may be given the opportunity to reinstate the Policy by making the required premium payments and satisfying certain other conditions.

         Since partial withdrawals reduce your Account Value, partial withdrawals increase the risk of lapse. Policy Debt also increases the risk of lapse.

Limitations on Access.

         Policy Debt, partial withdrawals and Surrenders may be subject to income tax and penalty tax. Policy Debt and partial withdrawals will decrease death benefit protection and may cause the Policy to lapse, in which case you would have no coverage. Even if you pay Planned Periodic Premiums, your Policy could lapse if the Cash Surrender Value is not enough to pay the Monthly Deduction. However, your Policy will stay in force for the first 10 Policy years if you meet the Minimum No-Lapse Premium requirements.

Transfer Risks.

         There is a risk that you will not be able to transfer your Account Value from one Investment Option to another because of limits on the dollar amount or frequency of transfers you can make. Limitations on transfers out of the Fixed Account are more restrictive than those that apply to transfers out of the Subaccounts.

Early Surrender Risks.

         Depending on the Account Value at the time you are considering Surrender, there may be little or no Cash Surrender Value payable to you.

Excel Performance VUL                   4                                    UC

Market Timing Risks.

         Investments in variable life insurance products can be a prime target for abusive transfer activity because these products value their Subaccounts on a daily basis and allow transfers among Subaccounts without immediate tax consequences. As a result, some investors may seek to frequently transfer into and out of Subaccounts in reaction to market news or to exploit a perceived pricing inefficiency. Whatever the reason, long-term investors in a Subaccount can be harmed by frequent transfer activity since such activity may expose the investment account's underlying portfolio to increased portfolio transaction costs and/or disrupt the portfolio manager's ability to effectively manage the portfolio's investments in accordance with the portfolio's investment objectives and policies, both of which may result in dilution with respect to interests held for long-term investment.

         To discourage disruptive frequent trading activity, we impose restrictions on transfers (See the Disruptive Trading Procedures section.) and reserve the right to change, suspend or terminate telephone, facsimile and Internet transaction privileges (See the Transfers section.). In addition, we reserve the right to take other actions at any time to restrict trading, including, but not limited to: (i) restricting the number of transfers made during a defined period, (ii) restricting the dollar amount of transfers, and
(iii) restricting transfers into and out of certain Subaccounts. We also reserve the right to defer a transfer at any time we are unable to purchase or redeem shares of the underlying portfolio.

         While we seek to identify and prevent disruptive frequent trading activity, it may not always be possible to do so. Therefore, no assurance can be given that the restrictions we impose will be successful in preventing all disruptive frequent trading and avoiding harm to long-term investors.

Tax Risks.

         Life insurance death benefits are ordinarily not subject to income tax. Other federal and state taxes may apply. In general, you will be taxed on the amount of a distribution if it exceeds the investment in the Policy (premiums paid). Any taxable distributions are treated as ordinary income (rather than as capital gains) for tax purposes.

         In order for you to receive the tax benefits extended to life insurance under the Internal Revenue Code (the "Code"), your Policy must comply with certain requirements of the Code. We will monitor your Policy for compliance with these requirements, but a Policy might fail to qualify as life insurance in spite of our monitoring. If this were to occur, you would be subject to income tax on the income credited to your Policy for the period of disqualification and all subsequent periods. The tax laws also contain a so-called "7 pay limit" that limits the amount of premium that can be paid in relation to the Policy's death benefit. If the limit is violated, the Policy will be treated as a "modified endowment contract, which can have adverse tax consequences. (See the Tax Matters section.) There are also certain Treasury Department rules referred to as the "investor control rules" that determine whether you would be treated as the "owner" of the assets underlying your Policy. If that were determined to be the case, you would be taxed on any income or gains those assets generate. In other words, you would lose the value of the so-called "inside build-up" that is a major benefit of life insurance.

         There is a tax risk associated with Policy Debt. Although no part of a loan is treated as income to you when the loan is made (unless your Policy is a "modified endowment contract"), Surrender or lapse of the Policy would result in the loan being treated as a distribution at the time of lapse or Surrender. This could result in a considerable taxable income. Under certain circumstances involving large amounts of outstanding loans and an insured person of advanced age, they might find they have to pay additional premium to keep their policy from lapsing and to avoid a significant tax burden if the Policy should lapse.

         Tax consequences of ownership or receipt of Policy proceeds under federal, state and local estate, inheritance, gift and other tax laws can vary greatly depending upon the circumstances of each owner or beneficiary. There can also be unfavorable tax consequences on such things as the change of Policy ownership or assignment of ownership interests. For these and all the other reasons mentioned above, we recommend you consult with a qualified tax adviser before buying the Policy and before exercising certain rights under the Policy.

Buying a Policy might not be advisable if it is just replacing existing life insurance. You may wish to consult with your financial or insurance adviser.


Excel Performance VUL                   5                                    UC

Excel Performance VUL                   6                                    UC

CHARGES
         Some charges are rounded.

         POLICY CHARGES

         The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Policy. The first table describes the fees and expenses that you will pay at the time that you pay a premium, Surrender the Policy, or transfer Account Value between Investment Options.

--------------------------------------------------- ----------------------- -------------------- --------------------
                                                                                   Guaranteed
   TRANSACTION FEES                                       When Deducted             Maximum              Current
--------------------------------------------------- ----------------------- -------------------- --------------------
PREMIUM CHARGE                                      When each premium is            5%                  3.5%
Calculated as a percentage of each premium          paid.
payment.
--------------------------------------------------- ----------------------- -------------------- --------------------
SURRENDER CHARGE                                    Upon a full Surrender   Varies(1)            Varies(1)
Rates are per $1,000 of base Policy Specified       during the first 12     Policy year 2:       Policy year 2:
Amount.                                             Policy years or in      Minimum    $2.97     Minimum    $2.97
                                                    the 12 Policy years     Maximum   $48.38     Maximum   $48.38
                                                    following an increase   Example (2) $20.14   Example (2) $20.14
                                                    in base policy
                                                    Specified Amount.
--------------------------------------------------- ----------------------- -------------------- --------------------
PARTIAL WITHDRAWAL CHARGE                           Upon each withdrawal.           $50                  $0
--------------------------------------------------- ----------------------- -------------------- --------------------
TRANSFER FEE (per transfer)                         First 15 transfers
                                                    per year:                       $0                   $0
                                                    Each additional transfer:       $10                  $0
--------------------------------------------------- ----------------------- -------------------- --------------------

Transaction Fees Table Footnotes:
(1) Rate varies by Insured's gender, Issue Age, risk class, and the amount of time you have had your Policy (or the number of years since any increase in base policy Specified Amount). Taxes and penalties may also apply. Ask for a Policy illustration or see your Policy for these charges applicable to you.
(2) Assumes a male, age 45 at policy issue and in our best risk class. Surrender charge rate is $13.43 in year 1, $20.14 in years 2-5, $17.62 in year 6, $15.10 in year 7, $12.49 in year 8, $10.07 in year 9, $7.55 in year 10, $5.03 in year
11, $2.51 in year 12, and $0.00 thereafter.

         The next table describes the fees and expenses that you will pay periodically during the time that you own the Policy, to equal the annualized charges shown, not including Subaccount portfolio operating fees and expenses.

---------------------------------------------------- ---------------------- -------------------- --------------------
PERIODIC CHARGES
(other than Subaccount portfolio operating                                         Guaranteed            Current
expenses)                                              When Deducted             Maximum (annual)       (annual)
---------------------------------------------------- ---------------------- -------------------- --------------------
MONTHLY DEDUCTIONS FROM ACCOUNT VALUE
     Several of the charges below vary based on individual characteristics. The cost shown for these charges may not be representative of the charge you will pay. Ask for a Policy illustration or see your Policy for the charge applicable to you.
---------------------------------------------------- ---------------------- -------------------- --------------------
COST OF INSURANCE                                           Monthly         Varies(1)            Varies (2)
                                                                            Minimum       $0.18  Minimum      $0.12
Rates are per $1,000 of the net amount at risk                              Maximum    $1000.00  Maximum   $1000.00
allocated to the base Policy.                                               Example (3)   $2.33  Example (3)  $1.81
---------------------------------------------------- ---------------------- -------------------- --------------------
MONTHLY ADMINISTRATIVE CHARGE                               Monthly
       Specified Amounts $100,000 - $249,999                                       $120                 $120
                Specified Amounts $250,000 +                                       $120                  $90
---------------------------------------------------- ---------------------- -------------------- --------------------
MONTHLY SPECIFIED AMOUNT CHARGE                       Monthly during the    Varies(2)            Varies(2)
                                                        first 10 Policy     Policy year 2:       Policy year 2:
                                                      years or the first    Minimum     $0.00    Minimum      $0.00
Rates are per $1,000 of base Policy Specified           10 Policy years     Maximum     $9.16    Maximum      $7.64
Amount.                                              after an increase in   Example(3,4)$0.55    Example(3,5) $0.46
                                                          base Policy
                                                       Specified Amount.
---------------------------------------------------------------------------------------------------------------------
DAILY DEDUCTIONS FROM SEPARATE ACCOUNT ASSETS
        (to equal the annual percentage stated of the Account Value in the Subaccounts)
---------------------------------------------------- ---------------------- -------------------- --------------------
RISK CHARGE (for mortality and expense risk)                 Daily
                             Policy Years 1-15                                     0.90%               0.70%
                                 Policy Years 16+                                  0.30%               0.10%
---------------------------------------------------- ---------------------- -------------------- --------------------

Periodic Charges Table Footnotes:
     (1)  Rate varies by Insured's gender, risk class and Attained Age.
     (2) Rate varies by Insured's gender, Issue Age, risk class, Specified Amount, and the amount of time you have had your Policy.
     (3) "Example" charges assume an Insured who is male, best risk class, age 45 when the Policy is issued, a Specified Amount of $250,000, and that the Policy is in its first Policy year.
     (4) The annual rate is $0.2004 in year 1, $0.5472 in years 2-6, $0.4380 in year 7, $0.3288 in year 8, $0.2196 in year 9, $0.1104 in year 10, and
          $0.00 thereafter. These same rates would apply for an increase in base Policy Specified Amount at Attained Age 45.
     (5) The annual rate is $0.1668 in year 1, $0.4560 in years 2-6, $0.3648 in year 7, $0.2736 in year 8, $0.1824 in year 9, $0.0912 in year 10, and
          $0.00 thereafter. These same rates would apply for an increase in base Policy Specified Amount at Attained Age 45.

Excel Performance VUL                   7                                     UC

------------------------------------------------------ -------------------- -------------------- --------------------
                                                                                 Guaranteed            Current
 COST OF OPTIONAL FEATURES                                 When Deducted       Maximum (annual)       (annual)
------------------------------------------------------ -------------------- -------------------- --------------------
 ACCELERATED BENEFIT RIDER                                     N/A                No Cost              No Cost
------------------------------------------------------ -------------------- -------------------- --------------------
 ACCIDENTAL DEATH BENEFIT RIDER                              Monthly        Varies (1)           Varies (1)
 Rates are per $1,000 of the rider benefit amount.                          Minimum      $0.24   Minimum      $0.24
                                                                            Maximum      $1.56   Maximum      $1.56
                                                                            Example (2)  $0.84   Example (2)  $0.84
------------------------------------------------------ -------------------- -------------------- --------------------
 ACCOUNTING BENEFIT RIDER ("ABR")                            Monthly        Varies(3)            Varies(4)
 Cost of Insurance (rates are per $1,000 of net                             Minimum      $0.18   Minimum      $0.06
 amount at risk allocated to the ABR)                                       Maximum  $1,000.00   Maximum  $1,000.00
                                                                            Example(5)   $2.33   Example(5)   $0.25
------------------------------------------------------ -------------------- -------------------- --------------------
 Monthly Specified Amount Charge (rates are per              Monthly        Varies(4)            Varies(4)
 $1,000 of ABR Specified Amount)                                            Policy year 2:       Policy year 2:
                                                                            Minimum      $1.13   Minimum      $0.94
                                                                            Maximum     $35.31   Maximum     $29.42
                                                                            Example(5,6) $2.22   Example(5,7) $1.85
------------------------------------------------------ -------------------- -------------------- --------------------
 CHILDREN'S INSURANCE RIDER                                  Monthly               $5.76                $5.76
 Rate is per $1,000 of the rider benefit amount.
------------------------------------------------------ -------------------- -------------------- --------------------
 GUARANTEED INSURABILITY RIDER                               Monthly        Varies (8)           Varies (8)
 Rates are per $1,000 of the rider benefit amount.                          Minimum      $0.72   Minimum      $0.72
                                                                            Maximum      $2.28   Maximum      $2.28
                                                                            Example (9)  $2.28   Example (9)  $2.28
------------------------------------------------------ -------------------- -------------------- --------------------
 INSURANCE EXCHANGE RIDER                                      N/A                No Cost              No Cost
------------------------------------------------------ -------------------- -------------------- --------------------
 PAID-UP INSURANCE BENEFIT ENDORSEMENT                    When Benefit             3.5%                 3.5%
 Calculated as a percentage times the Account Value.         Elected
------------------------------------------------------ -------------------- -------------------- --------------------
 SCHEDULED INCREASE RIDER                                      N/A                No Cost              No Cost
------------------------------------------------------ -------------------- -------------------- --------------------
 SUPPLEMENTAL COVERAGE RIDER ("SCR")                         Monthly        Varies(3)            Varies(4)
 Cost of Insurance (rates are per $1,000 of net                             Minimum      $0.18   Minimum      $0.06
 amount at risk allocated to the SCR)                                       Maximum  $1,000.00   Maximum  $1,000.00
                                                                            Example(5)   $2.33   Example(5)   $0.25
------------------------------------------------------ -------------------- -------------------- --------------------
 Monthly Specified Amount Charge (rates are per                             Varies(4)            Varies(4)
 $1,000 of SCR Specified Amount)                                            Policy year 2:       Policy year 2:
                                                                            Minimum      $0.59   Minimum      $0.49
                                                                            Maximum     $43.76   Maximum     $36.47
                                                                            Example(5,10)$2.06   Example(5,11)$1.71
------------------------------------------------------ -------------------- -------------------- --------------------
 TERM INSURANCE RIDER                                        Monthly        Varies(3)            Varies(3)
 Rates are per $1,000 of the rider benefit amount.                          Minimum      $0.18   Minimum      $0.13
                                                                            Maximum   $1000.00   Maximum    $950.00
                                                                            Example(5)   $2.33   Example(5)   $1.74
------------------------------------------------------ -------------------- -------------------- --------------------
 TOTAL DISABILITY BENEFIT RIDER                              Monthly        Varies(3)            Varies(3)
 Rates are per $100 of the rider annual benefit                             Minimum      $0.74   Minimum      $0.74
 amount.                                                                    Maximum      $8.64   Maximum      $8.64
                                                                            Example(5)   $2.05   Example(5)   $2.05
------------------------------------------------------ -------------------- -------------------- --------------------
 WAIVER OF MONTHLY DEDUCTION RIDER                           Monthly        Varies (3)           Varies (3)
 Rates are per $100 of the Monthly Deduction.                               Minimum      $1.48   Minimum      $1.48
                                                                            Maximum     $17.28   Maximum     $17.28
                                                                            Example (5)  $4.10   Example (5)  $4.10
------------------------------------------------------ -------------------- -------------------- --------------------

Cost of Optional Features Table Footnotes:

    (1) Rate varies by Insured's gender and Attained Age.
    (2) "Example" charges assume an Insured who is male Attained Age 45.
    (3) Rate varies by Insured's gender, risk class and Attained Age.
    (4) Rate varies by Insured's gender, Issue Age, risk class, Specified Amount, and the amount of time the rider has been in force.
    (5) "Example" charges assume an Insured who is male, best risk class, age 45 when the rider is issued, a Specified Amount of $250,000, and that the rider coverage is in its first year.
    (6) The annual rate is $0.0000 in year 1 of the rider, $2.2212 in years 2-8, $1.7772 in year 9, $1.3332 in year 10, $0.8892 in year 11, $0.4452 in year
    12, and $0.00 thereafter. These same rates would apply for an increase in ABR Specified Amount at Attained Age 45.
    (7) The annual rate is $0.0000 in year 1 of the rider, $1.8504 in years 2-8, $1.4808 in year 9, $1.1112 in year 10, $0.7404 in year 11, $0.3708 in year
    12, and $0.00 thereafter. These same rates would apply for an increase in ABR Specified Amount at Attained Age 45.
    (8) Rate varies by Insured's Issue Age.
    (9) "Example" charges assume an Insured who is male Issue Age 35.
    (10) The annual rate is $0.7584 in year 1 of the rider, $2.0568 in years 2-6, $1.6452 in year 7, $1.2336 in year 8, $0.8232 in year 9, $0.4116 in year 10, and $0.00 thereafter. These same rates would apply for an increase in SCR Specified Amount at Attained Age 45.
    (11) The annual rate is $0.6324 in year 1 of the rider, $1.7136 in years 2-6, $1.3716 in year 7, $1.0284 in year 8, $0.6864 in year 9, $0.3432 in year 10, and $0.00 thereafter. These same rates would apply for an increase in SCR Specified Amount at Attained Age 45.

         We currently do not assess a separate charge against our Separate Account or Fixed Account for any income taxes. We may, however, make such a charge in the future if income or gains within the Separate Account will incur any income tax liability, or if tax treatment of our company changes.


Excel Performance VUL                    8                                   UC

         The next table describes interest rates charged on amounts borrowed from the Policy, net of 3.0% annual credited interest rate.

                                                                                   Guaranteed
NET INTEREST CHARGED ON LOANS                                   When Deducted       Maximum           Current
-------------------------------------------------------------- ---------------- ---------------- --------------------
LOAN ACCOUNT  (effective annual rates)
   Regular Loan Interest Rate                                     Upon each            1.0%             1.0%
   Preferred Loan Interest Rate  (available only after five        Policy
   policy years, on only a portion of the Policy Debt)           Anniversary.          0.5%             0.0%
-------------------------------------------------------------- ---------------- ---------------- --------------------

         PORTFOLIO COMPANY OPERATING EXPENSES

         The next table shows the minimum and maximum total operating expenses of the underlying portfolios. Expenses before and after any waivers or reductions are expressed as a percentage of average net assets as of December 31, 2007. The chart below the table lists information for each Subaccount's underlying portfolio. Actual fees and expenses for the underlying portfolios vary daily, so expenses for any given day may be greater or less than listed. More detail concerning each portfolio's fees and expenses is contained in the prospectus for that portfolio.

------------------------------------------------------------------------------- ------------------ --------------------
TOTAL ANNUAL PORTFOLIO COMPANY OPERATING EXPENSES
     Expenses that are deducted from portfolio assets, including                    Minimum             Maximum
     management fees, distribution and/or service (12b-1) fees, and other expenses
------------------------------------------------------------------------------- ------------------ ------------------
Before any Waivers and Reductions                                                     0.38% (1)          1.61% (2)
------------------------------------------------------------------------------- ------------------ ------------------
After any Waivers and Reductions (explained in the footnotes to the Portfolio         0.36% (1)          1.61% (2)
Expenses Table at the end of this section)
------------------------------------------------------------------------------- ------------------ ------------------
(1) Ameritas Money Market Portfolio
(2) CVS Social International Equity Portfolio
---------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------------
                                                                Acquired
                                                                Fund Fees      Total      Waivers       Total Expenses
Subaccount's underlying           Management   12b-1    Other      and       Portfolio     and        after waivers and
Portfolio Name*                      Fees      Fees**   Fees    Expenses***    Fees     Reductions    reductions if any
--------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
AIM VI, Series I (1)
---------------------------------------------------------------------------------------------------------------------
Global Real Estate                  0.75%       -       0.38%        -          1.13%        -          1.13%(2,3)
---------------------------------------------------------------------------------------------------------------------
International Growth                0.71%       -       0.36%      0.01%        1.08%      0.01%(4)     1.07% (3)
---------------------------------------------------------------------------------------------------------------------
Small Cap Equity                    0.75%       -       0.37%      0.01%        1.13%        -          1.13%(3)
---------------------------------------------------------------------------------------------------------------------
ALGER AMERICAN, Class O
---------------------------------------------------------------------------------------------------------------------
Balanced                            0.71%       -       0.13%        -          0.84%      0.04%(1)     0.80%
---------------------------------------------------------------------------------------------------------------------
Capital Appreciation                0.81%       -       0.155%       -          0.965%     0.035%(2)    0.93%
---------------------------------------------------------------------------------------------------------------------
AMERICAN CENTURY VP, Class I
---------------------------------------------------------------------------------------------------------------------
Mid Cap Value                       1.00%       -       0.01%        -          1.01%        -          1.01%
---------------------------------------------------------------------------------------------------------------------
CALVERT VARIABLE SERIES (1,2)
---------------------------------------------------------------------------------------------------------------------
Ameritas Core Strategies            0.80%       -       0.13%        -          0.93%        -          0.93%(3)


---------------------------------------------------------------------------------------------------------------------
Ameritas MidCap Growth              0.85%       -       0.17%        -          1.02%      0.08%        0.94%
---------------------------------------------------------------------------------------------------------------------
Ameritas MidCap Value               0.97%       -       0.17%        -          1.14%        -          1.14%(3)
---------------------------------------------------------------------------------------------------------------------
Ameritas Money Market               0.25%       -       0.13%        -          0.38%      0.02%        0.36%
---------------------------------------------------------------------------------------------------------------------
Ameritas Small Capitalization       0.90%       -       0.20%        -          1.10%      0.10%        1.00%
---------------------------------------------------------------------------------------------------------------------
Ameritas Small Company Equity       1.17%       -       0.27%        -          1.44%      0.11%        1.33%
---------------------------------------------------------------------------------------------------------------------
Income                              0.70%       -       0.17%        -          0.87%        -          0.87% (3)
---------------------------------------------------------------------------------------------------------------------
Social Balanced                     0.70%       -       0.20%        -          0.90%        -          0.90%
---------------------------------------------------------------------------------------------------------------------
Social Equity                       0.70%       -       0.41%        -          1.11%      0.03%        1.08% (3)
---------------------------------------------------------------------------------------------------------------------
Social International Equity         1.10%       -       0.51%        -          1.61%        -          1.61% (3)
---------------------------------------------------------------------------------------------------------------------
DWS VS I, Class A
---------------------------------------------------------------------------------------------------------------------
Capital Growth VIP                  0.37%       -       0.13%(1)     -          0.50%      0.01%(2)     0.49%
---------------------------------------------------------------------------------------------------------------------
DWS VS II, Class A
---------------------------------------------------------------------------------------------------------------------
Dreman Small Mid Value VIP          0.64%       -       0.14%(3)     -          0.78%        -          0.78%
---------------------------------------------------------------------------------------------------------------------
Global Thematic VIP                 0.92%       -       0.40%(3)   0.01%        1.33%     0.27%(4)      1.06%(5)
---------------------------------------------------------------------------------------------------------------------
FIDELITY (R) VIP, Initial Class
---------------------------------------------------------------------------------------------------------------------
Contrafund (R)                      0.56%       -       0.09%        -          0.65%        -          0.65%(1)
---------------------------------------------------------------------------------------------------------------------
Equity-Income                       0.46%       -       0.09%        -          0.55%        -          0.55%(1)
---------------------------------------------------------------------------------------------------------------------
High Income                         0.57%       -       0.11%        -          0.68%        -          0.68%
---------------------------------------------------------------------------------------------------------------------
Investment Grade Bond               0.32%       -       0.11%        -          0.43%        -          0.43%
---------------------------------------------------------------------------------------------------------------------
Mid Cap                             0.56%       -       0.11%        -          0.67%        -          0.67%(1)
---------------------------------------------------------------------------------------------------------------------
Overseas                            0.71%       -       0.14%        -          0.85%        -          0.85%(1)
---------------------------------------------------------------------------------------------------------------------
Strategic Income                    0.56%       -       0.17%        -          0.73%        -          0.73%
---------------------------------------------------------------------------------------------------------------------
FTVIPT, Class 2
---------------------------------------------------------------------------------------------------------------------
Franklin Income Securities(1)       0.45%    0.25%(2)   0.02%                   0.72%                   0.72%(3)
---------------------------------------------------------------------------------------------------------------------

IVY VIP
---------------------------------------------------------------------------------------------------------------------
Science and Technology              0.85%     0.25%     0.07%         -          1.17%       -      14  1.17%
---------------------------------------------------------------------------------------------------------------------

MFS(R) VIT, Initial Class
---------------------------------------------------------------------------------------------------------------------
Research International              0.90%       -       0.66%(1)     -          1.56%(1)   0.46%(2)     1.10%(1)
---------------------------------------------------------------------------------------------------------------------
Total Return                        0.75%       -       0.08%(1)     -          0.83%(1)   0.03%(3)     0.80%(1)
---------------------------------------------------------------------------------------------------------------------
Utilities                           0.75%       -       0.10%(1)     -          0.85%(1)   0.03%(4)     0.82%(1)
---------------------------------------------------------------------------------------------------------------------
Value                               0.75%       -       0.11%(1)     -          0.86%        -          0.86%(1)
---------------------------------------------------------------------------------------------------------------------



Excel Performance VUL                  9                                     UC

--------------------------------------------------------------------------------------------------------------------------
                                                                Acquired
                                                                Fund Fees      Total      Waivers       Total Expenses
Subaccount's underlying           Management   12b-1    Other      and       Portfolio     and        after waivers and
Portfolio Name*                      Fees      Fees**   Fees    Expenses***    Fees     Reductions    reductions if any
--------------------------------------------------------------------------------------------------------------------------
NEUBERGER BERMAN AMT, Class I(1)
---------------------------------------------------------------------------------------------------------------------
Guardian                            0.85%       -       0.16%        -          1.01%        -          1.01%
---------------------------------------------------------------------------------------------------------------------
OPPENHEIMER, Non-Service Shares
---------------------------------------------------------------------------------------------------------------------
Global Securities                   0.62%       -       0.03%(1)     -          0.65%        -          0.65%
---------------------------------------------------------------------------------------------------------------------
PIMCO VIT, Administrative Class
---------------------------------------------------------------------------------------------------------------------
Total Return                        0.40%       -       0.43%(1)     -          0.83%        -          0.83%(2)
---------------------------------------------------------------------------------------------------------------------
SUMMIT
---------------------------------------------------------------------------------------------------------------------
EAFE International Index            0.56%       -       0.69%(2)   0.02%        1.27%      0.30%(3)     0.97%
---------------------------------------------------------------------------------------------------------------------
Inflation Protected Plus            0.50%       -       0.25%(2)   0.01%        0.76%        -          0.76%
---------------------------------------------------------------------------------------------------------------------
Lehman Aggregate Bond Index         0.30%       -       0.29%      0.01%        0.60%        -          0.60%
---------------------------------------------------------------------------------------------------------------------
Lifestyle ETF Aggressive            0.55%       -       0.20%(2)   0.25%        1.00%        -          1.00%
---------------------------------------------------------------------------------------------------------------------
Lifestyle ETF Conservative          0.55%       -       0.20%(2)   0.23%        0.98%        -          0.98%
---------------------------------------------------------------------------------------------------------------------
Lifestyle ETF Target                0.55%       -       0.20%(2)   0.26%        1.01%        -          1.01%
---------------------------------------------------------------------------------------------------------------------
Nasdaq-100 Index                    0.35%       -       0.30%(2)   0.01%        0.66%        -          0.66%
---------------------------------------------------------------------------------------------------------------------
Natural Resources                   0.55%       -       0.20%(2)   0.56%        1.31%        -          1.31%
---------------------------------------------------------------------------------------------------------------------
Russell 2000 Small Cap Index        0.35%       -       0.29%      0.03%        0.67%        -          0.67%
---------------------------------------------------------------------------------------------------------------------

S&P 500****                         0.25%       -       0.20%        -          0.45%      0.06%(4)     0.39%
---------------------------------------------------------------------------------------------------------------------
S&P MidCap 400 Index****            0.30%       -       0.22%      0.01%        0.53%        -          0.53%
---------------------------------------------------------------------------------------------------------------------
Zenith                              0.64%       -       0.23%      0.01%        0.88%        -          0.88%
---------------------------------------------------------------------------------------------------------------------
T. ROWE PRICE
---------------------------------------------------------------------------------------------------------------------
Blue Chip Growth-II                 0.85%     0.25%       -          -          1.10%        -          1.10%
---------------------------------------------------------------------------------------------------------------------
Equity Income-II                    0.85%     0.25%       -          -          1.10%        -          1.10%
---------------------------------------------------------------------------------------------------------------------
THIRD AVENUE
---------------------------------------------------------------------------------------------------------------------
Value                               0.90%       -       0.27%        -          1.17%        -          1.17%
---------------------------------------------------------------------------------------------------------------------
UIF, Class I
---------------------------------------------------------------------------------------------------------------------
Emerging Markets Equity             1.21%       -       0.37%      0.02%(1)     1.60%        -          1.60%
---------------------------------------------------------------------------------------------------------------------

AIM (1) Except as otherwise noted, figures shown in the table are for the year ended December 31, 2007 and are expressed as a percentage of the Fund's average daily net assets. There is no guarantee that actual expenses will be the same as those shown in the table.
AIM (2) Effective July 1, 2007, the Board of Trustees approved a reduced contractual advisory fee schedule for the Fund. Prior to such date, the Funds' advisor had contractually agreed to waive advisory fees to the same reduced advisory fee schedule. The maximum annual advisory fee rate ranges from 0.75% (for average net assets up to $250 million) to 0.68% (for average net assets over $10 billion). Management Fees and Waivers and Reductions have been restated to reflect the new fee schedule.
AIM (3) The Fund's advisor has contractually agreed to waive advisory fees and/or reimburse expenses of Series I shares to the extent necessary to limit Total Portfolio Fees (excluding certain items discussed below) of Series I shares to 1.30% for Global Real Estate and International Growth and 1.15% for Small Cap Equity, of average daily net assets. In determining the advisor's obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account, and could cause the Total Portfolio Fees to exceed the numbers reflected above: (i) interest; (ii) taxes; (iii) dividend expense on short sales; (iv) extraordinary items; (v) expenses related to a merger or reorganization, as approved by the Fund's Board of Trustees; and (vi) expenses that the Fund has incurred but did not actually pay because of an expense offset arrangement. Currently, the expense offset arrangements from which the Fund may benefit are in the form of credits that the Fund receives from banks where the Fund or its transfer agent has deposit accounts in which it holds uninvested cash. The expense limitation agreement is in effect through at least April 30, 2009.
AIM (4) Effective July 1, 2007, through at least April 30, 2009, Invesco Aim contractually agreed to waive advisory fees in an amount equal to 100% of the advisory fee Invesco Aim receives from affiliated money market funds on investments by the fund in such affiliated money market funds. Fee Waiver reflects this agreement.

Alger (1) Effective December 1, 2006 through November 30, 2011, the Manager has contractually agreed to waive 0.04% of its Advisory Fees.
Alger (2) Effective December 1, 2006 through November 30, 2011, the Manager has contractually agreed to waive 0.035% of its Advisory Fees.

Calvert (1) The Investment Advisor (Calvert Asset Management Company, Inc.) has contractually agreed to limit direct net annual portfolio operating expenses through April 30, 2009, as shown below. Under the terms of the contractual expense limitation, operating expenses do not include interest expense, brokerage commissions, taxes and extraordinary expenses.
                 Ameritas Core Strategies                        0.95%
                 Ameritas MidCap Growth                          0.94%
                 Ameritas Money Market                           0.36%
                 Ameritas Small Capitalization                   1.00%
                 Ameritas Small Company Equity                   1.33%
                 Social Equity                                   1.08%
Each Portfolio has an expense offset arrangement with the custodian bank whereby the custodian's fees may be paid indirectly by credits on the Portfolio's uninvested cash balances. These credits are used to reduce the Portfolio's expenses. Under those circumstances where the Advisor has provided to the Portfolio a contractual expense limitation, and to the extent any expense offset credits are earned, the Advisor may benefit from the expense offset arrangement and the Advisor's obligation under the contractual limitation may be reduced by the credits earned.
Calvert (2) Management fees for the Calvert Variable Series, Inc. Portfolios include both the investment advisory fee paid by each Portfolio to the Advisor and the administrative fee paid by the Portfolio to Calvert Administrative Services Company, an affiliate of the Advisor. The administrative fees (as a percentage of net assets) are as follows: 0.05% for each Ameritas Portfolio, 0.30% for Income, 0.275% for Social Balanced, 0.20% for Social Equity and 0.35% for Social International Equity.
Calvert (3) "Total Portfolio Fees" reflect an indirect fee and fees before waivers. Indirect fees result from a Portfolio's offset arrangement with the custodian bank whereby the custodian's fees may be paid indirectly by credits on the Portfolio's uninvested cash balances. These credits are used to reduce the Portfolio's expenses. Net operating expenses after reductions for fees paid indirectly and fee waivers would be as follows:
               Ameritas Core Strategies                        0.91%


Excel Performance VUL                    10                                  UC

               Ameritas MidCap Value                           1.04%
               Income                                          0.84%
               Social Equity                                   1.05%
               Social International Equity                     1.59%
DWS (1) "Other Fees" are based on estimated amounts for the current fiscal year. Actual expenses may be different.
DWS (2) Through 4/30/2010, the Advisor has contractually agreed to waive all or a portion of its management fee and reimburse or pay operating expenses of the fund to the extent necessary to maintain the fund's operating expenses at 0.49%, excluding certain expenses such as extraordinary expenses, taxes, brokerage and interest.
DWS (3) Restated on an annual basis to reflect approved fee changes taking effect on May 1, 2008. Includes a 0.10% administrative services fee paid to the Advisor.
DWS (4) Through 4/30/2009, the Advisor has contractually agreed to waive all or a portion of its management fee and reimburse or pay operating expenses of the fund to the extent necessary to maintain the fund's operating expenses at 1.06%, excluding certain expenses such as extraordinary expenses, taxes, brokerage and interest.
DWS (5) In addition to the expenses that the portfolio bears directly, the portfolio's shareholders indirectly bear the expenses of the underlying portfolios in which the portfolio invests. The portfolio's estimated indirect expense from investing in the underlying portfolios, based on its expected allocations to the underlying portfolios, is as shown in the table.
Fidelity (1) A portion of the brokerage commissions that the fund pays may be reimbursed and used to reduce the fund's expenses. In addition, through arrangements with the fund's custodian, credits realized as a result of uninvested cash balances are used to reduce the fund's custodian expenses. These offsets may be discontinued at any time. Including these reductions, the total class operating expenses would have been:
                 Contrafund                         0.64%
                 Equity-Income                      0.54%
                 Mid Cap                            0.66%
                 Overseas                           0.82%
FTVIPT (1) The Fund administration fee is paid indirectly through the management fee.
FTVIPT (2) While the maximum amount payable under the Fund's Class 2 rule 12b-1 plan is 0.35% per year of the Fund's average daily net assets, the Fund's board of trustees has set the current rate at 0.25% per year through April 30, 2009. FTVIPT (3) Fund shares are held by a limited number of Insurers and, when applicable, Funds of Funds. Substantial withdrawals by one or more Insurers or Funds of Funds could reduce Fund assets, causing total Fund expenses to become higher than those shown.
MFS (1) The fund has entered into an expense offset arrangement that reduces the fund's custodian fee based upon the amount of cash maintained by the fund with its custodian. Such fee reduction is not reflected in the table. Had this fee reduction been taken into account, "Total Expenses" would be lower.
MFS (2) MFS has agreed in writing to bear the funds' expenses such that "Total Portfolio Fees", determined without giving effect to the expense offset arrangements described above, do not exceed 1.10% annually. This written agreement excludes interest, taxes, extraordinary expenses, brokerage and transaction costs and investment-related expenses and will continue until modified by the fund's Board of Trustees.
MFS (3) MFS has agreed in writing to reduce its management fee to 0.65% annually on average daily net assets in excess of $3 billion. This written agreement will remain in effect until modified by the fund's Board of Trustees.
MFS (4) MFS has agreed in writing to reduce its management fee to 0.70% annually on average daily net assets in excess of $1 billion. This written agreement will remain in effect until modified by the fund's Board of Trustees.
Neuberger Berman (1) Neuberger Berman Management Inc. ("NBMI") has undertaken through December 31, 2011 to waive fees and/or reimburse certain operating expenses, including the compensation of NBMI (except with respect to the Guardian Portfolio) and excluding taxes, interest, extraordinary expenses, brokerage commissions and transaction costs, that exceed, in the aggregate, 1% of average daily net asset value. The expense limitation arrangements for the Portfolios are contractual and any excess expenses can be repaid to NBMI within three years of the year incurred, provided such recoupment would not cause a Portfolio to exceed its respective limitation.
Oppenheimer (1) The "Other Fees" in the table are based on, among other things, the fees the Fund would have paid if the transfer agent had not waived a portion of its fee under a voluntary undertaking to the Fund to limit these fees to 0.35% of average daily net assets per fiscal year. That undertaking may be amended or withdrawn at any time. For the Fund's fiscal year ended December 31, 2007, the transfer agent fees did not exceed the expense limitation described above. The Manager will voluntarily waive and/or reimburse Fund expenses in an amount equal to the indirect management fees incurred through the Fund's investment in Oppenheimer Institutional Money Market Fund ("IMMF"). During the fiscal year, these amounts were not material to the above ratios. The Fund also receives certain credits from the Fund's custodian that, during the fiscal year, reduced its custodial expenses (by less than 0.01% of average daily net assets). PIMCO (1) "Other Fees" reflect an administrative fee of 0.25% and interest expense. Interest expense is generally incurred as a result of investment management activities.
PIMCO (2) PIMCO Cayman Commodity Portfolio I LTD. (the Subsidiary) has entered into a separate contract with the advisor for the management of the Subsidiary's portfolio pursuant to which the Subsidiary pays the advisor at the annual rates of 0.49% for a management fee and 0.20% for an administration fee.
Summit (1) The adviser has contractually agreed to waive administration fees for the Bond Portfolio, as long as that Portfolio's direct operating expense ratio exceeds 0.75%. Expenses of Acquired Funds are not included in this arrangement. Summit (2) The fund does not bear any direct operating expenses above the amount disclosed; any additional direct operating expenses are borne by the adviser according to the terms of the advisory agreement. Expenses of Acquired Funds are not included in this arrangement.
Summit (3) The adviser has agreed to waive its fees and/or reimburse expenses of the portfolio to the extent necessary, to limit direct operating expenses to 0.95% of the average daily net assets of the portfolio until May 1, 2009. Expenses of Acquired Funds are not included in this arrangement.
Summit (4) The adviser has agreed to waive its fees and/or reimburse expenses of the portfolio to the extent necessary, to limit direct operating expenses to 0.39% of the average daily net assets of the portfolio until May 1, 2009. Expenses of Acquired Funds are not included in this arrangement.

UIF (1) The Portfolio may invest a portion of its assets in other investment companies (the "Acquired Funds"). The Portfolio's shareholders indirectly bear a pro rata portion of the expenses of the Acquired Funds in which the Portfolio invests. Actual Acquired Fund expenses incurred by the Portfolio may vary with changes in the allocation of Portfolio assets among the Acquired Funds and with other events that directly affect the expenses of the Acquired Funds. Since "Acquired Fund Fees and Expenses" are not directly borne by the Portfolio, they are not reflected in the Portfolio's financial statements, with the result that the information presented in the table will differ from that presented in the Financial Highlights section of the Portfolio prospectus.

Excel Performance VUL                  11                                     UC

* Short cites are used in this list. The "Investment Options" section uses complete Portfolio names.

** Portfolios pay 12b-1 fees to us pursuant to Rule 12b-1 under the Investment Company Act of 1940, which allows investment companies to pay fees out of portfolio assets to those who sell and distribute portfolio shares. Some portfolios may also pay 0.05 to 0.25 percent of annual portfolio assets for our providing shareholder support and marketing services.

*** Some portfolios invest in other investment companies (the "acquired portfolios"). In these instances, portfolio shareholders indirectly bear the fees and expenses of the acquired portfolios.

**** "Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard & Poor's 500,"
and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by us and Summit. The Product is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Product. The Statement of Additional Information sets forth certain additional disclaimers and limitations of liabilities on behalf of S&P as set forth in the Licensing Agreement between S&P and us.

CHARGES EXPLAINED

         The following repeats and adds to information provided in the CHARGES section where the amount of each charge is shown. Please review both prospectus sections, and the Policy, for information on charges. For those Policies issued on a unisex basis in certain states or in certain cases, gender-distinct rates do not apply. Certain charges expressly permit you to designate the Investment Options from which the charge is to be deducted. If there are insufficient funds in such a designated Investment Option, and for all other charges deducted from total Account Value, charges are deducted Pro-Rata from your selected Subaccount and Fixed Account Investment Options.

         TRANSACTION CHARGES

o        Premium Charge
         We currently charge a percentage of each Policy premium payment we receive as a Premium Charge. This charge partially offsets state and local premium taxes and federal taxes on certain capitalized acquisition expenses. We do not expect to profit from this charge. Our current charge is less than our guaranteed maximum amount for this charge.

o        Surrender Charge
         Upon a full Surrender from your Policy, we deduct a Surrender Charge from the total Account Value. The amount of this charge varies by the Insured's gender, Issue Age (or Attained Age at the time of any increase), risk class, Specified Amount of insurance coverage, and the length of time the Policy has been in force. Surrender Charges apply during the first 12 Policy years and for the first 12 Policy years after an increase in Specified Amount. The initial Surrender Charge applies from the Policy Date. In the event of an increase in the Specified Amount, the Surrender Charge will increase. You will receive a revised Policy schedule reflecting the increase. Taxes and tax penalties may apply.

o        Partial Withdrawal Charge
         Upon a partial withdrawal from your Policy, we may assess a partial withdrawal charge. The partial withdrawal charge will be allocated the same as the partial withdrawal itself. Taxes and tax penalties may apply.

o      Transfer Charge
         We may charge a transfer charge for any transfer in excess of 15 transfers per Policy year. You may tell us how to allocate the transfer charge.

o        Periodic Charges:
         Monthly Deductions from Account Value

         On each Monthly Date, we will deduct an amount from your Account
Value to pay us for providing the benefits of the Policy. This amount is called the Monthly Deduction. It equals the sum of monthly charges for the cost of insurance, administrative charge, specified amount charge, and the costs of any riders. You may tell us how to allocate the Monthly Deduction.

Excel Performance VUL                   12                                   UC

o        Cost of Insurance Charge
         The cost of insurance rate per $1,000 of Net Amount at Risk cannot exceed the guaranteed cost of insurance rate that is set forth in the Policy. The maximum cost of insurance each month can be determined by using the guaranteed cost of insurance rate in the formula for cost of insurance, below.

         The cost of insurance charge is for providing insurance protection under the Policy. Because the cost of insurance charge depends upon several variables, the cost for each Policy can vary from month to month. The cost of insurance rate for the Specified Amount of insurance coverage varies by the Insured's gender, Issue Age, risk class, Specified Amount and the length of time the Policy has been in force. The cost of insurance rate for an increase in Specified Amount varies by the Insured's gender, age and risk class at the time of the increase, Specified Amount and the length of time the Policy has been in force since the increase. We may use current cost of insurance rates less than those shown in the Policy, and reserve the right to change them so long as they do not exceed the maximum rates shown in the Policy. Changes will apply equally to similarly situated Policy Owners and be based on changes in future expectations of factors such as investment earnings, mortality, persistency, and expenses. We expect a profit from this charge. Ask for a Policy illustration or see your Policy for these charges applicable to you.

     The Cost of Insurance each month equals:
     -   The Net Amount at Risk for the month; multiplied by
     -   The cost of insurance rate per $1,000 of Net Amount at Risk; divided by
     -   $1,000.

o        Administrative Charge
         This monthly charge partially compensates us for our costs in issuing and administering the Policy and operating the Separate Account. We do not anticipate making a profit from this charge. The maximum monthly administrative charge is shown on your Policy schedule.

o        Specified Amount Charge

         For certain risk classes and Issue Ages, the maximum cost of insurance rates and other Policy charges are insufficient to cover our costs in issuing and administering the Policy, operating the Separate Account, and providing the benefits under the Policy. The Specified Amount charge partially compensates us for these costs. We do not anticipate making a profit from this charge. The maximum monthly Specified Amount charge, if any, is shown on your Policy schedule. Any increase in Specified Amount will result in an additional monthly Specified Amount charge, unless the applicable rate at the time of the increase is zero.

o        Costs of Optional Features
         The cost for any optional features you select (sometimes called Policy "Riders") is also deducted monthly from Account Value. See the CHARGES section for information about the costs of these features, and refer to APPENDIX A for descriptions of these features.

         PERIODIC CHARGES:
         DAILY DEDUCTIONS FROM SEPARATE ACCOUNT ASSETS

         The following charges are applied daily to Separate Account assets in determining the daily Accumulation Unit value of each Subaccount.

o        Risk Charge
         The Risk Charge is for the mortality risks we assume - that Insureds may live for shorter periods of time than we estimate, and also compensates us for the Policy expense risks we assume. If this charge exceeds our actual costs to cover these risks, the excess goes to our general account. Conversely, if this charge is not enough, we bear the additional expense, not you. We expect a profit from this charge.

o        Policy Debt
         If you borrow from your Account Value, interest accrues on outstanding loan amounts. After five Policy years, a lower interest rate may be available for a portion of your Policy Debt. See the POLICY DEBT section for more information on applicable interest rates.

Excel Performance VUL                  13                                    UC

o        Portfolio Charges
         Each Subaccount's underlying portfolio has investment advisory expenses. These expenses, as of the end of each portfolio's last fiscal year, are stated in this prospectus' CHARGES section and described in more detail in each portfolio's prospectus. A portfolio's charges and expenses are not deducted from your Account Value. Instead, they are reflected in the daily value of portfolio shares which, in turn, will affect the daily Accumulation Unit value of the Subaccounts. These charges and expenses help to pay the portfolio's investment adviser and operating expenses.



INVESTMENT OPTIONS

         The Policy allows you to choose from a wide array of Investment Options
- each chosen for its potential to meet specific investment objectives.

         You may allocate all or a part of your premiums among the Separate Account variable Investment Options ("Subaccounts") or the Fixed Account option. Allocations must be in whole percentages and total 100%. The Subaccounts, which invest in underlying portfolios, are listed and described in this section of this prospectus.

         SEPARATE ACCOUNT VARIABLE INVESTMENT OPTIONS

         The Separate Account provides you with variable Investment Options in the form of underlying portfolio investments. Each underlying portfolio is an open-end investment management company. When you allocate investments to an underlying portfolio, those investments are placed in a Subaccount of the Separate Account corresponding to that portfolio, and the Subaccount in turn invests in the portfolio. The Account Value of your Policy depends directly on the investment performance of the portfolios that you select.

         The Separate Account is registered with the SEC as a unit investment trust. However, the SEC does not supervise the management or the investment practices or policies of the Separate Account or Union Central. Under Ohio law, we own the Separate Account assets, but they are held separately from our other assets and are not charged with any liability or credited with any gain of business unrelated to the Separate Account. Our Separate Account may be (i) operated as an investment management company or any other form permitted by law,
(ii) deregistered with the SEC if registration is no longer required, or (iii) combined with one or more other separate accounts. To the extent permitted by law, we also may transfer assets of the Separate Account to other accounts.

     The underlying portfolios in the Separate Account are NOT publicly traded mutual funds, and are NOT the same as other publicly traded mutual funds with very similar names. The portfolios are only available as separate account Investment Options in life insurance or variable annuity policies issued by insurance companies, or through participation in certain qualified pension or retirement plans.
     Even if the investment objectives and policies of some underlying portfolios available under the Policy may be very similar to the investment objectives and policies of publicly traded mutual funds that may be managed by the same investment adviser, the investment performance and results of the portfolios available under the Policy may vary significantly from the investment results of such other publicly traded mutual funds.
     Read the prospectuses for the underlying portfolios together with this prospectus for more information.

         Any and all distributions made by the underlying portfolios, with respect to the shares held by the Separate Account, will be reinvested in additional shares at net asset value. We are responsible to you for meeting the obligations of the Policy, but we do not guarantee the investment performance of any of the variable Investment Options' underlying portfolios. We do not make any representations about their future performance.

The value of your Policy will go up () or down () based on the investment performance of the variable Investment Options you choose. The investment results of each variable Investment Option are likely to differ significantly, and vary over time. They do not earn a fixed interest rate. Please consider carefully, and on a continuing basis, which Investment Options best suit your long-term investment objectives and risk tolerance.

           You bear the risk that the variable Investment Options you select may fail to meet their objectives, that they
          could decrease in value, and that you could lose principal.


 Excel Performance VUL                 14                                    UC

         Each Subaccount's underlying portfolio operates as a separate variable Investment Option, and generally the income or loss of one has no effect on the investment performance of any other. Complete descriptions of each portfolio's investment objectives and restrictions and other material information related to an investment in the variable Investment Option are contained in the prospectuses for each of the underlying portfolios which accompany this prospectus. You should read the prospectus for an underlying portfolio for more information about that portfolio, including detailed information about the portfolio's fees and expenses, investment strategy and investment objectives, restrictions, and potential risks, such as those related to mixed and shared funding for portfolios that are also offered through individual variable annuities, other variable life insurance policies, and qualified pension and retirement plans (see the Transfers section, Omnibus Orders). To get a copy of any portfolio prospectus, contact your representative or us as shown on the Table of Contents page or the last page of this prospectus.

         The Subaccount underlying portfolios listed below are designed primarily as investments for variable annuity and variable life insurance policies issued by insurance companies. They are not publicly traded mutual funds available for direct purchase by you. There is no assurance the investment objectives will be met.

--------------------------------------------------------------------------------------------------------------------
                         FUND NAME                                             INVESTMENT ADVISER
Portfolio Name - Subadviser(s)                               Portfolio Type / Summary of Investment Strategy
--------------------------------------------------------------------------------------------------------------------
                AIM Variable Insurance Funds                               Invesco Aim Advisors, Inc.
--------------------------------------------------------------------------------------------------------------------
AIM V.I. Global Real Estate Fund, Series I -                 High total return through growth of capital and
                                                             current income.
--------------------------------------------------------------------------------------------------------------------
AIM V.I. International Growth Fund, Series I -               Long-term growth of capital.
--------------------------------------------------------------------------------------------------------------------
AIM V.I.  Small Cap Equity Fund, Series I -                  Long-term growth of capital.
--------------------------------------------------------------------------------------------------------------------

- Subadvisers:  Invesco Trimark Ltd.; Invesco Global Asset Management (N.A.), Inc.; Invesco Institutional
  (N.A.), Inc.; Invesco Senior Secured Management, Inc.; Invesco Hong Kong Limited; Invesco Asset Management
  Limited; Invesco Asset Management (Japan) Limited; Invesco Asset Management Deutschland, GmbH; and Invesco
  Australia Limited

--------------------------------------------------------------------------------------------------------------------
                  The Alger American Fund                                 Fred Alger Management, Inc.
--------------------------------------------------------------------------------------------------------------------
Alger American Balanced Portfolio, Class O                   Current income and long-term capital appreciation.
--------------------------------------------------------------------------------------------------------------------
Alger American Capital Appreciation Portfolio, Class O       Long-term capital appreciation.
--------------------------------------------------------------------------------------------------------------------
                American Century Investments                      American Century Investment Management, Inc.
--------------------------------------------------------------------------------------------------------------------
American Century VP Mid Cap Value Fund, Class I              Long-term capital growth; income is secondary.
--------------------------------------------------------------------------------------------------------------------
               Calvert Variable Series, Inc.*                        Calvert Asset Management Company, Inc.
--------------------------------------------------------------------------------------------------------------------
Ameritas Core Strategies Portfolio - Thornburg Investment    Long-term capital appreciation; current income is
Management, Inc.                                             secondary.


--------------------------------------------------------------------------------------------------------------------
Ameritas MidCap Growth Portfolio - Fred Alger                Long-term capital appreciation.
--------------------------------------------------------------------------------------------------------------------
Ameritas MidCap Value Portfolio - RiverSource Investments,   Long-term capital appreciation.
LLC
--------------------------------------------------------------------------------------------------------------------
Ameritas Money Market Portfolio                              Money market: current income.
--------------------------------------------------------------------------------------------------------------------
Ameritas Small Capitalization Portfolio - Eagle Asset        Long-term capital appreciation.
Management, Inc.
--------------------------------------------------------------------------------------------------------------------
Ameritas Small Company Equity Portfolio - OFI Institutional  Long-term capital appreciation.
Asset Management Inc.
--------------------------------------------------------------------------------------------------------------------
Income Portfolio                                             Long-term income.
--------------------------------------------------------------------------------------------------------------------
Social Balanced Portfolio - Equity Portion: New Amsterdam    Income and capital growth.
Partners LLC; Fixed Income Portion: No Subadviser
--------------------------------------------------------------------------------------------------------------------
Social Equity Portfolio - Atlanta Capital Management         Capital growth.
Company, L.L.C.
--------------------------------------------------------------------------------------------------------------------
Social International Equity Portfolio - Acadian Asset        Growth.
Management, Inc.
--------------------------------------------------------------------------------------------------------------------
                   DWS Variable Series I                          Deutsche Investment Management Americas Inc.
--------------------------------------------------------------------------------------------------------------------
DWS Capital Growth VIP Portfolio, Class A                    Long-term capital growth.
--------------------------------------------------------------------------------------------------------------------
                   DWS Variable Series II                         Deutsche Investment Management Americas Inc.
--------------------------------------------------------------------------------------------------------------------
DWS Dreman Small Mid Cap Value VIP Portfolio, Class A        Long-term capital growth.
--------------------------------------------------------------------------------------------------------------------
DWS Global Thematic VIP Portfolio, Class A                   Long-term capital growth.
--------------------------------------------------------------------------------------------------------------------
           Fidelity(R) Variable Insurance Products                     Fidelity Management & Research Company
--------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Contrafund(R) Portfolio, Initial Class       Long-term growth.
--------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Equity-Income Portfolio, Initial Class       Index:  S&P 500 Index.
--------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP High Income Portfolio, Initial Class         Income and growth.
--------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Investment Grade Bond Portfolio,             Bond.
Initial Class
--------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Mid Cap Portfolio, Initial Class             Long-term growth.
--------------------------------------------------------------------------------------------------------------------

Excel Performance VUL                  15                                    UC


--------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Overseas Portfolio, Initial Class            Long-term growth.
--------------------------------------------------------------------------------------------------------------------
Fidelity(R) VIP Strategic Income Portfolio, Initial Class    Income.
--------------------------------------------------------------------------------------------------------------------
    Franklin Templeton Variable Insurance Products Trust                    Franklin Advisers, Inc.
--------------------------------------------------------------------------------------------------------------------
Franklin Income Securities Fund, Class 2                     Income.
--------------------------------------------------------------------------------------------------------------------

       Ivy Funds Variable Insurance Portfolios, Inc.              Waddell & Reed Investment Management Company
--------------------------------------------------------------------------------------------------------------------
Ivy Funds VIP Science and Technology                         Long-term capital growth.
--------------------------------------------------------------------------------------------------------------------

              MFS(R) Variable Insurance TrustSM                       Massachusetts Financial Services Company
--------------------------------------------------------------------------------------------------------------------
MFS(R) VIT Research International Series, Initial Class      Capital appreciation.
--------------------------------------------------------------------------------------------------------------------
MFS(R) VIT Total Return Series, Initial Class                Total return.
--------------------------------------------------------------------------------------------------------------------
MFS(R) VIT Utilities Series, Initial Class                   Total return.
--------------------------------------------------------------------------------------------------------------------
MFS(R) VIT Value Series, Initial Class                       Capital appreciation.
--------------------------------------------------------------------------------------------------------------------
         Neuberger Berman Advisers Management Trust                     Neuberger Berman Management Inc.
--------------------------------------------------------------------------------------------------------------------
Neuberger Berman AMT Guardian Portfolio, Class I             Long-term capital growth; income is secondary.
--------------------------------------------------------------------------------------------------------------------
             Oppenheimer Variable Account Funds                              OppenheimerFunds, Inc.
--------------------------------------------------------------------------------------------------------------------
Oppenheimer Global Securities Fund/VA, Non-Service Shares    Long-term capital appreciation.
--------------------------------------------------------------------------------------------------------------------
               PIMCO Variable Insurance Trust                      Pacific Investment Management Company LLC
--------------------------------------------------------------------------------------------------------------------
PIMCO Total Return Portfolio, Administrative Class           Total return.
--------------------------------------------------------------------------------------------------------------------
     Summit Mutual Funds, Inc., Summit Pinnacle Series*                 Summit Investment Partners, Inc.
--------------------------------------------------------------------------------------------------------------------
Summit EAFE International Index Portfolio                    Index:  MSCI EAFE Index.
--------------------------------------------------------------------------------------------------------------------
Summit Inflation Protected Plus Portfolio                    Inflation-adjusted income.
--------------------------------------------------------------------------------------------------------------------
Summit Lehman Aggregate Bond Index Portfolio                 Index:  Lehman Aggregate Bond Index.
--------------------------------------------------------------------------------------------------------------------
Summit Lifestyle ETF Market Strategy Aggressive Portfolio    Target allocation - Aggressive.
--------------------------------------------------------------------------------------------------------------------
Summit Lifestyle ETF Market Strategy Conservative Portfolio  Target allocation - Conservative.
--------------------------------------------------------------------------------------------------------------------
Summit Lifestyle ETF Market Strategy Target Portfolio        Target allocation - Moderate.
--------------------------------------------------------------------------------------------------------------------
Summit Nasdaq-100 Index Portfolio                            Index:  Nasdaq-100 Index.
--------------------------------------------------------------------------------------------------------------------
Summit Natural Resources Portfolio                           Specialty.
--------------------------------------------------------------------------------------------------------------------
Summit Russell 2000 Small Cap Index Portfolio                Index:  Russell 2000 Index.
--------------------------------------------------------------------------------------------------------------------
Summit S&P 500 Index Portfolio                               Index:  S&P 500 Index.
--------------------------------------------------------------------------------------------------------------------
Summit S&P MidCap 400 Index Portfolio                        Index:  S&P MidCap 400 Index.
--------------------------------------------------------------------------------------------------------------------

Summit Zenith Portfolio                                      Long-term capital appreciation.

--------------------------------------------------------------------------------------------------------------------
             T. Rowe Price Equity Series, Inc.                           T. Rowe Price Associates, Inc.
--------------------------------------------------------------------------------------------------------------------
T. Rowe Price Blue Chip Growth Portfolio-II                  Long-term capital growth and income.
--------------------------------------------------------------------------------------------------------------------
T. Rowe Price Equity Income Portfolio-II                     Substantial dividend income and long-term
                                                             capital appreciation.
--------------------------------------------------------------------------------------------------------------------
             Third Avenue Variable Series Trust                           Third Avenue Management LLC
--------------------------------------------------------------------------------------------------------------------
Third Avenue Value Portfolio                                 Long-term capital growth.
--------------------------------------------------------------------------------------------------------------------
          The Universal Institutional Funds, Inc.                  Morgan Stanley Investment Management Inc.,
                                                                                 dba Van Kampen
--------------------------------------------------------------------------------------------------------------------
UIF Emerging Markets Equity Portfolio, Class I               Long-term capital appreciation.
--------------------------------------------------------------------------------------------------------------------


* These funds and their investment advisers are part of the UNIFI Mutual Holding Company ("UNIFI"), the ultimate parent of Union Central. Also, Ameritas Investment Corp., a majority owned indirect subsidiary of UNIFI, is the underwriter for the Summit Mutual Funds, Inc., Summit Pinnacle Series.


o     Adding, Deleting, or Substituting Variable Investment Options

      We do not control the Subaccounts' underlying portfolios, so we cannot guarantee that any of the portfolios will always be available.

      We retain the right to add or change the investments of the Separate Account, and to eliminate the shares of any Subaccount's underlying portfolio and substitute shares of another series fund portfolio if the shares of an underlying portfolio are no longer available for investment or if, in our judgment, investment in the portfolio would be inappropriate in view of the purposes of the Separate Account. We may add new Separate Account underlying portfolios or eliminate existing underlying portfolios, when, in our sole discretion, conditions warrant a change. In all of these situations, we will receive any necessary SEC and state approval before making any such change.
      Our Separate Account may be (i) operated as an investment management company or any other form permitted by law, (ii) deregistered with the SEC if registration is no longer required, or (iii) combined with one or more other separate accounts. To the extent permitted by law, we also may transfer assets of the Separate Account to other accounts. Where permitted by applicable law, we reserve the right to remove, combine or add Subaccounts. Subaccounts may be closed to new or subsequent transfers or allocations. We will receive any necessary SEC and state approval before making any such change.
      We will notify you of any changes to the variable investment options.


Excel Performance VUL                  16                                   UC

o      Voting Rights
         As a Policy Owner, you may have voting rights in the portfolios whose shares underlie the Subaccounts in which you invest. You will receive proxy material, reports, and other materials relating to each underlying portfolio in which you have voting rights. If you send us written voting instructions, we will follow your instructions in voting the portfolio shares attributable to your Policy. If you do not send us written instructions, we will vote those shares in the same proportions as we vote the shares for which we have received instructions from other Policy owners. We will vote shares that we hold in the same proportions as we vote the shares for which we receive instructions from other Policy owners. It is possible that a small number of Policy owners can determine the outcome of a voting proposal. The underlying portfolios may not hold routine annual shareholder meetings.

         FIXED ACCOUNT OPTION

         The Policy has one fixed interest rate option ("Fixed Account"), where we bear the investment risk. We guarantee that you will earn a minimum interest rate that will yield at least 3.0% per year, compounded annually. We may declare a higher current interest rate. However, you bear the risk that interest will remain at the minimum guaranteed rate for the life of the Policy.

All amounts allocated to the Fixed Account become assets of our general account. The general account has not been registered with the SEC and is not subject to SEC regulation. Therefore, SEC staff have not reviewed the Fixed Account disclosures in this prospectus.

         Net Premiums allocated to and transfers to the Fixed Account under the Policy become part of our general account assets, which support annuity and insurance obligations. The general account includes all of our assets, except those assets segregated in separate accounts. We have sole discretion to invest the assets of the general account, subject to applicable law, and we bear the risk that assets in the Fixed Account will perform better or worse than the interest we pay. Since the focus of this prospectus is to disclose the Separate Account aspects of the Policy, please refer to the Policy for additional details regarding the Fixed Account.

         TRANSFERS

         The Policy is designed for long-term investment. Excessive transfers such as those triggered by market timing services or other large or frequent transfers could harm other Policy owners by having a detrimental effect on investment portfolio management. In addition to the right of each portfolio to impose redemption fees on short-term trading, we may reject any specific premium allocation or transfer request, if in the judgment of a Subaccount portfolio investment adviser, a Subaccount portfolio would be unable to invest effectively in accordance with its investment objectives and policies, or if Policy Owners would otherwise potentially be adversely affected.

         We consider any transfer of money out of a Subaccount within 60 days of a purchase to be evidence of possible market timing. We will not execute such a trade until we provide the underlying portfolio's investment adviser with information about it for an opportunity to evaluate the transfer pursuant to the investment adviser's own standards, as stated in the Subaccount's underlying portfolio prospectus. Ultimately the portfolio's investment adviser has the authority to make the determination whether or not to accept a transfer.

         Subject to restrictions prior to the Right to Examine Transfer Date, you may transfer Account Value from one Subaccount to another, from the Separate Account to the Fixed Account, or from the Fixed Account to any Subaccount, subject to these rules:

         Transfer Rules:
          o A transfer is considered any single request to move assets between one or more Investment Options.

          o We must receive notice of the transfer request - either Written Notice, an authorized telephone transaction, or by Internet when available. Our Trading Unit facsimile number is 402-467-7923. Transfers will be processed on the Business Day they are received by our Trading Unit if received before close of the New York Stock Exchange (usually 3:00 p.m. Central Time). You must be available to receive a confirmation telephone call for any faxed transfer requests sent to us, or your trade may not be processed until it is confirmed.

          o The transferred amount must be at least $250, or the entire Subaccount or Fixed Account value if it is less. (If the Account Value remaining in a Subaccount after a transfer will be less than $100, we will include that Account Value in the amount transferred.)
               - If the Dollar Cost Averaging systematic transfer program is used, then the minimum transfer amount out of a Subaccount or the Fixed Account is the lesser of $100 or the balance in the Subaccount or Fixed Account. Under this program, the maximum amount that may be transferred from the Fixed Account each month is 1/36th of the value of the Fixed Account at the time the Dollar Cost Averaging program is established. While a Dollar Cost Averaging program is in


Excel Performance VUL                   17                                   UC
                    effect, elective transfers out of the Fixed Account are prohibited.
               - The Portfolio Rebalancing and Earnings Sweep systematic transfer programs have no minimum transfer limits.
          o The first 15 transfers each Policy year are free. Thereafter, transfers may result in a $10 charge for each transfer. See the CHARGES section of this prospectus for information about how this charge is applied. This fee is not subtracted from the amount of the transfer. Transfers under any systematic transfer program do count toward the 15 free transfers limit.
          o A transfer from the Fixed Account (except made pursuant to a systematic transfer program):
               -    may be made only once each Policy year;
               -    may be delayed up to six months;
               -    is limited during any Policy year to the greatest of:
                    - 25% of the Account Value in the Fixed Account on the date of the transfer;
                    - the amount of any Fixed Account transfer that occurred during the prior 13 months; and,
                    -    $1,000.
          o We reserve the right to limit transfers, or to modify transfer privileges, and we reserve the right to change the transfer rules at any time. We and the investment advisers consider market timing strategies, programmed transfers or transfers that are large in relation to the total assets of an Investment Option's underlying portfolio as disruptive. We may react to disruptive transfers by, among other things, restricting the availability of personal telephone requests, facsimile transmissions, automated telephone services, Internet services or any electronic transfer service. We may also refuse to act on transfer instructions of an agent acting under a power of attorney or otherwise who is acting on behalf of one or more Owners. In making these determinations, we may consider the combined transfer activity of annuity contracts and life insurance policies that we believe are under common ownership, control or direction.

          o If the Account Value in any Subaccount falls below $100, we may transfer the remaining balance, without charge, proportionately to the remaining investment options you selected in your latest allocation instructions. We will notify you when such a transfer occurs. You may, within 60 days of the date of our notice, reallocate the amount transferred, without charge, to another investment option.

          o In the event you authorize telephone or Internet transfers, we are not liable for telephone or Internet instructions that we in good faith believe you authorized. We will employ reasonable procedures to confirm that instructions are genuine.

         Omnibus Orders
         Purchase and redemption orders received by the portfolios generally are "omnibus" orders from intermediaries such as retirement plans and separate accounts funding variable insurance products. The omnibus orders reflect the aggregation and netting of multiple orders from individual retirement plan participants and individual owners of variable insurance products. The omnibus nature of these orders may limit the ability of the portfolios to apply their respective disruptive trading policies and procedures. We cannot guarantee that the portfolios will not be harmed by transfer activity relating to the retirement plans or other insurance companies that may invest in the portfolios. These other insurance companies are responsible for their own policies and procedures regarding frequent transfer activity. If their policies and procedures fail to successfully discourage harmful transfer activity, it will affect other owners of portfolio shares, as well as the owners of all variable life insurance or variable annuity contracts, including ours, whose variable investment options correspond to the affected portfolios. In addition, if a portfolio believes that an omnibus order that we submit may reflect one or more transfer requests from Owners engaged in disruptive trading, the portfolio may reject the entire omnibus order and thereby delay or prevent us from implementing your request.

         Time Period for Special Transfer
         At any time within 24 months of the Policy Date, you may request a transfer of the entire Account Value in the Subaccounts to the Fixed Account without incurring a transfer charge.

         THIRD PARTY SERVICES

         Where permitted and subject to our rules (including those Transfer Rules above regarding rejection of a transfer request), we may accept your authorization to have a third party (such as your sales representative or someone else you name) exercise transfers or investment allocations on your behalf. Third-party transfers and allocations are subject to the same rules as all other transfers and allocations. You can make this election on the application or by sending us Written Notice on a form provided by us. Please note that any person or entity you authorize to make transfers or allocations on your behalf, including any investment advisory, asset allocation, money management or timing service, does so independently from any agency relationship they may have with us for the

Excel Performance VUL                 18                                    UC
sale of the Policies. They are accountable to you alone for such transfers or allocations. We are not responsible for such transfers or allocations on your behalf, or recommendations to you, by such third-party services. You should be aware that charges charged by such third parties for their service are separate from and in addition to charges paid under the Policy.

         DISRUPTIVE TRADING PROCEDURES

Do not invest with us if you intend to conduct market timing or potentially disruptive trading.

         The Policy is not designed to serve as a vehicle for frequent trading in response to short-term fluctuations in the market. Such frequent trading, programmed transfers, or transfers that are large in relation to the total assets of a Subaccount's underlying portfolio can disrupt management of a Subaccount's underlying portfolio and raise expenses. This in turn can hurt performance of an affected Subaccount and therefore hurt your Policy's performance. The risks and harmful effects of disruptive trading include:

          o dilution of the interests of long-term investors in a separate account if market timers manage to transfer into a portfolio at prices that are below the true value or to transfer out of the portfolio at prices that are above the true value of the portfolio's investments (some market timers attempt to do this through methods known as "time-zone arbitrage" and "liquidity arbitrage");
          o Reduced investment performance due to adverse effects on portfolio management by:
               - impeding a portfolio investment adviser's ability to sustain an investment objective;
               - causing the portfolio to maintain a higher level of cash than would otherwise be the case;
               - causing a portfolio to liquidate investments prematurely (or otherwise at an inopportune time) in order to pay withdrawals or transfers out of the portfolio; and
          o increased costs to you in the form of increased brokerage and administrative expenses. These costs are borne by all Policy Owners invested in those separate accounts, not just those making the transfers.

         Policy Owners should be aware that we are contractually obligated to provide, at the portfolio investment adviser's request, Policy Owner transaction data relating to trading activities, including tax identification numbers and other identifying information contained in our records to assist in identifying any pattern or frequency of Subaccount transfers that may violate the portfolio's trading policies. We are obligated to follow each portfolio investment adviser's instructions regarding enforcement of their trading policy. On receipt of written instructions from a portfolio investment adviser, we will restrict or prohibit further purchases or transfers by Policy Owners identified as having engaged in transactions that violate the portfolio's trading policies. We are not authorized to grant exceptions to an underlying portfolio's trading policy. Please refer to each portfolio's prospectus for more information on its trading policies.

         We reserve the right to reject or restrict, in our sole discretion, transfers initiated by a market timing organization or individual or other party authorized to give transfer instructions. We further reserve the right to impose restrictions on transfers that we determine, in our sole discretion, will disadvantage or potentially hurt the rights or interests of other Policy Owners. Restrictions may include changing, suspending or terminating telephone, online and facsimile transfer privileges. We will enforce any Subaccount underlying portfolio investment adviser's restrictions imposed upon transfers considered by the portfolio investment adviser to be disruptive. Our disruptive trading procedures may vary from Subaccount to Subaccount, and may also vary due to differences in operational systems and contract provisions. However, any Subaccount restrictions will be uniformly applied; we do not make special arrangements or grant exceptions or waivers to accommodate any persons or class of persons with regard to these procedures.

        There is no assurance that the measures we take will be effective in preventing market timing or other excessive transfer activity. Our ability to detect and deter disruptive trading and to consistently apply our disruptive trading procedures may be limited by operational systems and technological limitations. Also, because other insurance companies and retirement plans may invest in Subaccount underlying portfolios, we cannot guarantee that Subaccount underlying portfolios will not suffer harm from disruptive trading within contracts issued by them.

         Excessive Transfers
         We reserve the right to restrict transfers if we determine you are engaging in a pattern of transfers that may disadvantage Policy Owners. In making this determination, we will consider, among other things:
          o    the total dollar amount being transferred;
          o    the number of transfers you make over a period of time;
          o whether your transfers follow a pattern designed to take advantage of short term market fluctuations, particularly within certain Subaccount underlying portfolios;

Excel Performance VUL                  19                                    UC

          o whether your transfers are part of a group of transfers made by a third party on behalf of individual Policy Owners in the group; and
          o the investment objectives and/or size of the Subaccount underlying portfolio.

         Third Party Traders
         We reserve the right to restrict transfers by any firm or any other third party authorized to initiate transfers on behalf of multiple Policy Owners if we determine such third party trader is engaging in a pattern of transfers that may disadvantage Policy Owners. In making this determination, we may, among other things:
          o    reject the transfer instructions of any agent acting under a power of attorney on behalf of more than one Policy Owner, or
          o    reject the transfer or exchange instructions of individual Policy
               Owners who have executed transfer forms which are submitted by market timing firms or other third parties on behalf of more than one Policy Owner.

         We will notify affected Policy Owners before we limit transfers, modify transfer procedures or refuse to complete a transfer. Transfers made pursuant to participation in a dollar cost averaging, portfolio rebalancing, earnings sweep or asset allocation program are not subject to these rules. See the sections of the prospectus describing those programs for the rules of each program.

         SYSTEMATIC TRANSFER PROGRAMS

         Transfers under any systematic transfer program do count toward the 15 free transfers limit. We reserve the right to alter or terminate any systematic transfer program upon thirty days advance written notice. Only one systematic transfer program may be utilized at a time.

o        Dollar Cost Averaging Program
         Dollar Cost Averaging allows you to automatically transfer, on a periodic basis, a set dollar amount or percentage from the Money Market Subaccount or the Fixed Account to any other Subaccount(s) or the Fixed Account. Requested percentages are converted to a dollar amount. You can begin Dollar Cost Averaging when you purchase the Policy or later. You can increase or decrease the amount or percentage of transfers or discontinue the program at any time. Dollar Cost Averaging is intended to limit loss by resulting in the purchase of more Accumulation Units when a portfolio's value is low, and fewer units when its value is high. However, there is no guarantee that such a program will result in a higher Account Value, protect against a loss, or otherwise achieve your investment goals.

         Dollar Cost Averaging Rules:
          o There is no additional charge for the Dollar Cost Averaging program.
          o We must receive notice of your election and any changed instruction - either Written Notice, by telephone transaction instruction, or by Internet when available.
          o    Automatic transfers can only occur monthly.
          o The minimum transfer amount out of the Money Market Subaccount or the Fixed Account is the lesser of $250 or the balance in the Subaccount or Fixed Account. Under this program, the maximum amount that may be transferred from the Fixed Account each month is 1/36th of the Fixed Account value at the time Dollar Cost Averaging is established. While a Dollar Cost Averaging program is in effect, elective transfers out of the Fixed Account are prohibited. There is no maximum transfer amount limitation applicable to any of the Subaccounts.
          o Dollar Cost Averaging program transfers cannot begin before the Right to Examine Transfer Date.
          o You may specify that transfers be made on the 1st through the 28th day of the month. Transfers will be made on the date you specify (or if that is not a Business Day, then on the next Business Day). If you do not select a date, the program will begin on the next Monthly Date following the Right to Examine Transfer Date.
          o You can limit the number of transfers to be made, in which case the program will end when that number has been made. Otherwise, the program will terminate when the amount remaining in the Money Market Subaccount or the Fixed Account is less than $100.
          o Dollar Cost Averaging is not available when the Portfolio Rebalancing Program is elected.

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o      Portfolio Rebalancing Program
         The Portfolio Rebalancing program allows you to rebalance your Account Value among designated Subaccounts only as you instruct. You may change your rebalancing allocation instructions at any time. Any change will be effective when the next rebalancing occurs.

         Portfolio Rebalancing Program Rules:
          o There is no additional charge for the Portfolio Rebalancing program.
          o    The Fixed Account is excluded from this program.
          o You must request the rebalancing program, give us your rebalancing instructions, or request to end this program either by Written Notice, by telephone transaction instruction, or by Internet when available.
          o You may have rebalancing occur quarterly, semi-annually or annually.
          o Portfolio Rebalancing is not available when the Dollar Cost Averaging Program is elected.

o      Earnings Sweep Program
         The Earnings Sweep program allows you to rebalance your Account Value by automatically allocating earnings from your Subaccounts among designated Investment Options (Subaccounts or the Fixed Account), either based on your original Policy allocation of premiums or pursuant to new allocation instructions. You may change your Earnings Sweep program instructions at any time. Any change will be effective when the next sweep occurs.

         Earnings Sweep Program Rules:
          o    There is no additional charge for the Earnings Sweep program.
          o    The Fixed Account is included in this program.
          o You must request the Earnings Sweep program, give us your allocation instructions, or request to end this program either by Written Notice, by telephone transaction instruction, or by Internet when available.
          o You may have your earnings sweep quarterly, semi-annually or annually.

         MODEL ASSET ALLOCATION

         We may offer a model asset allocation program. However, you always have the ability to construct your own asset allocation plan from among the Investment Options available in your Policy. Model asset allocation programs are intended to match model risk tolerance and investment objectives with the Investment Options available in your Policy.

         To assist you in your selection of an asset allocation model, our Model Asset Allocation program uses the Morningstar Asset Allocator. This tool was developed by Morningstar Associates, LLC ("Morningstar") and is offered to you through a license agreement between Morningstar and our affiliate Ameritas Investment Corp. ("AIC"). The Model Asset Allocation program consists of five models, ranging from aggressive to conservative. Morningstar provides AIC with ongoing recommendations and monitoring of the portfolios that comprise the models.

         To participate in the asset allocation program:
          o AIC will serve as your investment adviser fiduciary for the program solely for purposes of development of the models and periodic updates to the models. You must give AIC your written consent and discretionary authority for AIC to give us instructions to allocate your premiums (or, for an existing Policy, Account Value) pursuant to the allocations of the model you select. AIC will also periodically instruct us to change your allocations consistent with any changes to the model made by AIC as recommended by Morningstar. AIC has no discretionary authority to execute any other transfers for your Policy.
          o    You must complete the Morningstar Asset Allocator Questionnaire.
          o You must allocate all of your Account Value to one asset allocation model. We must receive notice of your asset allocation model election either by Written Notice or Internet (when available) before we can begin a program for you. Only you can select which model is best for you. The Asset Allocator Questionnaire can be an aid, but neither it nor AIC will make this decision for you. You may wish to consult with your own financial professional to determine whether participation in the program is best for you, and if so, which model is most suitable.
          o Each quarter we will automatically rebalance the Subaccount values to be consistent with the allocation percentages for the program model that you elected. Such rebalancing will be disclosed in quarterly statements to you. Performance of each model is updated daily on our Internet site and is available upon request.
          o Annually, AIC will re-evaluate and may make changes to each investment level model based upon Morningstar's recommendations. When AIC updates the models, we will send you Written Notice of the updated models at least 30 days in advance of the date the updated models are to be effective. If

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               you wish to accept the changes in your selected model, you will not need to take any action, as your Account Value and any subsequent premium will be automatically reallocated pursuant to the updated model. If you do not wish to accept the changes to your selected model, you can change to a different model or withdraw from the Model Asset Allocation program.
          o If you are currently participating in a Model Asset Allocation model and you make changes to your allocations outside the model, you will not receive future notifications of model changes. You will then be considered as having withdrawn from the Model Asset Allocation program and as having cancelled your relationship with
               AIC for purposes of implementing the program with your Policy.
          o    AIC is compensated by us as principal underwriter for the Policy.
               We and AIC may receive fees for administrative services from other portfolios in the models. This additional compensation and related responsibilities may create conflicts of interest as AIC determines what portfolios should be in the models. Also, Calvert Variable Series, Inc. and Summit Mutual Funds, Inc., which are part of the UNIFI Mutual Holding Company and therefore are affiliated with us, have portfolios offered through the Policy (these portfolios may or may not be included in the models). We believe any potential risk of a conflict of interest in these arrangements may be reduced by contracting with Morningstar to independently evaluate and recommend the selection, allocation weighting, and periodic updates regarding portfolios in the models.

         There is no additional charge for selecting the Model Asset Allocation program. Although asset allocation programs are intended to mitigate investment risk, there is a risk that investing pursuant to a model will still lose value. For information about risks of participating in the Model Asset Allocation program and more detail about the program, including more information about conflicts of interest, ask for a copy of this prospectus' Statement of Additional Information. More information about AIC's role as investment adviser for the program is available on AIC's Form ADV Part II which is delivered to you at the time you subscribe to the program. We may modify or discontinue the Model Asset Allocation program at any time.


OTHER IMPORTANT POLICY INFORMATION

         POLICY APPLICATION AND ISSUANCE

         The Insured must not be older than age 80 on the Insured's birthday nearest to the Policy Date. The minimum initial Specified Amount (or "face amount") of life insurance is $100,000. To purchase a Policy, you must submit an application, at least the Initial Premium (see below), and provide evidence of the proposed Insured's insurability satisfactory to us. Before accepting an application, we conduct underwriting to determine insurability. We reserve the right to reject any application or premium. If we issue a Policy, insurance coverage will be effective as of the Policy Date.

Replacing an existing life insurance policy is not always your best choice. Evaluate any replacement carefully.

         When you apply for your Policy, you will choose one of three death benefit options, which will be used to determine the death benefit.

o         Application in Good Order
          o All application questions must be answered, but particularly note these requirements:
          o The Owner's and Insured's full name(s), Social Security number (tax identification number for a business or trust Owner), date of birth, and certain other required information must be included.
          o Your premium allocations must be complete, be in whole percentages, and total 100%.
          o    Initial Premium requirements must be met (see below).
          o Your signature and your agent's signature must be on the application.
          o City, state and date the application was signed must be completed.
          o You must provide all information required for us to underwrite your application (including health and medical information about the Insured, and other information we consider relevant).
          o Please give us your e-mail address to facilitate receiving updated Policy information by electronic delivery.
          o There may be forms in addition to the application required by law or regulation, especially when a replacement of other coverage is involved.
          o    Your agent must be both properly licensed and appointed with us.

o      Premium Requirements

         Your premium checks should be made payable to "The Union Central Life Insurance Company." We may postpone crediting payment of your initial premium made by personal check until the check has been honored

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by your bank. Payment by certified check, banker's draft, or cashier's check will be promptly applied. Under our electronic fund transfer program, you may select a monthly payment schedule for us to automatically deduct premiums from your bank account or other sources.

         Initial Premium
          o At least the Monthly Minimum No-Lapse Premium times the number of months between the Policy Date and the date the Policy is issued plus one month.

         Additional Premiums
          o Payment of additional premiums is flexible, but must be enough to cover Policy charges.
          o If a premium increases the Net Amount at Risk, it is subject to evidence of the Insured's continued insurability and our underwriting requirements as to the amount of the increase.
          o    Planned Periodic Premiums may be paid annually, semi-annually, quarterly, or monthly. You may change your Planned Periodic
               Premium, subject to our approval. Because Account Value can fluctuate depending upon the performance of your selected variable Investment Options, payment of your Planned Periodic Premiums does not guarantee that your Policy will remain in force. Your Policy can lapse even if you pay all Planned Periodic Premiums on time.
          o If there is a Policy loan, you should identify any payment intended to reduce a loan as a loan repayment; otherwise it will be treated as a premium and added to the Account Value.
          o We reserve the right to limit premiums or refund any values so the Policy qualifies as life insurance under the federal Internal Revenue Code.

o      Allocating Premium
         You may allocate your premiums among the variable Investment Options (the Subaccounts) and the Fixed Account option. The initial allocation instructions in your Policy application will be used for additional premiums until you change your allocation instructions.
          o    Allocations must be in whole percentages, and total 100%.
          o You may change your allocation by sending us Written Notice or through an authorized telephone transaction. The change will apply to premiums received on or after the date we receive your Written Notice or authorized telephone transaction.
          o All premiums will be allocated pursuant to your instructions on record with us, except your initial premium and any additional premiums received prior to your Policy's Right to Examine Transfer Date.

         Prior to the Right to Examine Transfer Date, we will hold your initial Net Premium and any additional Net Premiums in the Money Market Subaccount. On the Right to Examine Transfer Date, we will invest your Account Value, which will include investment performance results, in the Investment Options pursuant to your application allocation instructions. If, by the Right to Examine Transfer Date, you decide to cancel your Policy, we will refund the premiums paid minus Policy Debt and partial withdrawals.

         Until your Policy is issued, premium payments we receive are held in our general account.

ACCOUNT VALUE

          On your Policy's Issue Date, Account Value (or "policy value" or "accumulation value") equals your initial Net Premium (premium less the Percent of Premium Charge) minus any Monthly Deductions since the Policy Date. On any Business Day thereafter, your total Account Value equals the sum of Account Value in the Separate Account variable Investment Options, the Fixed Account, and the loan account, plus any Net Premium received that Business Day, but not yet allocated.

         Separate Account Value
         Premiums or transfers allocated to Subaccounts are accounted for in Accumulation Units. The Account Value held in the Separate Account Subaccounts on any Business Day is determined by multiplying each Subaccount's unit value by the number of Accumulation Units held in that Subaccount. We will determine the value of the assets of each Subaccount at the close of trading on the New York Stock Exchange on each Business Day.

         The unit value of each Subaccount reflects the investment performance of that Subaccount. The unit value of each Subaccount on any Business Day equals the unit value of the Subaccount on the previous Business Day multiplied by the net investment factor for the Subaccount. The net investment factor for each Subaccount can be determined on any Business Day by using the following calculation:
          o the net asset value per share of the Subaccount's underlying portfolio as of the end of the current Business Day, plus the per share amount of any dividend or capital gain distribution paid by that underlying portfolio since the previous Business Day, plus the per share amount of any taxes payable by the Separate Account; divided by


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          o    the net asset value per share of the Subaccount's underlying portfolio as of the end of the previous Business Day, minus
          o    the daily risk charge.

         When transactions are made to or from a Subaccount, the actual dollar amounts are converted to Accumulation Units. The number of Accumulation Units for a transaction is equal to the dollar amount of the transaction divided by the Accumulation Unit value on that Business Day. Each transaction described below will increase or decrease your Accumulation Units.

         The number of Accumulation Units in a Subaccount will increase when:
          o    Net Premiums are credited to it; or
          o amounts are transferred to it from other Subaccounts, the Fixed Account, or the loan account.

         The number of Accumulation Units in a Subaccount will decrease when:
          o partial withdrawals (and any partial withdrawal fees) are taken from it;
          o    Monthly Deductions are taken from it;
          o    transfer charges are taken from it; or
          o amounts are transferred out of it into other Subaccounts, the Fixed Account, or the loan account.

o        Fixed Account Value
         The Account Value of the Fixed Account on any Business Day equals:
          o    Net Premiums credited to the Fixed Account; plus
          o any transfers from the Subaccounts or the loan account to the Fixed Account; plus
          o    interest credited to the Fixed Account; minus
          o any partial withdrawal (and partial withdrawal fee) taken from the Fixed Account; minus
          o the Fixed Account's share of any Monthly Deductions from Account Value; minus
          o    any transfer fees taken from the Fixed Account; minus
          o amounts transferred from the Fixed Account to the Subaccounts or the loan account.

o        Loan Account Value
         The Account Value in the loan account on any Business Day equals:
          o    amounts transferred to the loan account from the Investment
               Options (the Subaccounts and the Fixed Account); plus
          o    interest credited to the loan account; minus
          o amounts transferred from it into the Investment Options. (Also see DEFINED TERMS for the definition of "Policy Debt.")

         TELEPHONE TRANSACTIONS

Telephone Transactions Permitted
          o    Transfers among Investment Options.
          o    Establish systematic transfer programs.
          o    Change premium allocations.

How to Authorize Telephone Transactions
          o Upon your authorization on the Policy application or in Written Notice to us, you, your registered representative or a third person named by you may do telephone transactions on your behalf. You bear the risk of the accuracy of any designated person's instructions to us.

Telephone Transaction Rules
          o Must be received by close of the New York Stock Exchange ("NYSE") (usually 4:00 p.m. Eastern Time); if later, the transaction will be processed the next day the NYSE is open.
          o    Calls will be recorded for your protection.
          o For security, you or your authorized designee must provide your Social Security number and/or other identification information.
          o    May be discontinued at any time as to some or all Owners.

We are not liable for following telephone transaction instructions we reasonably believe to be genuine.

         ELECTRONIC DELIVERY AND COMMUNICATIONS

         You may access certain documents relating to the Policy and Subaccounts electronically. Current prospectuses and reports for the Policy and Subaccounts are available on our Website, and updated prospectuses are posted on or about May 1 of each year. Prospectuses may be supplemented throughout the year, and copies of all supplements are also available on our Website. We post annual reports on our Website shortly after March 1 each year.

         We may make other documents available to you electronically through the email address that you provide to us. When electronic delivery becomes available, and upon your election to receive information online, we will notify you when a transaction pertaining to your Policy has occurred or a document impacting your Policy or the Subaccounts has been posted. In order to receive your Policy documents online you should have regular and continuous Internet access.


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         MISSTATEMENT OF AGE OR GENDER

         If an Insured's age or gender has been misstated on the application, an adjustment will be made to reflect the correct age and gender. If the misstatement is discovered at death, the Policy death benefit and any additional benefits provided will be adjusted based on what the cost of insurance rate as of the most recent Monthly Date would have purchased at the Insured's correct age and gender. If the misstatement is discovered prior to death, the Cash Surrender Value will be adjusted, based on the Insured's correct age and gender, to reflect the expense charges, Surrender Charges, and cost of insurance rates from the Policy Date.

         SUICIDE

         We will terminate the Policy and give back the premiums received, less any partial withdrawals and Policy Debt, if the Insured, while sane or insane, commits suicide within two years after the date the Policy was issued. We will pay only the Monthly Deductions for an increase in Specified Amount of insurance if the Insured, while sane or insane, commits suicide within two years after the effective date of any increase.

         INCONTESTABILITY

         We will not contest the Policy, in the absence of fraud, after it has been in force while the Insured is alive for two years from the Issue Date, nor will we contest any increased benefits later than two years after the effective date of such increase. If you did not request the increase or if evidence of insurability was not required, we will not contest the increase. Increased benefits, for the purposes of this provision, shall include any favorable Policy changes you request. If the Policy is reinstated, the incontestable period will start over again beginning on the reinstatement date, but only for statements made in the application for reinstatement. Riders to the Policy may have separate incontestability provisions.

         ASSIGNMENT

         You may assign your Policy by giving Written Notice. We will not be responsible for the validity of an assignment. We will not be liable for any payments we make or actions we take before we receive Written Notice of an assignment. An assignment is subject to any Policy Debt.

LAPSE AND GRACE PERIOD

o        Minimum No-Lapse Period

         Because Account Value can fluctuate depending upon the performance of your selected variable Investment Options, your Policy can lapse, even if you pay all Planned Periodic Premiums on time.

           Lapse of the Policy may result in adverse tax consequences. See discussion at TAX TREATMENT OF LOANS AND OTHER DISTRIBUTIONS.

         This Policy will lapse with no value when the Policy's Cash Surrender Value is not enough to cover any due but unpaid charges. However, we guarantee the Policy will remain in force for the period shown in your Policy's schedule page so long as the premium paid, less partial withdrawals and Policy Debt, equals or exceeds the sum of the monthly Minimum No-Lapse Premiums from the Policy Date to the most recent Monthly Date. Your minimum no-lapse period and Minimum No-Lapse Premium are shown in your Policy schedule.

o        Grace Period

         If the Cash Surrender Value on any Monthly Date is less than the Monthly Deduction for the next Policy month, you will have a 61-day grace period to make a premium payment to continue your Policy. The minimum premium to continue the Policy is the amount which will result in the Cash Surrender Value on the date the grace period began being equal to the current Monthly Deduction plus the next two Monthly Deductions. At the start of the grace period, we will mail a notice of the minimum premium necessary to keep the Policy in force to you at your current address on record with us and to any assignee on record. Insurance coverage continues during the grace period. If sufficient premium is not paid by the end of the grace period, the Policy will terminate without value as of

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


the first day of the grace period. If the Insured dies during the grace period, we will deduct outstanding Policy Debt and Policy charges due but not paid from the death benefit proceeds payable.

         REINSTATEMENT

         If the Policy lapses because a grace period ended without a sufficient payment being made, you may reinstate it within five years of the date of lapse, so long as the Insured is Attained Age 80 or less. To reinstate, we must receive:

          o    Written application signed by you and the Insured;
          o Evidence of the Insured's insurability satisfactory to us, and the insurability of any insured covered under an optional benefit rider;
          o    Premium at least equal to (a + b + c - d) divided by (e) where:
               (a) is the sum of all due and unpaid monthly deductions during the grace period;
               (b) is the sum of monthly deductions for three months from the date of reinstatement;
               (c)  is the surrender charge on the date of reinstatement;
               (d)  is the account value at the beginning of the grace period;
                    and
               (e)  is one minus the premium charge.

          o    Repayment or reinstatement of any outstanding Policy Debt.

         The effective date of reinstatement will be the Monthly Date on or next following the date the reinstatement is approved.

         The Account Value on the date of reinstatement will equal the Net Premium paid to reinstate the Policy; plus the Account Value at the beginning of the grace period; minus the sum of the due and unpaid Monthly Deductions during the grace period.. The Surrender Charge at reinstatement will be based on the original Policy Date and the dates of any increases in Specified Amount as if the Policy had never terminated.

         The Policy cannot be reinstated once it has been fully Surrendered.

         DELAY OF PAYMENTS OR TRANSFERS

         We will usually pay any amounts from the Separate Account requested as a partial withdrawal or Surrender within seven days after we receive your Written Notice. We can postpone such payments or any transfers out of a Subaccount if:
          o the NYSE is closed for other than customary weekend and holiday closings, or trading on the NYSE is restricted as determined by the SEC; or
          o    the SEC permits delay for the protection of security holders; or
          o an emergency exists as determined by the SEC, as a result of which it is not reasonably practical to dispose of securities, or not reasonably practical to determine the value of the net assets of the subaccounts.
The applicable rules of the SEC will govern as to whether these conditions exist.

         We may defer payments of a Policy loan, partial withdrawal or full Surrender from the Fixed Account for up to six months from the date we receive your Written Notice requesting the loan, withdrawal or Surrender.

         BENEFICIARY

         The beneficiary will receive the death benefit proceeds when the Insured dies. You name the primary beneficiary and any contingent beneficiaries in your application. If no primary beneficiary is living when the Insured dies, we will pay to the contingent beneficiary. If no contingent beneficiary is living when the Insured dies, we will pay you or your estate. Unless otherwise provided, if any beneficiary dies within 30 days after the Insured dies as the result of a common disaster, we will pay the death benefit proceeds as if that beneficiary died first.

         Unless your beneficiary designation provides otherwise, we will follow these rules:
          o We will pay equal shares when more than one beneficiary of the same class is to share the funds.
          o No revocable beneficiary has rights in this Policy until the Insured dies.
          o An irrevocable beneficiary cannot be changed without his or her consent.
          o The interest of any beneficiary is subject to the rights of any assignee shown on our records.
          o When beneficiaries are not shown by name (such as "children"), we may find who they are from sworn statements and not wait for court records.


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         You may change your beneficiary at any time while the Insured is living by sending Written Notice to us. We must approve any change. If approved, the change will be effective as of the date you signed the Written Notice. We will not be liable for any payments we make or actions we take before the change is approved.

         MINOR OWNER OR BENEFICIARY

         Generally, a minor may not own the Policy solely in the minor's name and cannot receive payments directly as a Policy beneficiary. Parental status does not automatically give parents the power to provide an adequate release to us to make beneficiary payments to the parent for the minor's benefit. A minor can "own" a Policy through the trustee of a trust established for the minor's benefit, or through the minor's named and court appointed guardian, who owns the Policy in his or her capacity as trustee or guardian. Where a minor is a named beneficiary, we may be able to pay the minor's beneficiary payments to the minor's trustee or guardian. Parents seeking to have a minor's interest made payable to them for the minor's benefit are encouraged to check with their local court to determine the process to claim proceeds on behalf of the minor; it is often a very simple process that can be accomplished without the assistance of an attorney. If there is no adult representative able to give us an adequate release for payment of the minor's beneficiary interest, we will retain the minor's interest on deposit until the minor attains the age of majority.

         POLICY CHANGES

         You may request to change your Specified Amount, death benefit option, or riders. Any change to your Policy is effective only if by Written Notice on a form acceptable to us, and only when recorded on our records. Information on how to contact us to determine what information is needed and where you can get various forms for Policy changes is shown on this prospectus' first two pages and last page. When a Policy change is made, we will send you a revised Policy schedule that will show the updated coverage and any new charges.

         "RIGHT TO EXAMINE" PERIOD

         You may cancel your Policy for a refund during your "right to examine" or "free look" period. This period expires 10 days after you receive your Policy (30 days after if it is a replacement for another policy), or 45 days after your application is signed, whichever is later. If you decide to cancel the Policy, you must return it by mail or delivery to the Service Center, home office, or to the Union Central selling agent by the date the "right to examine" period expires. Your Policy will be void from the beginning. We will refund the premiums paid minus Policy Debt and partial withdrawals.

         OPTIONAL FEATURES

         Subject to certain requirements, one or more of the optional insurance benefits described in APPENDIX A may be added to your Policy by rider. The cost of any optional insurance benefit will be deducted monthly from Account Value as stated in this prospectus' CHARGES section.

         NONPARTICIPATING

         The Policy is nonparticipating. No dividends will be paid under the Policy.
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


POLICY DISTRIBUTIONS

         The principle purpose of the Policy is to provide a death benefit upon the Insured's death, but before then you may also borrow against the Policy's Cash Surrender Value, take a partial withdrawal, or fully Surrender it for its Cash Surrender Value. Tax penalties and Surrender Charges may apply to amounts taken out of your Policy. The Policy will terminate and all insurance will stop when the Insured dies.

         DEATH BENEFIT

         Upon the Insured's death, we will pay to the Policy beneficiary:
          o the death benefit on the Insured's life under the death benefit option in effect; plus
          o any additional life insurance proceeds provided by any optional benefit or rider; minus
          o    any Policy Debt; minus
          o any overdue Monthly Deductions, including the Monthly Deduction for the month of death.

         We will pay the death benefit proceeds after we receive satisfactory proof that the Insured died while the Policy was in force and other proof that we may require in order to investigate the claim. We will pay the death benefit proceeds in a lump-sum payment to the beneficiary. We will include interest from the Insured's date of death to the payment date. The rate of interest will be at least the amount required by law. Full payment of the death benefit proceeds discharges us from any and all claims.

o        Death Benefit Options

         When you apply for your Policy, you will choose one of three death benefit options, which will be used to determine the death benefit.

Death Benefit Option A
         Under Option A, the death benefit is the greater of:
          o    the Specified Amount of insurance coverage; and
          o    the Account Value multiplied by the corridor factor.

Death Benefit Option B
         Under Option B, the death benefit is the greater of:
           o the Specified Amount of insurance coverage plus the Account Value; and
           o   the Account Value multiplied by the corridor factor.

Death Benefit Option C
         Under Option C, the death benefit is the greater of:
          o the Specified Amount of insurance coverage plus the sum of premiums paid minus the sum of partial withdrawals taken; and
          o    the Account Value multiplied by the corridor factor.
         If you select Option C and the sum of partial withdrawals taken is greater than the sum of premiums paid, the death benefit may be less than the Specified Amount.

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

         When you apply for your Policy, you will also choose one of two alternative tests to evaluate whether your Policy qualifies as a life insurance contract under the Internal Revenue Code. Once you have chosen a test for tax qualification, you cannot change it. If you choose the guideline premium test, total premium payments may not exceed the guideline premium payment limitations for life insurance set forth under the Internal Revenue Code. If you choose the cash value accumulation test, the guideline premium limitations do not apply. The corridor factors are higher for the cash value accumulation test than for the guideline premium test. The corridor factors are shown in the Policy schedule.

o        Changes in Death Benefit Option

         You select the death benefit option when you apply for the Policy. You also may change the death benefit option after the first Policy year, as discussed below.

Changes in Death Benefit Option Rules
        o    Your request for a change must be by Written Notice.
        o You can only change your Policy death benefit option once each Policy year. The change will be effective on the Monthly Date after we receive (or, if evidence of insurability is necessary, after we approve) your Written Notice.
        o    There is no fee to change your Policy death benefit option.
        o    Changing from Option B to Option A, or from Option C to Option A:
             The Specified Amount will not change, and the death benefit will be reduced to equal the Specified Amount.
        o    Changing from Option A to Option B, or from Option C to Option B:
             The Specified Amount will be adjusted so that the Net Amount at Risk is unchanged.
        o The change is allowed only if the new Specified Amount of insurance meets the requirements stated in the Changes in Specified Amount section, below.

o    Changes in Specified Amount

         The initial Specified Amount is set at the time we issue your Policy. The Specified Amount may change from time to time, as discussed below. A change in Specified Amount could have federal tax consequences (See the TAX MATTERS section.).

         Under the Scheduled Increase Rider for the Insured, we will automatically increase the Specified Amount on Annual Dates. The amount of the increase is shown on the Policy schedule. Total increases from the rider may not exceed two times the initial Specified Amount. No increase will be made after the Annual Date nearest the Insured's 65th birthday. We will mail to you a revised Policy schedule for each increase, Acceptance is automatic. You may reject the increase by Written Notice to us and return of the revised Policy schedule within 30 days of the increase date. There is no charge for the rider.

         In addition, on or after one year from the Policy Date, you may change the current Specified Amount of insurance coverage by Written Notice on a form provided by us, and subject to our approval. Any change will take effect on the Monthly Date on or after the date we receive your Written Notice.

INCREASE () in Coverage Rules
o The minimum amount of an increase in Specified Amount of insurance coverage is $25,000.
o An increase of the Specified Amount will require evidence of insurability satisfactory to us and be subject to our underwriting limits in place at that time. (Underwriting requirements do not apply to requested increases if certain riders are part of your Policy.)
o Any increase of the Specified Amount will be subject to increased cost of insurance charges, monthly Specified Amount charges, and Surrender Charges based on the Insured's gender and the Issue Age and rate class for the increase. You will receive a revised Policy schedule stating the increased charges.

DECREASE () in Coverage Rules
o    The amount of any decrease may be no less than $1,000.
o    Any reduction in the Specified Amount will be in the following order:
     -    first, reduce the most recent increase of the Specified Amount;
     -    then, the next most recent increases; and
     -    finally, the Policy's initial Specified Amount.
o Any decrease of the Specified Amount you request will not reduce the Surrender Charges or the monthly Specified Amount charges in effect at the time of the decrease.
o The Specified Amount of coverage after the decrease must be at least $50,000. We may limit any requested decrease to the amount necessary to keep the Policy in compliance with maximum premium limits under federal tax law.
o If the change is within the minimum no-lapse period, we will update the monthly Minimum No-Lapse Premium on the revised Policy schedule.

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o        Use of Accounting Benefit Rider and Supplemental Coverage Rider

         When you apply for the Policy, you can combine coverage under either or both the Accounting Benefit Rider (ABR) and the Supplemental Coverage Rider
(SCR) with coverage under the base Policy. You must allocate at least $50,000 to base Specified Amount, and the total Specified Amount must be at least $100,000 if you elect the ABR and $250,000 if you elect the SCR. The SCR Specified Amount cannot exceed nine (9) times the base Specified Amount. Use of these riders will change the cost of your insurance coverage.

Accounting Benefit Rider

         Allocating a portion of the total Specified Amount to the ABR increases early year Cash Surrender Values and decreases later year Cash Surrender Values, as compared to all base coverage. There is no Surrender Charge associated with the ABR Specified Amount, but Monthly Deductions for the rider generally are higher than Monthly Deductions for base coverage. The Monthly Deduction for the ABR consists of a cost of insurance charge and an ABR Specified Amount charge. The ABR Specified Amount charge is an amount per $1000 of ABR Specified Amount and will vary based on gender, rate class, issue age, Policy year, and Specified Amount.

         This rider is available only at issue. You cannot surrender the rider separately from the Policy.

Supplemental Coverage Rider

         The Supplemental Coverage Rider ("SCR") provides the opportunity to allocate part of the Policy's Specified Amount to this rider. The SCR will adjust over time to maintain total death benefit coverage as described below.

         The death benefit for the SCR is the difference between your total death benefit and the sum of the base death benefit and ABR death benefit. The SCR death benefit automatically adjusts daily as your base and ABR death benefits change. The total death benefit depends on which death benefit option is in effect:

         You may allocate a portion of the total specified amount to the SCR. The SCR death benefit will adjust over time to maintain the total death benefit as described below. The SCR death benefit at any point in time equals the difference between the total death benefit and the death benefit calculated without the SCR. The total death benefit depends on the death benefit option you select.

Option A: If Option A is in effect, the total death benefit is the greater of:
     1. the Specified Amount of the Policy plus any ABR Specified Amount plus the SCR Specified Amount; and
     2.   the Account Value multiplied by the corridor factor.
Option B: If Option B is in effect, the total death benefit is the greater of:
     1. the Specified Amount of the Policy plus any ABR Specified Amount plus the SCR Specified Amount plus the Account Value; and
     2.   the Account Value multiplied by the corridor factor.
Option C: If Option C is in effect, the total death benefit is the greater of:
     1. the Specified Amount of the Policy plus any ABR Specified Amount plus the SCR Specified Amount plus the sum of premiums paid minus the sum of partial withdrawals taken; and
     2.   the Account Value multiplied by the corridor factor.
         If the sum of partial withdrawals taken is greater than the sum of premiums paid, the death benefit may be less than the Specified Amount.

         If the Account Value grows sufficiently large, it is possible for the SCR death benefit to become zero. As long as the SCR death benefit remains zero, the SCR cost of insurance will be zero. The SCR death benefit can never be less than zero. Even when the SCR death benefit is zero, the rider remains in effect until you remove it from the Policy.

         Example: If your Account Value increases over time due to positive investment performance in the Subaccounts you choose, and you elect the cash value accumulation test and death benefit option A, your Account Value multiplied by the corridor factor could exceed the sum of the base and ABR Specified Amounts. In that situation, your SCR death benefit would reduce so that your total death benefit remains constant. Eventually, your Account Value could peak and begin to decline so that, when multiplied by the corridor factor, the result would become less than the sum of the base and ABR Specified Amounts. In that situation, your SCR death benefit would increase so that your total death benefit remains constant.

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         There is no Surrender Charge associated with the SCR Specified Amount.
The Monthly Deduction for the SCR consists of a cost of insurance charge and an SCR Specified Amount charge. The SCR Specified Amount charge is an amount per $1000 of SCR Specified Amount and will vary based on gender, rate class, issue age, Policy year, and Specified Amount. Current rates for the SCR generally are lower than current rates for the base Policy, but maximum rates generally are higher.

No Maturity Date

         This Policy does not have a maturity date. There are no cost of insurance charges after the Insured reaches Attained Age 121.

         POLICY LOANS

         You may obtain a loan from the Cash Surrender Value of your Policy. Any loan transaction will permanently affect your Account Value. We may require you to sign a loan agreement. You may ask your sales representative or us to provide illustrations giving examples of how a loan might affect your Account Value, Cash Surrender Value and death benefit.

         Surrender or lapse of a Policy while a loan is outstanding could result in significant tax consequences. See the discussion at TAX TREATMENT OF LOANS AND OTHER DISTRIBUTIONS.

                 Amount You Can Borrow                                         Loan Interest Rate
--------------------------------------------------------------- ------------------------------------------------------
Standard Policy Loan.  You may borrow no more than:             Standard  Loan  Interest  Rate.  Current  net  annual
o      the Cash Surrender Value; minus                          loan  interest  rate of 1.0%:  we  charge  a  current
o      loan interest on Policy Debt  including the requested    interest  rate  with a 4.0%  effective  annual  yield
       loan to the next Annual Date; minus                      (guaranteed  not to exceed 4.0%),  but we also credit
o      the sum of the next three Monthly Deductions.            an interest  rate with an  effective  annual yield of
                                                                3.0% to any amounts in the loan account.

--------------------------------------------------------------- ------------------------------------------------------
                Amount You Can Borrow                                         Loan Interest Rate
--------------------------------------------------------------- ------------------------------------------------------
Preferred  Rate Policy Loan.  After five (5) Policy  years,  a  Preferred  Loan  Interest  Rate.  Current  net annual portion of the Policy Debt may qualify for the preferred  loan  loan  interest  rate of 0.0%:  we  charge  a  current interest  rate.  The portion  eligible for the preferred  loan  interest  rate  with a 3.0%  effective  annual  yield
interest rate is:                                               (guaranteed  not to exceed 3.5%),  but we also credit
o      the Account Value; plus                                  an interest  rate with an  effective  annual yield of
o      the sum of partial withdrawals taken, minus              3.0% to any amounts in the loan account.
o      the sum of premiums paid.

Loan Rules
o    The Policy must be assigned to us as security for the loan.
o We will accept a loan request signed by you on our form of Written Notice by mail or facsimile. However, when accepting a request by a method not requiring an original signature, there is a greater possibility that unauthorized persons can manipulate your signature and make changes on your Policy (including withdrawals) without your knowledge.
o We will transfer all loan amounts from the Subaccounts and the Fixed Account to a loan account. The amounts will be transferred on a Pro-Rata basis, unless you instruct us otherwise. If the value of an Investment Option after a transfer pursuant to your instructions is less than $100, the amounts will be transferred on a Pro-Rata basis.
o Loan interest is due on each Annual Date. If the interest is not paid when due, we will transfer an amount equal to the unpaid loan interest only from the Policy Investment Options you designate; if that is not possible (due to insufficient value in an Investment Option you elect) or you have not provided such instructions, we will deduct loan interest on a Pro-Rata basis from balances in all Subaccounts and the Fixed Account.
o If Policy Debt exceeds Account Value minus the Surrender Charge minus accrued expenses and charges, you must pay the excess or your Policy will lapse.
o You may repay Policy Debt in full or in part any time while the Policy is in force. We will deduct the amount of the loan repayment from the loan account and allocate that amount among the Subaccounts and the Fixed Account in the same percentages as Net Premium is allocated on the date of repayment. You must instruct us to treat your payment as a loan repayment; otherwise, we will treat any unspecified payment as premium.
o The death benefit will be reduced by the amount of any Policy Debt on the date of the Insured's death.
o We may defer making a loan from the Fixed Account for up to six months unless the loan is to pay premiums to us.

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         CASH SURRENDER

         While the Insured is alive, you may terminate the Policy for its Cash Surrender Value. After a full Surrender, all your rights in the Policy end, and you may not reinstate the Policy.

         Cash Surrender Rules
          o We will accept a full Surrender request signed by you on our form of Written Notice by mail or facsimile. However, when accepting a request by a method not requiring an original signature, there is a greater possibility that unauthorized persons can manipulate your signature and make changes on your Policy (including withdrawals) without your knowledge.
          o The applicable Surrender Charge is described in your Policy and in the CHARGES section of this prospectus.
          o We may defer Surrender payments from the Fixed Account for up to six months from the date we receive your request.

         PARTIAL WITHDRAWAL

         While the Insured is alive, you may withdraw part of the Account Value. The amount requested and any partial withdrawal fee will usually be deducted from the Account Value on the date we receive your request if received before 3 p.m. Central Time.

         If Death Benefit Option A (described above) is in effect, then the Specified Amount will be reduced by the partial withdrawal amount plus any fee.

         If Death Benefit Option B or Option C (described above) is in effect, the Account Value will be reduced by the amount of the partial withdrawal, but the Specified Amount of insurance coverage will not change.

Partial Withdrawal Rules
o We will accept a partial withdrawal request signed by you on our form of Written Notice by mail or facsimile.
o The applicable partial withdrawal fee is stated in your Policy and the CHARGES section of this prospectus.
     - The minimum partial withdrawal amount is $100; the maximum is an amount such that the remaining Cash Surrender Value is at least an amount sufficient to maintain the Policy in force for the next three months.
o    A partial withdrawal is irrevocable.
o For tax purposes, partial withdrawals are treated as made first from premiums paid and then from earnings, beginning with the most recent premium payment, unless the Policy is a modified endowment contract.
o Partial withdrawals will be deducted from your Policy Investment Options on a Pro-Rata basis, unless you instruct us otherwise. If the value of an Investment Option after a withdrawal pursuant to your instructions is less than $100, the amounts will be deducted on a Pro-Rata basis.
o Partial withdrawals result in cancellation of Accumulation Units from each applicable Subaccount.
o We reserve the right to defer withdrawal payments from the Fixed Account for up to six months from the date we receive your request.
o Partial withdrawals may change the Minimum No-Lapse Premium requirements. You may request a new illustration of Account Value from us to demonstrate these changes.
o Depending upon the circumstances, a partial withdrawal may have tax consequences.

         PAYMENT OF POLICY PROCEEDS

         A primary function of a life insurance policy is to provide payment of Policy proceeds. Policy proceeds are payable upon the Insured's death, a full Surrender or partial withdrawal of Account Value, or upon any other benefit where certain proceeds are payable. We will make payment in a lump sum to the beneficiary.

Rules for Payment of Policy Proceeds
o Payees must be individuals who receive payments in their own behalf unless otherwise agreed to by us.
o We may require proof of your age or survival or the age or survival of the payee.
o No payee may commute, encumber or alienate any proceeds under this Policy before they are due. No proceeds are subject to attachment for any debt or obligation of any payee.

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

o        Payment of Death Benefit Proceeds

         We may pay death benefit proceeds in a lump sum by establishing an interest bearing account for the beneficiary, in the amount of the death benefit proceeds payable. The same interest rate schedule and other account terms will apply to all beneficiary accounts in place at any given time. We will send the beneficiary a checkbook within seven days after we receive all the required documents, and the beneficiary will have immediate access to the account simply by writing a check for all or any part of the amount of the death benefit proceeds payable. The account is part of our general account. It is not a bank account and it is not insured by the FDIC or any other government agency. As part of our general account, it is subject to the claims of our creditors. We receive a benefit from all amounts left in the general account.

TAX MATTERS

         The following is only general information about federal tax law and is not intended as tax advice to any individual. Tax laws affecting the Policy are complex, may change and are affected by your facts and circumstances. We cannot guarantee the tax treatment of the Policy or any transaction involving the Policy. You should consult your own tax adviser as to how these general rules and any applicable taxes will apply to you if you purchase a Policy.

o        Life Insurance Qualification; Tax Treatment of Death Benefit

         The Internal Revenue Code, as amended (the "Code") defines a life insurance contract for federal income tax purposes. This definition can be met if an insurance contract satisfies either one of two tests set forth in that section. The Code and related regulations do not directly address the manner in which these tests should be applied to certain features of the Policy. Thus, there is some uncertainty about how those tests apply to the Policy.

         Nevertheless, we believe the Policy qualifies as a life insurance contract for federal tax purposes, so that:
          o the death benefit should be fully excludable from the beneficiary's gross income; and
          o you should not be considered in constructive receipt of the Cash Surrender Value, including any increases in Cash Surrender Value, unless and until it is distributed from the Policy. However, Congress has recently enacted new statutory provisions relating to employer owned life insurance. The death benefit of life insurance owned by an employer is taxable unless the Insured is a certain class of employee and has been given notice and has consented to coverage on his life. Specific statutory requirements must be satisfied for the death benefit of employer owned life insurance to be excluded from taxable income. Any employer contemplating the purchase of a life insurance contract should consult a tax advisor.

         We reserve the right to make such changes in the Policy as we deem necessary to assure it qualifies as a life insurance contract under the Code and continues to provide the tax benefits of such qualification.

This Policy's flexibility and how you tailor it to meet your needs could cause it to be a modified endowment contract. We recommend you consult with a tax adviser to determine if desired Policy transactions may cause such treatment. When a premium payment is credited which we believe causes the Policy to become a modified endowment contract, we will notify you and offer you the opportunity to request a refund of that premium in order to avoid such treatment. You have 30 days after receiving such a notice to request the refund.

         Modified Endowment Contracts. The Code establishes a class of life insurance contracts designated as modified endowment contracts. Distributions from a modified endowment contract are taxed under different rules, most notably distributions are treated as from income first (to the extent of any gain in the contract) then from cost basis. There are other differences related to modified endowment contracts, such as loans being treated as a distribution (see Tax Treatment of Loans and Other Distributions below). The Code rules governing whether a Policy will be treated as a modified endowment contract are extremely complex. In general, a Policy is a modified endowment contract if the accumulated premium payments made at any time during the first seven Policy years exceed the sum of the net level premium payments which would have been paid on or before such time if the Policy provided for paid-up future benefits after the payment of seven level annual premiums. A Policy may also become a modified endowment contract because of a material change. The determination of whether a Policy is a modified endowment contract after a material change generally depends upon


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

the relationship of the Policy's death benefit and Account Value at the time of such change and the additional premium payments made in the seven years following the material change. A Policy may also become a modified endowment contract if the death benefit is reduced.

         A Policy issued in exchange for a modified endowment contract is also treated as a modified endowment contract. However, we believe that a Policy issued in exchange for a life insurance Policy that is not a modified endowment contract will generally not be treated as a modified endowment contract if the death benefit of the Policy is greater than or equal to the death benefit of the Policy being exchanged. The payment of any premiums at the time of or after the exchange may, however, cause the Policy to become a modified endowment contract. You may, of course, choose to not make additional payments in order to prevent a Policy from being treated as a modified endowment contract.

o        Special Considerations for Corporations and Employers

         Premium paid by a business for a life insurance Policy is not deductible as a business expense or otherwise if the business is directly or indirectly a beneficiary of the Policy. For purposes of the alternative minimum tax ("AMT") that may be imposed on corporations, the death benefit from the Policy, even though excluded from gross income for normal tax purposes, is included in "adjusted current earnings" for AMT purposes. In addition, although increases to the Policy's Cash Surrender Value are generally excluded from gross income for normal income tax purposes, such increases are included in adjusted current earnings for income tax purposes. In 2006, Congress adopted new rules relating to Employer Owned Life Insurance. Any employer contemplating the purchase of a new life insurance contract or a change in an existing contract should consult a tax advisor regarding the Employee Notice and Consent requirements to avoid the income taxation of the life insurance death benefits.

o        Tax Treatment of Loans and Other Distributions

         Upon a Surrender or lapse of the Policy, if the amount received plus any outstanding Policy Debt exceeds the total cost basis in the Policy, the excess will generally be treated as ordinary income subject to tax, regardless of whether a Policy is or is not a modified endowment contract. However, the tax consequences of distributions from, and loans taken from or secured by, a Policy depend on whether the Policy is classified as a modified endowment contract.

"Cost Basis in the Policy" means:
o the total of any premium payments or other consideration paid for the Policy, minus
o    any withdrawals previously recovered that were not taxable.

Distributions from Policies Classified as Modified Endowment Contracts are subject to the following tax rules:
     o All distributions, including Surrenders and partial withdrawals, are treated as ordinary income subject to tax up to the amount equal to the excess (if any) of the Account Value immediately before the distribution over the cost basis in the Policy at such time.
     o Loans from or secured by the Policy are treated as distributions and taxed accordingly. If you do not repay loan interest, the loan interest itself is treated as a distribution.
     o A 10% additional income tax is imposed on the portion of any distribution from, or loan taken from or secured by, the Policy that is included in income except where the distribution or loan is made on or after the Owner attains age 59 1/2, is attributable to the Owner's becoming disabled, or is part of a series of substantially equal periodic payments for the life (or life expectancy) of the Owner or the joint lives (or joint life expectancies) of the Owner and the Owner's beneficiary.

Distributions from Policies Not Classified as Modified Endowment Contracts are generally treated as first recovering the cost basis in the Policy and then, only after the return of all such cost basis in the Policy, as distributing taxable income. An exception to this general rule occurs in the case of a decrease in the Policy's death benefit or any other change that reduces benefits under the Policy in the first 15 years after the Policy is issued and that results in a cash distribution to the Owner in order for the Policy to continue complying with the Code's definition of life insurance. Such a cash distribution will be taxed in whole or in part as ordinary income (to the extent of any gain in the Policy).

         Loans from, or secured by, a Policy that is not a modified endowment contract are not treated as distributions. However, it is possible that reduced rate loans could be treated as distributions rather than loans.

         Distributions (including upon Surrender) and loans from, or secured by, a Policy that is not a modified endowment contract are not subject to the 10% additional income tax rule. If a Policy is not now but later becomes

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

a modified endowment contract, then any distributions made from the Policy within two years prior to the change will become taxable pursuant to modified endowment contract rules.

o        Other Policy Owner Tax Matters

         Depending on the circumstances, the exchange of a Policy, a change in the Policy's death benefit option, a Policy loan, a partial or full Surrender, a lapse, a change in ownership, or an assignment of the Policy may have federal income tax consequences. In addition, federal, state and local transfer and other tax consequences of ownership or receipt of distributions from a Policy depend on the circumstances of each Owner or beneficiary.

         Interest paid on Policy loans generally is not tax deductible.

         Aggregation of modified endowment contracts. Pre-death distributions (including a loan, partial withdrawal, collateral assignment or full Surrender) from a Policy that is treated as a modified endowment contract may require a special aggregation to determine the amount of income recognized on the Policy. If we or any of our affiliates issue more than one modified endowment contract to the same Policy Owner within any 12-month period, then for purposes of measuring the income on the Policy with respect to a distribution from any of those Policies, the income for all those Policies will be aggregated and attributed to that distribution.

         Federal and state estate, inheritance and other tax consequences of ownership or receipt of proceeds under the Policy depend upon your or the beneficiary's individual circumstance.

         Diversification requirements. Investments of the Separate Account must be "adequately diversified" for the Policy to qualify as a life insurance contract under the Code. Any failure to comply with diversification requirements could subject you to immediate taxation on the incremental increases in Account Value plus the cost of insurance protection for the year. However, we believe the Policy complies fully with such requirements.

         Owner control. The Treasury Department stated that it anticipates the issuance of regulations or rulings prescribing the circumstances in which your control of the investments of the Separate Account may cause you, rather than us, to be treated as the owner of the assets in the Separate Account. To date, no such regulations or guidance has been issued. If you are considered the Owner of the assets of the Separate Account, income and gains from the Separate Account would be included in your gross income.

         The ownership rights under the Policy are similar to, but different in certain respects from, those described by the IRS in rulings in which it determined that owners were not owners of separate account assets. For example, you have additional flexibility in allocating Policy premium and Account Value. These differences could result in you being treated as the owner of a Pro-Rata share of the assets of the Separate Account. In addition, we do not know what standards will be set forth in the regulations or rulings which the Treasury may issue. We therefore reserve the right to modify the Policy as necessary to attempt to prevent you from being considered the Owner of the assets of the Separate Account.

         Paid-Up Life Insurance Benefit Endorsement. Electing this benefit may have adverse tax consequences. The Internal Revenue Service has not ruled on the use of this endorsement. We strongly urge you to consult legal counsel and your personal tax adviser before electing this benefit.

         Tax-advantaged arrangements. The Policy may be used in various arrangements, including non-qualified deferred compensation or salary continuance plans, split dollar insurance plans, executive bonus plans, tax exempt and nonexempt welfare benefit plans, retiree medical benefit plans and others. The tax consequences of such plans may vary depending on the particular facts and circumstances of each individual arrangement. If you are contemplating the use of the Policy in any arrangement the value of which depends in part on its tax consequences, you should be sure to consult a qualified tax advisor regarding the tax attributes of the particular arrangement and the suitability of this Policy for the arrangement.

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

LEGAL PROCEEDINGS

         As of the date of this prospectus, there are no proceedings affecting the Separate Account, or that are material in relation to our total assets.


HOW TO GET FINANCIAL STATEMENTS

         Our financial statements are included in a Statement of Additional Information ("SAI"). For information on how to obtain copies of these financial statements, at no charge, see the STATEMENT OF ADDITIONAL INFORMATION; REGISTRATION STATEMENT provision on the last page of this prospectus.


DISTRIBUTION OF THE POLICY

         Our underwriter and affiliate, Ameritas Investment Corp., enters into contracts with its own registered representatives to sell Policies and with various broker-dealers ("Distributors") to distribute Policies through their representatives. Total commission paid for the Policies and other information about distribution compensation can be found in this Policy's Statement of Additional Information ("SAI"). Instructions to obtain an SAI are on the last page of this prospectus. It is also fair for you to ask a representative about the commission they earn for the sale of a Policy. Information about compensation we pay helps you determine whether a representative may have an incentive to recommend our product over another. In addition to regularly scheduled commission, which is indirectly paid for by certain Policy charges, distribution compensation can include periodic cash incentives paid based upon sales goals. We may enter into special compensation or reimbursement arrangements with certain broker-dealers for, among other things, training of sales personnel, marketing or other services they provide to our affiliates or us. We may also pay other distribution expenses, marketing support allowances, conference sponsorship fees and production incentive bonuses. The list of broker-dealers to whom we pay conference sponsorship fees (typically ranging from $10,000 to $25,000) and marketing support allowances may change from time to time, but in calendar year 2007 the list included the following firms:
Harbour Investments, Investacorp, Inc., and Cullum & Burks. Any additional compensation is paid out of our own assets and will not result in any additional direct charge to you.


Excel Performance VUL                  36                                    UC

APPENDIX A: Optional Features

         This Appendix is intended to provide only a very brief overview of additional benefits available to be added to your Policy by rider. Some of these features are only available at the time the Policy is issued, and may not be added later. For more information, contact your registered representative or us. The cost for each rider, if any, is explained in the CHARGES section.

o    Accelerated Benefit Rider
     This rider provides the ability to accelerate the death benefit to be a living benefit, allowing you to withdraw value from the Policy, as defined in the rider, in the event of diagnosis of terminal illness. The amount available as a living benefit is less than the total death benefit payable under the Policy.

o    Accidental Death Benefit Rider
     This rider provides an additional death benefit, payable if the Insured's death results from certain accidental causes.

o    Accounting Benefit Rider ("ABR") *
     This rider provides term insurance upon the Insured's life in addition to the Specified Amount of insurance coverage under the Policy.

o    Children's Insurance Rider
     This rider provides term life insurance protection, as defined in the rider, for the Insured's children.

o    Guaranteed Insurability Rider
     This rider guarantees that insurance coverage may be added at various option dates without evidence of insurability. This benefit may be exercised on the option dates even if the Insured is disabled.

o    Insurance Exchange Rider
     This rider provides the right to exchange the Policy for a new policy on the life of a substitute insured. Exercise of the right is subject to satisfactory evidence of insurability of the substitute insured. Costs associated with the new policy will vary. For purposes of calculating any surrender charges subsequently imposed on the policy acquired by exchange, we will take into account the number of policy years that this Policy, and the policy acquired by exchange, have been in force. Exercise of this rider will result in a taxable exchange.

o    Paid-Up Insurance Benefit Endorsement
     This endorsement protects your Policy from lapsing under certain conditions when your outstanding Policy Debt is large relative to your Account Value and Specified Amount.

o    Scheduled Increase Rider
     This rider provides for automatic increases in the Specified Amount on each Annual Date, subject to the terms of the rider. The amount of the increase is specified in the rider. The Insured's rate class on the issue date of the rider will be the rate class of the scheduled increases. You cannot add this rider if you have chosen the cash value accumulation test as your tax qualification test.

o    Supplemental Coverage Rider ("SCR") *
     This rider provides a supplemental death benefit that automatically adjusts over time to maintain the total death benefit coverage you select. For example, if your base death benefit (and any ABR term death benefit) decreases below the total death benefit, the SCR death benefit will increase to maintain the total death benefit amount.

o    Term Insurance Rider
     This rider provides term insurance upon an individual other than the insured.

o    Total Disability Benefit Rider
     This rider provides that during periods of the Insured's total disability, as defined in the rider, we will pay benefits to the Policy Owner by paying some or all of the Policy premiums, and by waiving the Cost of Insurance Charge for this rider. The Owner chooses the benefit level at the issue of the rider.

o    Waiver of Monthly Deduction Rider
     This rider provides that during periods of the Insured's total disability, as defined in the rider, certain Policy charges and charges for any Policy riders will be waived.

* More information about the ABR and SCR riders is found in the Death Benefits section of this prospectus.

Excel Performance VUL                  37                                    UC

DEFINED TERMS
Defined terms, other than "we, us, our," "you and your," are shown using initial capital letters in this prospectus.

Account Value / Accumulation Value / Policy Value means the sum of Net Premiums paid, minus partial withdrawals, minus Policy charges, plus interest credited to the Fixed Account and the loan account, adjusted for gains or losses in the Subaccounts. The Account Value is comprised of amounts in the Subaccounts, the Fixed Account, and the loan account.

Accumulation Unit means an accounting unit of measure used to calculate the Account Value allocated to a Subaccount of the Separate Account. It is similar to a share of a mutual fund.

Annual Date means the same date each year as the Policy Date.

Attained Age means the Issue Age plus the number of completed Policy years. With respect to any increase in Specified Amount, Attained Age means the Issue Age for the increase plus the number of complete years since the increase.

Business Day means each day that the New York Stock Exchange is open for trading.

Cash Surrender Value means the Account Value, minus the Surrender Charge, minus any Policy Debt.

Fixed Account is an account that credits a fixed rate of interest guaranteed by us and is not affected by the experience of the variable Investment Options of the Separate Account. The Fixed Account is part of our general account.

Insured means the person shown on the policy schedule upon whose life this policy is issued.

Investment Options means collectively the Subaccounts and the Fixed Account. You may allocate Net Premiums and reallocate Account Value among the Investment Options.

Issue Age means the Insured's age as of the birthday nearest to the Policy Date. With respect to any increase in Specified Amount, Issue Age means the Insured's age as of the birthday nearest to the date of the increase.

Issue Date means the date on which the suicide and incontestability periods begin. If we have received the initial premium from you, the Issue Date will also be the date when you have life insurance coverage with us. If we have not received the initial premium from you, you WILL NOT have coverage until the date on which we receive the initial premium from you.

Minimum No-Lapse Premium means the amount that must be paid on a cumulative basis to keep this Policy in force during the minimum no-lapse period as shown on the Policy schedule.

Monthly Date means the same date of each month as the Policy Date.

Monthly Deduction means a charge made against the Account Value on each Monthly Date for the coverage provided by this Policy and any attached riders.

Net Amount at Risk means the death benefit on the Monthly Date, discounted at the Fixed Account minimum credited rate for one month, minus the Account Value on the Monthly Date, after the Monthly Deduction has been taken except for the cost of insurance.

Net Premium means the premium paid reduced by the premium charge, which will not exceed the maximum premium charge shown on the Policy schedule.

Planned Periodic Premium means a level premium you intend to pay at a fixed interval. The Planned Periodic Premium is shown on the Policy schedule.

Excel Performance VUL                  38                                    UC

Policy Date means the date from which Policy months, years and anniversaries are measured. The Policy Date will be determined by us unless you request a different Policy Date that we approve. If the Issue Date is after the Policy Date or we have not received the initial premium from you, you WILL NOT have life insurance coverage on the Policy Date.

Policy Debt means the sum of all unpaid Policy loans and accrued interest on Policy loans.

Pro-Rata means allocating a dollar amount among the Investment Options in proportion to the Account Value in those Investment Options.

Right to Examine Transfer Date means 13 days after the Issue Date, or if later, the date all requirements necessary to place the Policy in force are delivered to us.

Specified Amount means a dollar amount used to determine the death benefit of your Policy. It is shown on the Policy schedule. You may increase or decrease it as provided in your Policy.

Subaccounts means the divisions within the Separate Account for which Accumulation Units are separately maintained. Each Subaccount corresponds to a single underlying non-publicly traded portfolio.

Surrender means termination of this Policy at your request for its Cash Surrender Value while the Insured is alive.

Surrender Charge means the charge subtracted from the Account Value on the Surrender of this Policy.

Valuation Period is the period commencing at the close of business of the New York Stock Exchange on each Business Day and ending at the close of business on the next succeeding Business Day.

We, Us, Our, Union Central means The Union Central Life Insurance Company.

Written Notice means information we have received at the Service Center, P.O. Box 82550, Lincoln, NE 68501 (or Union Central, 1876 Waycross Road, Cincinnati, Ohio 45240), fax 1-402-467-7335. A Written Notice must be signed by you, in good order, and on a form approved by or acceptable to us. Call us if you have questions about what form or information is required. When notice is permitted and sent to us by facsimile, we have the right to implement the request if the copied or facsimile signature appears to be a copy of a your genuine original signature.

You, Your, Owner means the Owner as shown on the Policy schedule, unless changed. The Insured may or may not be the Owner.

Excel Performance VUL                  39                                    UC

         IMSA

         We are a member of the Insurance Marketplace Standards Association ("IMSA"). IMSA is a voluntary membership organization created by the life insurance industry to promote ethical market conduct for individual life insurance and annuity products. Our membership in IMSA applies to us only and not to our products or affiliates.


                                    THANK YOU
                         for reviewing this prospectus.
    You should also review the fund prospectuses for the Subaccount variable
          Investment Option underlying portfolios you wish to select.

                             IF YOU HAVE QUESTIONS,
             wish to request a Statement of Additional Information,
               or inquire about a Policy, including a personalized
               illustration (without charge), contact your sales
                  representative, or write or telephone us at:


                    The Union Central Life Insurance Company
                                 Service Center
                                 P.O. Box 82550
                             Lincoln, Nebraska 68501
                                       or
                                 5900 "O" Street
                             Lincoln, Nebraska 68510
                                       or
                                  Union Central
                               1876 Waycross Road
                             Cincinnati, Ohio 45240

                       Toll-Free Telephone: 1-800-319-6902
                               Fax: 1-402-467-7335
                 Interfund Transfer Request Fax: 1-402-467-7923
                         Internet: www.unioncentral.com


                           REMEMBER, THE CORRECT FORM
is important for us to process your Policy elections and changes accurately. Many service forms can be found in the "Products & Services" section of our Internet site. Or, call us at our toll-free number and we will send you the form you need.

         ILLUSTRATIONS

         Illustrations are tools that can help demonstrate how the Policy operates, given the Policy's charges, Investment Options and any optional features selected, how you plan to accumulate or access Account Value over time, and assumed rates of return. Illustrations may also be able to assist you in comparing the Policy's death benefits, Cash Surrender Values and Account Values with those of other variable life insurance policies based upon the same or similar assumptions. You may ask your sales representative or us (at our toll-free telephone number) to provide an illustration, without charge, based upon your specific situation.

         STATEMENT OF ADDITIONAL INFORMATION;
         REGISTRATION STATEMENT

         A Statement of Additional Information ("SAI") with the same date as this prospectus contains other information about the Separate Account and the Policy. You may obtain a copy by calling our toll-free telephone number, at the left. Within three Business Days after we receive your request for an SAI, we will send your copy, without charge, by first class mail or e-mail. Information about the Separate Account (including the SAI), is available on the SEC's Internet site at www.sec.gov, or can be reviewed and, for a fee, copied at or ordered from the SEC's Public Reference Room, 100 F Street, NE, Washington, D.C. 20549-0102. (You may direct questions to the SEC at 202-551-8090.)

         REPORTS TO YOU

         We will send a statement to you at least annually showing your Policy's death benefit, Account Value and any Policy Debt. If your Policy activity is limited to scheduled periodic premiums automatically deducted from your bank or investment account, the annual report will also be the only confirmation you have of premium payments and regular Monthly Deductions. We will confirm any other premium payments, Policy Debt, transfers between Investment Options, lapses, Surrender, partial withdrawals, and other Policy transactions as they occur. You will receive additional periodic reports that the SEC may require.


Excel Performance VUL        Last Page            SEC Registration #: 811-09076

                              CARILLON LIFE ACCOUNT

                                       of

                    THE UNION CENTRAL LIFE INSURANCE COMPANY

           1876 Waycross Road o Cincinnati, Ohio 45240 o 513-595-2600


                       STATEMENT OF ADDITIONAL INFORMATION
                              Excel Performance VUL
                               Excel Accumulator VUL
                                Excel Choice VUL
                            Excel Executive Edge VUL

                                [effective date]

This Statement of Additional Information ("SAI") is not a prospectus. Much of the information contained in this Statement of Additional Information expands upon subjects discussed in the Prospectus. Accordingly, this Statement should be read in conjunction with Carillon Life Account's ("CLA") current Prospectus for the Excel Performance VUL, dated [effective date], which may be obtained by calling The Union Central Life Insurance Company ("Union Central") at 800-319-6902, or writing to P.O. Box 40409, Cincinnati, Ohio 45240-0409.

                                TABLE OF CONTENTS

TABLE OF CONTENTS.......................................................................1
   General Information and History......................................................2
   Multiple Beneficiaries...............................................................2
   Additional Information about Operation of Policies and Carillon Life Account.........2
   Reports to Policy Owners.............................................................2
   Assignment...........................................................................3
   Distribution of the Policies.........................................................3
   Custody of Assets and Administrative Services........................................5
   Independent Auditors and Independent Registered Public Accounting Firms..............5
   Model Asset Allocation Program.......................................................6

Financial Statements of Carillon Life Account and of Union Central follow Page 8 of this Statement of Additional Information.

General Information and History

The Union Central Life Insurance Company ("Union Central") is an Ohio company, organized in 1867 under the laws of Ohio. We are primarily engaged in the sale of life and disability insurance and annuities and are currently licensed to operate in all states and the District of Columbia. The policy is issued by Union Central.

On January 1, 2006, Union Central, an Ohio mutual life insurance company, converted to an Ohio stock life insurance subsidiary of a newly formed Ohio mutual insurance holding company. The new Ohio mutual insurance holding company immediately merged with and into Ameritas Acacia Mutual Holding Company, a Nebraska mutual insurance holding company, pursuant to an Agreement and Plan of Merger dated January 28, 2005. Upon consummation of the merger, Ameritas Acacia Mutual Holding Company changed its name to UNIFI Mutual Holding Company ("UNIFI"), and Union Central became an indirect wholly owned subsidiary of UNIFI (we are wholly owned by Ameritas Holding Company, a Nebraska holding company, which in turn is wholly owned by UNIFI).

Carillon Life Account was established under Ohio law on July 10, 1995. It is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940 and is a separate account within the meaning of the federal securities laws.

Multiple Beneficiaries

When policies have multiple beneficiaries, we provide each beneficiary with payment option information, as described in the prospectus. Generally, death benefits are paid in a lump sum as described in the prospectus. Unless the owner of the policy made an election as to how the beneficiaries would be paid, each beneficiary can make his or her own election as to payment of proceeds. The death benefit proceeds are equal to the sum of the death benefit under the death benefit option selected calculated on the date of the insured's death, plus any supplemental and/or rider benefits, minus any policy debt on that date. If part or all of the death benefit is paid in one sum, we will pay interest on this sum as required by applicable state law from the date of the insured's death to the date of payment to each beneficiary.

Additional Information about Operation of Policies and Carillon Life Account

Carillon Life Account has participation agreements with the various fund companies for the portfolios underlying the subaccount investment options in the policy. These agreements describe the rights and responsibilities of Union Central, Ameritas Investment Corp., the principal underwriter, which is an affiliate of Union Central, and the applicable fund family as they relate to the use of the portfolios in the policy. The participation agreements are filed as exhibits to the registration statement.

Reports to Policy Owners

Each year you will be sent a report at your last known address showing, as of the end of the current report period: account value; cash value; death benefit; amount of interest credited to the guaranteed account; change in value of the variable account; premiums paid since the last report; loans; partial cash surrenders; expense charges; and cost of insurance charges since the prior report; and any other information required by law. You will receive similar reports each calendar quarter as well. You will also be sent an annual and a semi-annual report for each portfolio underlying a subaccount to which you have allocated account value, including a list of the securities held in each portfolio, as required by the 1940 Act. In addition, when you pay premium payments, or if you take out a loan, transfer amounts or make partial cash surrenders, you will receive a written confirmation of these transactions. Confirmations of certain automated transactions will be included in the quarterly statement you receive. These include transactions such as applications of premium payments automatically deducted from your checking account, Portfolio Rebalancing, Dollar Cost Averaging, and Earnings Sweeps.

Please review your confirmations and quarterly statements carefully. If you find an error, please report it to us within 30 days of your receipt of the confirmation or statement.


Carillon Life Account SAI

Assignment

You may assign your policy in accordance with its terms. In order for any assignment to be binding on us, it must be in writing and filed at the home office. Once we have received a signed copy of the assignment, your rights and the interest of any beneficiary (or any other person) will be subject to the assignment. We assume no responsibility for the validity or sufficiency of any assignment. An assignment is subject to any policy debt.

Distribution of the Policies

We offer the policies to the public on a continuous basis through the Distributor. We anticipate continuing to offer the policies, but reserve the right to discontinue the offering.

The principal underwriter for the policies is Ameritas Investment Corp. ("AIC" or the "Distributor"), 5900 "O" Street, Lincoln, Nebraska. Carillon Investments, Inc. ("CII"), an affiliate of Union Central, was the underwriter for the policies prior to its merger with and into AIC on July 1, 2006. The Distributor is registered as a broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "1934 Act"), as well as with the securities commissions in the states in which it operates, and is a member of the Financial Investments Regulatory Authority ("FINRA"). The Distributor offers the policies through its sales representatives. We and the Distributor also may enter into selling agreements with other broker-dealers, which are members of FINRA, for sales of the policies through their sales representatives. Sales representatives must be licensed as insurance agents and appointed by us.

Commissions paid on the policy, as well as other incentives or payments, are not charged directly to the policy owners or the separate account. We intend to recoup commissions and other sales expenses through fees and charges imposed under the policy.

AIC and CII received sales compensation with respect to the Policies issued under this separate account in the following amounts during the periods indicated:

                                                                          2005             2006            2007
                                                                          ----             ----            ----
     Ameritas Investment Corp. (July 1, 2006 through December 31, 2007):
----------------------------------------------------------------------- --------------- -------------- ---------------
Variable life insurance commission paid to AIC that was paid to other                    $2,337,677      $5,058,076
broker-dealers and representatives (not kept by AIC).
----------------------------------------------------------------------- --------------- -------------- ---------------
Variable life insurance commission earned and kept by AIC.                                       $0              $0
----------------------------------------------------------------------- --------------- -------------- ---------------
Fees we paid to AIC for variable life insurance Principal Underwriter                       $87,023              $0
services.
----------------------------------------------------------------------------------------------------------------------
     Carillon Investments, Inc. (through June 30, 2006)
----------------------------------------------------------------------- --------------- -------------- ---------------
Variable life insurance commission paid to CII that was paid to other     $4,438,116     $2,091,550
broker-dealers and representatives (not kept by CII). *
----------------------------------------------------------------------- --------------- -------------- ---------------
Variable life insurance commission earned and kept by CII.                                       $0
----------------------------------------------------------------------- --------------- -------------- ---------------
Fees we paid to CII for variable life insurance Principal Underwriter                       $79,652
services.
----------------------------------------------------------------------- --------------- -------------- ---------------
* Total Fees and Commissions we paid to CII are shown on this line for Year
2005.


Carillon Life Account SAI

We pay commissions for the sale of the policies. Because sales representatives of the Distributor are also insurance agents for The Union Central Life Insurance Company, Ameritas Life Insurance Corp. and/or Acacia Life Insurance Company ("UNIFI Companies"), they are eligible for various cash benefits, such as bonuses, insurance benefits and financing arrangements, and non-cash compensation programs that UNIFI Companies offer. These programs include conferences, seminars, meals, sporting events, theater performances, payment for travel, lodging and entertainment, prizes, and awards, subject to applicable regulatory requirements. Sales of the policies may help sales representatives qualify for such benefits. Sales representatives may receive other payments from UNIFI Companies for services that do not directly involve the sale of the policies, including payments made for the recruitment and training of personnel, production of promotional literature, and similar services. In addition, the Distributor's sales representatives who meet certain UNIFI Companies productivity, persistency and length of service standards may be eligible for additional compensation. These benefits, programs or payments do not result in any additional charges under the Policy other than those described in the prospectus' CHARGES section.

For the Excel Performance VUL, if the ABR is not selected, the maximum commissions payable are: [to be determined]% of premiums up to the target premium and 2% of premiums above that amount paid in the first policy year; 2% of premium paid in policy years 2 through 10; and 2% of premium paid thereafter as a service fee. If the ABR is selected, the maximum commissions payable are:
[to be determined]% of first-year premium allocated to the base policy up to the base policy target premium; [to be determined]% of first-year premium allocated to the ABR up to the ABR target premium; 2% of first-year premium in excess of the sum of the base and ABR target premiums; [to be determined]% of premium allocated to the ABR up to the ABR target premium in each of policy years 2 through 5; 2% of premium on any additional premium paid in each of policy years 2 through 5; 2% of premium paid in policy years 6 through 10; and 2% of premium paid thereafter as a service fee. The SCR does not affect target premium and does not have premiums allocated to it. For an increase in specified amount, we will pay first-year commission on any increase in planned periodic premium that occurs during the policy year of the increase in specified amount. Substandard risks and riders, to the extent they affect target premiums, may result in additional compensation. We will pay agents commissions after the first year, called "trail" commissions, in an amount of 0.25%.

For the Excel Accumulator VUL (available for sales only through December 31,
2008), if the ABR is not selected, the maximum commissions payable are: 50% of premiums up to the target premium and 2% of premiums above that amount paid in the first policy year; 2% of premium paid in policy years 2 through 10; and 2% of premium paid thereafter as a service fee. If the ABR is selected, premium paid in the first policy year is allocated to the base policy and the ABR in proportion to the base and ABR specified amounts. The maximum commissions payable in the first policy year are: 50% of first-year premium allocated to the base policy up to the base policy target premium; 15% of first-year premium allocated to the ABR up to the ABR target premium; and 2% of first-year premium in excess of the sum of the base and ABR target premiums. The SCR does not affect target premium and does not have premiums allocated to it. For an increase in specified amount, we will pay first-year commission on any increase in planned periodic premium that occurs during the policy year of the increase in specified amount. Substandard risks and riders, to the extent they affect target premiums, may result in additional compensation. We will pay agents commissions after the first year, called "trail" commissions, in an amount of 0.20%.

For the Excel Choice (not available for new sales), the maximum commissions payable are: 50% of premiums up to the target premium and 2% of premiums above that amount paid in the first policy year; 2% of premium paid in Policy years 2 through 10; and 2% of premium paid thereafter as a service fee. A "target premium" is an amount of premium based on the insured's age at issue, sex, rate class, specified amount, and supplemental and/or rider benefits. For each premium received following an increase in specified amount, a first-year commission on such premiums will be paid up to the target premium for the increase in the year in which the increase occurs; the commission will be calculated as described above, with each increase in specified amount beginning its own commission schedule. Substandard risks do not affect target premiums, and have no effect on commissions; riders, to the extent they affect target premiums, may result in additional compensation.


Carillon Life Account SAI

For the Excel Executive Edge (not available for new sales), the maximum commissions payable are: 50% of premiums up to the target premium and 2% of premiums above that amount paid in the first policy year; 2% of premium paid in Policy years 2 through 10; and 2% of premium paid thereafter as a service fee. In addition, selling agents may be paid a maximum of 15% of planned periodic premiums attributed to the ABR specified amount paid up to an amount equal to one "target premium." A "target premium" is an amount of premium based on the insured's age at issue, sex, rate class, specified amount, and supplemental and/or rider benefits. ART specified amount does not have planned periodic premiums attributable to it. For each premium received following an increase in specified amount, a first-year commission on such premiums will be paid up to the target premium for the increase in the year in which the increase occurs; the commission will be calculated as described above, with each increase in specified amount beginning its own commission schedule. Substandard risks do not affect target premiums, and have no effect on commissions; riders, to the extent they affect target premiums, may result in additional compensation.

Additional amounts may be paid and expenses may be reimbursed based on various factors. Other selling broker-dealers will share commissions and additional amounts received for sales of the Policies with their sales representatives involved in the sales in accordance with their rules and policies for compensating sales representatives.

We may pay certain broker-dealers an additional bonus after the first policy year for sales by their sales representatives, which may be up to the amount of the basic commission for the particular policy year. These broker-dealers may share the bonus or other additional compensation with their sales representatives. In addition, we may reimburse these broker-dealers for portions of their sales expenses.

Some funds have adopted distribution plans pursuant to Rule 12b-1 under the Investment Company Act of 1940, which allows Class 12b-1 shares of the portfolios to pay fees out of portfolio assets to those who sell and distribute portfolio shares. The Distributor receives .25% from FTVIPT Templeton Growth Securities Fund, Class 2, .25% from Seligman Communications and Information Portfolio (Class 2), and .19% from Seligman Smaller-Cap Value Portfolio (Class
2). In addition to 12b-1 fees, some portfolios pay annual revenue sharing of between .05% and .25% of subaccount assets for our providing various shareholder support and marketing services.


Custody of Assets and Administrative Service

Title to the assets of Carillon Life Account is held by Union Central. Records are maintained of all purchases and redemptions of portfolio shares held by each of the subaccounts. Our affiliate, Ameritas Life Insurance Corp., 5900 "O" Street, Lincoln, NE 68510, maintains physical possession of all accounts, books and other documents required to be maintained by Section 31(a) of the 1940 Act and the Rules under that section under a General Administrative Services Agreement among the UNIFI companies.

Independent Auditors and Independent Registered Public Accounting Firms

The balance sheets - statutory basis of The Union Central Life Insurance Company, a wholly owned subsidiary of Ameritas Holding Company, as of December 31, 2007 and 2006, and the related statements of income and changes in capital and surplus - statutory basis and cash flows - statutory basis for the years then ended have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and the statements of net assets of each of the subaccounts of Carillon Life Account as of December 31, 2007, and the related statements of operations for the period then ended, the


Carillon Life Account SAI
statements of changes in net assets for each of the periods in the two years then ended and the financial highlights for each of the periods in the two years then ended, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. The principal business address of Deloitte & Touche LLP is 1248 "O" Street, Suite 716, Lincoln, Nebaska 68505.

The statutory-basis financial statements of The Union Central Life Insurance Company for the year ended December 31, 2005, appearing in this Statement of Additional Information and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Underwriting Procedure

The Policy's cost of insurance depends upon the insured's sex, issue age, risk class, and length of time the Policy has been in force. The rates will vary depending upon tobacco use and other risk factors. For the Excel Performance VUL, guaranteed cost of insurance rates are based on the gender-distinct, smoker-distinct 2001 Commissioners Standard Ordinary Age Nearest Birthday Ultimate Mortality Tables. For all other policies, the guaranteed cost of insurance rates are based on the insured's attained age and are equal to the 1980 Insurance Commissioners Standard Ordinary Male and Female Mortality Tables without smoker distinction. The maximum rates for the table-rated substandard insureds are based on a multiple (shown in the schedule pages of the Policy) of the above rates. We may add flat extra ratings to reflect higher mortality risk. Any change in the cost of insurance rates will apply to all insureds of the same age, gender, risk class and whose Policies have been in effect for the same length of time.

If the rating class for any increase in the specified amount of insurance coverage is not the same as the rating class at issue, the cost of insurance rate used after such increase will be a composite rate based upon a weighted average of the rates of the different rating classes. Decreases may be reflected in the cost of insurance rate, as discussed earlier.

Actual charges made during the Policy year will be shown in the annual report delivered to Policy owners.

Model Asset Allocation Program

MORNINGSTAR(R) ASSET ALLOCATOR offered through AMERITAS INVESTMENT CORP.

The Service
Ameritas Investment Corp. ("AIC"), an affiliate of ours, has developed several asset allocation models, each based on different profiles of an investor's willingness to accept investment risk, and marketed exclusively through our Policies as the "Morningstar Asset Allocator" program. AIC periodically (typically annually) evaluates and updates the models. In developing and periodically updating the models, AIC currently relies on the recommendations of Morningstar Associates, LLC. AIC may change the firm it uses, or, may use no independent firm at all.

If you choose to subscribe to the Morningstar Asset Allocator program, AIC will serve as your investment adviser for the service solely for purposes of development of the program models and periodic updates of the models.


Carillon Life Account SAI

If you choose to subscribe to the Morningstar Asset Allocator program, AIC instructs us to allocate your initial premium (in the case of a new application) or accumulated value, as applicable, to the investment options according to the model you select, to similarly allocate subsequent premium, and to periodically automatically reallocate your accumulated value or premium payments. Your Policy value will be rebalanced quarterly consistent with your selected model.

The Morningstar Asset Allocator Models
Development of the Morningstar Asset Allocator models is a two-step process. First, an optimization analysis is performed to determine the breakdown of asset classes. Next, after the asset class exposures are known, a determination is made of how available investment options can be used to implement the asset class level allocations. The investment options are selected by evaluating the asset classes represented by the underlying portfolios and combining investment options to arrive at the desired asset class exposure. Investment options are selected in a way intended to optimize potential returns for each model, given a particular level of risk tolerance. This process could, in some cases, result in the inclusion of an investment option in a model based on its specific asset class exposure or other specific optimization factors, even where another investment option may have better historical performance.

Periodic Updates of the Models and Notices of Updates
Each model is evaluated periodically (generally, annually) to assess whether the combination of investment options within each model should be changed to better seek to optimize the potential return for the level of risk tolerance intended for the model. As a result, each model may change, and the investment options used within a model may change.

When your selected model is updated, AIC instructs us to automatically reallocate your accumulated value and any subsequent premium payments in accordance with any changes to the model you have selected. This means the allocation of your accumulated value, and potentially the investment options in which you are invested, will automatically change and your accumulated value and any subsequent premium payments will be automatically reallocated among the investment options in your updated model (independently of the automatic quarterly rebalancing). AIC requires that you give it discretionary investment authority to periodically instruct us to reallocate your accumulated value and any subsequent premium payments in accordance with the updated version of the model you have selected, if you wish to participate in the Morningstar Asset Allocation program.

When AIC updates the models, we will send you written notice of the updated models at least 30 days in advance of the date the updated models are to be effective. If you wish to accept the changes in your selected model, you will not need to take any action, as your Policy value and any subsequent premium will be automatically reallocated pursuant to the updated model. If you do not wish to accept the changes to your selected model, you can change to a different model or withdraw from the Morningstar Asset Allocator program.

Risks
Although asset allocation models are designed to optimize returns given the various levels of risk, there is no assurance that a model portfolio will not lose money or that investment results will not experience volatility. Investment performance of your accumulated value could be better or worse by participating in a Morningstar Asset Allocator model than if you had not participated. A model may perform better or worse than any single investment option or asset class or other combinations of investment options or asset classes. Model performance is dependent upon the performance of the component investment options (and their underlying portfolios). The timing of your investment and the automatic quarterly rebalancing may affect performance. Your accumulated value will fluctuate, and when redeemed, may be worth more or less than the original cost.


Carillon Life Account SAI
                                       7

Periodic updating of the models can cause the underlying portfolios to incur transaction expenses to raise cash for money flowing out of the portfolios or to buy securities with money flowing into the portfolios. These expenses can adversely affect performance of the pertinent portfolios and the models.

AIC, an affiliate of ours, may be subject to competing interests that have the potential to influence its decision making with regard to the models. In addition to its limited role as investment advisor under the Morningstar Asset Allocator program, AIC is also compensated by us as principal underwriter for the Policies. In addition, AIC receives fees as distributor for the Summit Mutual Funds, Inc., Summit Pinnacle Series. We and AIC may receive fees for administrative services from other portfolios that are available as investment options. AIC may have an incentive to use certain portfolios in the models that provide higher fees for administrative services or distribution fees. AIC may believe that certain portfolios may benefit from additional assets or could be harmed by redemptions. All our model investment options and their underlying portfolios are analyzed by Morningstar Associates, LLC, an independent analytical firm. Neither AIC nor we dictate to Morningstar the number of portfolios in a model, the percent that any portfolio represents in a model, or which portfolios may be selected (other than to require exclusion of any portfolio that is expected to be liquidated, merged into another portfolio, or otherwise closed). AIC and we believe reliance on recommendations of Morningstar to develop and update the models reduces the potential for AIC and us to be influenced by these competing interests, but there can be no assurance of this.

AIC and we are under no obligation to continue the Morningstar Asset Allocator program, or any asset allocation program, and have the right to terminate or change such services at any time.


Carillon Life Account SAI

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2

                  FINANCIAL STATEMENTS AS OF DECEMBER 31, 2006
             AND FOR EACH OF THE PERIODS IN THE TWO YEARS THEN ENDED
           AND REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Ameritas Variable Life Insurance Company
Lincoln, Nebraska

We have audited the accompanying statements of net assets of each of the subaccounts listed in Note 1 which comprise Ameritas Variable Life Insurance Company Separate Account VA-2 as of December 31, 2006 and the related statements of operations for the period then ended and the statements of changes in net assets for each of the periods in the two years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The subaccounts are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of each of the subaccounts' internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned at December 31, 2006, by correspondence with the custodian. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of each of the subaccounts constituting Ameritas Variable Life Insurance Company Separate Account VA-2 as of December 31, 2006, and the results of their operations for the period then ended and the changes in their net assets for each of the periods in the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Lincoln, Nebraska
February 22, 2007

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                            STATEMENTS OF NET ASSETS
                                DECEMBER 31, 2006

ASSETS
INVESTMENTS AT FAIR VALUE:

    Variable Insurance Products (Fidelity):
       VIP Equity-Income Portfolio: Initial Class (Equity-Income IC) -
         2,599,314.817 shares at $26.20 per share (cost $55,862,807)                             $       68,102,048
       VIP Equity-Income Portfolio: Service Class (Equity-Income SC) -
         668,715.357 shares at $26.11 per share (cost $15,646,852)                                       17,460,158
       VIP Equity-Income Portfolio: Service Class 2 (Equity-Income SC2) -
         1,909,180.787 shares at $25.87 per share (cost $44,442,736)                                     49,390,507
       VIP Growth Portfolio: Initial Class (Growth IC) -
         1,111,620.706 shares at $35.87 per share (cost $33,287,430)                                     39,873,835
       VIP Growth Portfolio: Service Class (Growth SC) -
         319,297.341 shares at $35.72 per share (cost $12,940,153)                                       11,405,301
       VIP Growth Portfolio: Service Class 2 (Growth SC2) -
         602,739.495 shares at $35.42 per share (cost $18,478,084)                                       21,349,033
       VIP High Income Portfolio: Initial Class (High Income IC) -
         2,177,579.916 shares at $6.35 per share (cost $14,057,650)                                      13,827,632
       VIP High Income Portfolio: Service Class (High Income SC) -
         1,000,762.362 shares at $6.32 per share (cost $6,503,587)                                        6,324,818
       VIP High Income Portfolio: Service Class 2 (High Income SC2) -
         2,704,937.805 shares at $6.25 per share (cost $17,181,260)                                      16,905,861
       VIP Overseas Portfolio: Initial Class (Overseas IC) -
         1,011,791.729 shares at $23.97 per share (cost $14,858,938)                                     24,252,648
       VIP Overseas Portfolio: Service Class (Overseas SC) -
         419,953.549 shares at $23.86 per share (cost $7,725,277)                                        10,020,092
       VIP Overseas Portfolio: Service Class 2 (Overseas SC2) -
         1,272,203.934 shares at $23.75 per share (cost $23,210,895)                                     30,214,843
       VIP Asset Manager Portfolio: Initial Class (Asset Mgr. IC) -
         2,067,795.775 shares at $15.71 per share (cost $32,576,987)                                     32,485,072
       VIP Asset Manager Portfolio: Service Class (Asset Mgr. SC) -
         407,417.243 shares at $15.61 per share (cost $6,375,279)                                         6,359,783
       VIP Asset Manager Portfolio: Service Class 2 (Asset Mgr. SC2) -
         233,540.705 shares at $15.47 per share (cost $3,239,634)                                         3,612,875
       VIP Investment Grade Bond Portfolio: Initial Class (Inv. Bond IC) -
         2,786,981.681 shares at $12.76 per share (cost $35,221,221)                                     35,561,886
       VIP Investment Grade Bond Portfolio: Service Class 2 (Inv. Bond SC2) -
         2,427,023.269 shares at $12.56 per share (cost $30,829,292)                                     30,483,412
       VIP Contrafund Portfolio: Initial Class (Contrafund IC) -
         1,827,685.556 shares at $31.47 per share (cost $39,572,490)                                     57,517,264
       VIP Contrafund Portfolio: Service Class (Contrafund SC) -
         755,421.924 shares at $31.38 per share (cost $19,233,011)                                       23,705,140
       VIP Contrafund Portfolio: Service Class 2 (Contrafund SC2) -
         1,681,981.619 shares at $31.11 per share (cost $44,326,339)                                     52,326,448

The accompanying notes are an integral part of these financial statements.

                                      FS-2

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                            STATEMENTS OF NET ASSETS
                                DECEMBER 31, 2006

ASSETS, continued
INVESTMENTS AT FAIR VALUE:

    Variable Insurance Products (Fidelity), continued:
       VIP Asset Manager: Growth Portfolio: Initial Class (Asset Mgr. Gr. IC) -
         304,667.564 shares at $13.60 per share (cost $3,949,568)                                $        4,143,479
       VIP Asset Manager: Growth Portfolio: Service Class (Asset Mgr. Gr. SC) -
         84,735.791 shares at $13.50 per share (cost $1,215,419)                                          1,143,933
       VIP Asset Manager: Growth Portfolio: Service Class 2 (Asset Mgr. Gr. SC2) -
         65,696.869 shares at $13.42 per share (cost $768,644)                                              881,652
    The Alger American Fund (Alger):
       Alger American Balanced Portfolio - Class O (Balanced) -
         1,727,505.893 shares at $14.11 per share (cost $22,659,233)                                     24,375,108
    MFS Variable Insurance Trust (MFS):
       Strategic Income Portfolio: Initial Class (Strategic Inc.) -
         1,467,202.707 shares at $10.67 per share (cost $15,459,019)                                     15,655,053
       Utilities Portfolio: Initial Class (Utilities) -
         2,129,642.211 shares at $29.27 per share (cost $41,935,924)                                     62,334,628
       New Discovery Portfolio: Initial Class (New Discovery) -
         603,101.257 shares at $17.42 per share (cost $7,988,487)                                        10,506,024
    The Universal Institutional Funds, Inc. (Van Kampen):
       Emerging Markets Equity Portfolio - Class I (Emerging Markets) -
         1,679,544.791 shares at $19.54 per share (cost $21,835,238)                                     32,818,305
       Global Value Equity Portfolio - Class I (Global Value) -
         1,111,950.857 shares at $16.98 per share (cost $13,839,613)                                     18,880,926
       International Magnum Portfolio - Class I (Intl. Magnum) -
         734,128.853 shares at $14.26 per share (cost $8,049,255)                                        10,468,677
       U.S. Real Estate Portfolio - Class I (U.S. Real Estate) -
         1,575,100.508 shares at $29.36 per share (cost $27,614,498)                                     46,244,951
    Calvert Variable Series, Inc. Ameritas Portfolios (Ameritas):
       Ameritas Core Strategies Portfolio (Core Strat.) -
         2,658,726.574 shares at $21.01 per share (cost $41,259,485)                                     55,859,845
       Ameritas Income & Growth Portfolio (Income and Growth) -
         6,869,990.650 shares at $14.39 per share (cost $92,398,122)                                     98,859,165
       Ameritas Index 500 Portfolio (Index 500) -
         457,921.522 shares at $152.96 per share (cost $61,045,929)                                      70,043,676
       Ameritas MidCap Growth Portfolio (MidCap) -
         1,367,621.988 shares at $35.96 per share (cost $40,515,958)                                     49,179,687
       Ameritas Money Market Portfolio (Money Market) -
         49,015,510.137 shares at $1.00 per share (cost $49,015,510)             $    49,015,510
           Dividends Receivable                                                           33,350
                                                                                ----------------
             Total                                                                                       49,048,860
       Ameritas Small Capitalization Portfolio (Small Cap) -
         664,420.201 shares at $33.48 per share (cost $16,040,892)                                       22,244,788

The accompanying notes are an integral part of these financial statements.

                                      FS-3


                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                            STATEMENTS OF NET ASSETS
                                DECEMBER 31, 2006

ASSETS, continued
INVESTMENTS AT FAIR VALUE:

    Calvert Variable Series, Inc. Ameritas Portfolios (Ameritas), continued:
       Ameritas Small Company Equity Portfolio (Small Co. Equity) -
         773,349.288 shares at $22.63 per share (cost $16,779,803)                               $       17,500,894
       Ameritas Focused MidCap Value Portfolio (Focused MidCap) -
         2,039,059.323 shares at $23.49 per share (cost $40,070,484)                                     47,897,503
    Calvert Variable Series, Inc. Calvert Portfolios (Calvert):
       CVS Social Balanced Portfolio (Balanced) -
         3,720,777.037 shares at $2.030 per share (cost $6,788,191)                                       7,553,177
       CVS Social International Equity Portfolio (Intl. Equity) -
         559,066.731 shares at $21.85 per share (cost $8,622,706)                                        12,215,608
       CVS Social Mid Cap Growth Portfolio (Mid Cap) -
         184,115.322 shares at $28.29 per share (cost $4,592,930)                                         5,208,622
       CVS Social Small Cap Growth Portfolio (Small Cap) -
         318,899.859 shares at $15.38 per share (cost $4,772,870)                                         4,904,680
       CVS Social Equity Portfolio (Equity) -
         304,531.927 shares at $19.48 per share (cost $4,761,143)                                         5,932,282
       CVS Income Portfolio (Income) -
         3,074,342.680 shares at $16.02 per share (cost $49,842,322)                                     49,250,970
    American Century Variable Portfolios, Inc. (American Century):
       VP Income & Growth Portfolio (Income & Growth) -
         4,715,699.481 shares at $8.63 per share (cost $30,568,862)                                      40,696,487
    AIM Variable Insurance Funds (AIM):
       AIM V.I. Dynamics Portfolio - Series I (Dynamics) -
         406,446.007 shares at $17.15 per share (cost $5,252,927)                                         6,970,549
    Summit Mutual Funds Inc. Summit Pinnacle Series (Summit):
       S&P MidCap 400 Index Portfolio (S&P MidCap) -
         211,611.984 shares at $69.23 per share (cost $11,737,942)                                       14,649,898
       Russell 2000 Small Cap Index Portfolio (Russell Small Cap) -
         131,861.906 shares at $74.19 per share (cost $7,246,708)                                         9,782,835
       Nasdaq-100 Index Portfolio (Nasdaq-100 Index) -
         235,876.882 shares at $24.47 per share (cost $4,656,528)                                         5,771,907
    Third Avenue Variable Series Trust (Third Avenue):
       Third Avenue Value Portfolio (Value) -
         2,866,913.666 shares at $29.84 per share (cost $60,382,602)                                     85,548,704
    Dreyfus Investment Portfolios (Dreyfus):
       MidCap Stock Portfolio - Service Shares (MidCap) -
         320,360.318 shares at $17.32 per share (cost $5,340,403)                                         5,548,641
                                                                                                --------------------

    NET ASSETS REPRESENTING EQUITY OF POLICYOWNERS                                               $    1,443,300,170
                                                                                                ====================

The accompanying notes are an integral part of these financial statements.

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Fidelity
                                                                              --------------------------------------
                                                                              Equity-Income IC
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $      2,215,079
   Mortality and expense risk charge                                                   (874,319)
                                                                              ------------------
Net investment income(loss)                                                           1,340,760
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                    7,977,869
   Net realized gain(loss) on sale of fund shares                                     2,440,710
                                                                              ------------------
Net realized gain(loss)                                                              10,418,579
                                                                              ------------------

Change in unrealized appreciation/depreciation                                         (391,453)
                                                                              ------------------
Net increase(decrease) in net assets resulting
   from operations                                                             $     11,367,886
                                                                              ==================


                                                                                        Equity-Income IC
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $      1,340,760   $        282,276
   Net realized gain(loss)                                                           10,418,579          4,885,586
   Net change in unrealized appreciation/depreciation                                  (391,453)        (2,266,505)
                                                                             ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                   11,367,886          2,901,357
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                  983,671            986,751
   Subaccounts transfers (including fixed account), net                                  34,544           (671,973)
   Transfers for policyowner benefits and terminations                              (11,795,310)       (13,075,248)
   Policyowner maintenance charges                                                     (145,163)          (156,862)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                (10,922,258)       (12,917,332)
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                  445,628        (10,015,975)
Net assets at beginning of period                                                    67,656,420         77,672,395
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     68,102,048   $     67,656,420
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                                  Fidelity
-------------------------------------------------------------------------------------------------
 Equity-Income SC                        Equity-Income SC2                      Growth IC
-------------------                    -------------------                    -------------------

       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $        508,529                       $      1,206,638                       $        172,480
         (151,988)                              (321,692)                              (553,051)
-------------------                    -------------------                    -------------------
          356,541                                884,946                               (380,571)
-------------------                    -------------------                    -------------------

        1,962,452                              5,089,966                                   ----
          260,471                                128,671                              1,149,017
-------------------                    -------------------                    -------------------
        2,222,923                              5,218,637                              1,149,017
-------------------                    -------------------                    -------------------

          257,469                              1,160,226                              1,382,631
-------------------                    -------------------                    -------------------


 $      2,836,933                       $      7,263,809                       $      2,151,077
===================                    ===================                    ===================

          Equity-Income SC                       Equity-Income SC2                          Growth IC
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005                2006               2005
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $        356,541    $         87,524   $        884,946   $        107,258    $       (380,571)  $       (373,936)
        2,222,923             646,854          5,218,637            879,741           1,149,017            892,207
          257,469             (26,773)         1,160,226            507,396           1,382,631          1,223,605
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        2,836,933             707,605          7,263,809          1,494,395           2,151,077          1,741,876
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


           51,469              72,670          2,874,910          2,551,112             785,514            899,605
          842,582           1,508,841          8,332,563          8,731,588          (1,375,396)        (3,047,267)
       (1,790,147)         (1,741,062)        (2,072,706)        (1,217,809)         (6,884,351)       (10,452,222)
           (3,434)             (3,484)           (94,247)           (58,676)           (113,577)          (134,494)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
         (899,530)           (163,035)         9,040,520         10,006,215          (7,587,810)       (12,734,378)
------------------- ------------------ ------------------- ------------------- ------------------ -------------------

        1,937,403             544,570         16,304,329         11,500,610          (5,436,733)       (10,992,502)
       15,522,755          14,978,185         33,086,178         21,585,568          45,310,568         56,303,070
------------------- ------------------ ------------------- ------------------- ------------------ -------------------
 $     17,460,158    $     15,522,755   $     49,390,507   $     33,086,178    $     39,873,835   $     45,310,568
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Fidelity
                                                                              --------------------------------------
                                                                                  Growth SC

                                                                              ------------------
STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $         34,649
   Mortality and expense risk charge                                                   (113,057)
                                                                              ------------------
Net investment income(loss)                                                             (78,408)
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                         ----
   Net realized gain(loss) on sale of fund shares                                      (417,034)
                                                                              ------------------
Net realized gain(loss)                                                                (417,034)
                                                                              ------------------

Change in unrealized appreciation/depreciation                                        1,152,164
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $        656,722
                                                                              ==================


                                                                                            Growth SC
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $        (78,408)  $        (68,491)
   Net realized gain(loss)                                                             (417,034)          (799,836)
   Net change in unrealized appreciation/depreciation                                 1,152,164          1,391,709
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                      656,722            523,382
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                   51,260             76,783
   Subaccounts transfers (including fixed account), net                                (545,502)          (865,325)
   Transfers for policyowner benefits and terminations                               (1,250,802)        (1,167,916)
   Policyowner maintenance charges                                                       (2,997)            (3,613)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                 (1,748,041)        (1,960,071)
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                               (1,091,319)        (1,436,689)
Net assets at beginning of period                                                    12,496,620         13,933,309
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     11,405,301   $     12,496,620
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                                    Fidelity
--------------------------------------------------------------------------------------------------------------------
    Growth SC2                            High Income IC                         High Income SC
-------------------                    -------------------                    -------------------
       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $         28,019                       $      1,028,956                       $        466,091
         (149,857)                              (182,933)                               (54,216)
-------------------                    -------------------                    -------------------
         (121,838)                               846,023                                411,875
-------------------                    -------------------                    -------------------


             ----                                   ----                                   ----
          134,171                                (56,466)                               (36,503)
-------------------                    -------------------                    -------------------
          134,171                                (56,466)                               (36,503)
-------------------                    -------------------                    -------------------

        1,093,135                                505,268                                190,714
-------------------                    -------------------                    -------------------


 $      1,105,468                       $      1,294,825                       $        566,086
===================                    ===================                    ===================

             Growth SC2                           High Income IC                         High Income SC
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005                2006               2005
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $       (121,838)   $        (79,121)  $        846,023   $      2,367,021    $        411,875   $        789,274
          134,171             102,469            (56,466)           146,370             (36,503)           (55,731)
        1,093,135             751,683            505,268         (2,277,401)            190,714           (650,102)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        1,105,468             775,031          1,294,825            235,990             566,086             83,441
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


        1,211,737           1,361,482            211,576            310,412              13,287             16,645
        3,255,882           2,511,833            (57,276)        (2,344,301)            773,168           (135,474)
         (910,103)           (857,853)        (2,959,679)        (3,584,441)           (501,884)          (609,691)
          (40,557)            (26,718)           (25,045)           (29,803)             (1,177)            (1,198)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
        3,516,959           2,988,744         (2,830,424)        (5,648,133)            283,394           (729,718)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        4,622,427           3,763,775         (1,535,599)        (5,412,143)            849,480           (646,277)
       16,726,606          12,962,831         15,363,231         20,775,374           5,475,338          6,121,615
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $     21,349,033    $     16,726,606   $     13,827,632   $     15,363,231    $      6,324,818   $      5,475,338
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Fidelity
                                                                              --------------------------------------
                                                                               High Income SC2
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $      1,241,755
   Mortality and expense risk charge                                                   (117,290)
                                                                              ------------------
Net investment income(loss)                                                           1,124,465
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                         ----
   Net realized gain(loss) on sale of fund shares                                       (27,236)
                                                                              ------------------
Net realized gain(loss)                                                                 (27,236)
                                                                              ------------------

Change in unrealized appreciation/depreciation                                          365,459
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $      1,462,688
                                                                              ==================

                                                                                         High Income SC2
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $      1,124,465   $      1,761,953
   Net realized gain(loss)                                                              (27,236)            (8,010)
   Net change in unrealized appreciation/depreciation                                   365,459         (1,531,750)
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    1,462,688            222,193
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                1,111,474            974,835
   Subaccounts transfers (including fixed account), net                               2,362,161          2,071,954
   Transfers for policyowner benefits and terminations                               (1,244,028)        (1,421,612)
   Policyowner maintenance charges                                                      (36,136)           (30,366)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                  2,193,471          1,594,811
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                3,656,159          1,817,004
Net assets at beginning of period                                                    13,249,702         11,432,698
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     16,905,861   $     13,249,702
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                                       Fidelity
--------------------------------------------------------------------------------------------------------------------

   Overseas IC                            Overseas SC                            Overseas SC2
-------------------                    -------------------                    -------------------

       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $        198,702                       $         71,331                       $        133,195
         (302,055)                               (88,950)                              (185,699)
-------------------                    -------------------                    -------------------
         (103,353)                               (17,619)                               (52,504)
-------------------                    -------------------                    -------------------


          138,135                                 55,527                                115,436
        1,293,473                                294,513                                193,255
-------------------                    -------------------                    -------------------
        1,431,608                                350,040                                308,691
-------------------                    -------------------                    -------------------

        2,160,463                              1,147,886                              3,591,470
-------------------                    -------------------                    -------------------


 $      3,488,718                       $      1,480,307                       $      3,847,657
===================                    ===================                    ===================

             Overseas IC                            Overseas SC                           Overseas SC2
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005                2006               2005
------------------- ------------------ ------------------- ------------------ ------------------ -------------------
 $       (103,353)   $       (125,909)  $        (17,619)  $        (29,068)   $        (52,504)  $        (47,554)
        1,431,608             940,244            350,040             48,837             308,691            120,755
        2,160,463           2,450,344          1,147,886          1,269,550           3,591,470          2,314,882
------------------- ------------------ ------------------- ------------------ ------------------ -------------------

        3,488,718           3,264,679          1,480,307          1,289,319           3,847,657          2,388,083
------------------- ------------------ ------------------- ------------------ ------------------ -------------------


          572,661             446,881             34,881             30,127           2,275,708          1,635,636
        1,772,077           1,191,301            849,457          1,778,276           7,778,234          6,470,926
       (3,477,569)         (3,774,910)          (837,634)          (689,407)           (991,275)          (511,462)
          (51,415)            (47,518)            (1,723)            (1,385)            (50,084)           (21,565)
------------------- ------------------ ------------------- ------------------ ------------------ -------------------
       (1,184,246)         (2,184,246)            44,981          1,117,611           9,012,583          7,573,535
------------------- ------------------ ------------------- ------------------ ------------------ -------------------

        2,304,472           1,080,433          1,525,288          2,406,930          12,860,240          9,961,618
       21,948,176          20,867,743          8,494,804          6,087,874          17,354,603          7,392,985
------------------- ------------------ ------------------- ------------------ ------------------ -------------------
 $     24,252,648    $     21,948,176   $     10,020,092   $      8,494,804    $     30,214,843   $     17,354,603
=================== ================== =================== ================== ================== ===================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Fidelity
                                                                              --------------------------------------

                                                                                Asset Mgr. IC
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $      1,001,928
   Mortality and expense risk charge                                                   (446,580)
                                                                              ------------------
Net investment income(loss)                                                             555,348
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                         ----
   Net realized gain(loss) on sale of fund shares                                      (441,632)
                                                                              ------------------
Net realized gain(loss)                                                                (441,632)
                                                                              ------------------

Change in unrealized appreciation/depreciation                                        1,837,370
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $      1,951,086
                                                                              ==================

                                                                                          Asset Mgr. IC
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $        555,348   $        673,492
   Net realized gain(loss)                                                             (441,632)          (953,570)
   Net change in unrealized appreciation/depreciation                                 1,837,370          1,233,926
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    1,951,086            953,848
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                  338,382            292,333
   Subaccounts transfers (including fixed account), net                              (1,884,252)        (1,924,902)
   Transfers for policyowner benefits and terminations                               (5,942,114)        (7,848,377)
   Policyowner maintenance charges                                                     (102,929)          (125,280)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                 (7,590,913)        (9,606,226)
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                               (5,639,827)        (8,652,378)
Net assets at beginning of period                                                    38,124,899         46,777,277
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     32,485,072   $     38,124,899
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                                      Fidelity
--------------------------------------------------------------------------------------------------------------------
  Asset Mgr. SC                           Asset Mgr. SC2                          Inv. Bond IC
-------------------                    -------------------                    -------------------
       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $        180,937                       $         97,146                       $      1,656,451
          (62,885)                               (30,724)                              (465,852)
-------------------                    -------------------                    -------------------
          118,052                                 66,422                              1,190,599
-------------------                    -------------------                    -------------------


             ----                                   ----                                 99,189
          (63,765)                                72,987                               (216,877)
-------------------                    -------------------                    -------------------
          (63,765)                                72,987                               (117,688)
-------------------                    -------------------                    -------------------

          341,363                                 89,596                                 11,770
-------------------                    -------------------                    -------------------


 $        395,650                       $        229,005                       $      1,084,681
===================                    ===================                    ===================


            Asset Mgr. SC                         Asset Mgr. SC2                          Inv. Bond IC
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005                2006               2005
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $        118,052    $        137,133   $         66,422   $         75,269    $      1,190,599   $      1,307,703
          (63,765)           (252,531)            72,987             49,022            (117,688)         1,182,525
          341,363             300,672             89,596            (15,563)             11,770         (2,017,349)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

          395,650             185,274            229,005            108,728           1,084,681            472,879
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


            4,469              43,697             79,915            126,134             455,563            652,878
         (712,861)         (1,828,929)          (345,532)          (599,561)         (1,090,435)          (955,479)
         (524,500)           (629,506)          (190,297)          (126,913)         (8,536,556)        (9,479,413)
           (1,582)             (1,996)            (7,423)            (6,731)            (49,958)           (62,723)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
       (1,234,474)         (2,416,734)          (463,337)          (607,071)         (9,221,386)        (9,844,737)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

         (838,824)         (2,231,460)          (234,332)          (498,343)         (8,136,705)        (9,371,858)
        7,198,607           9,430,067          3,847,207          4,345,550          43,698,591         53,070,449
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $      6,359,783    $      7,198,607   $      3,612,875   $      3,847,207    $     35,561,886   $     43,698,591
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Fidelity
                                                                              --------------------------------------

                                                                                Inv. Bond SC2
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $      1,016,042
   Mortality and expense risk charge                                                   (223,398)
                                                                              ------------------
Net investment income(loss)                                                             792,644
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                       63,768
   Net realized gain(loss) on sale of fund shares                                      (130,228)
                                                                              ------------------
Net realized gain(loss)                                                                 (66,460)
                                                                              ------------------

Change in unrealized appreciation/depreciation                                          211,003
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $        937,187
                                                                              ==================


                                                                                          Inv. Bond SC2
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $        792,644   $        587,619
   Net realized gain(loss)                                                              (66,460)           433,742
   Net change in unrealized appreciation/depreciation                                   211,003           (754,385)
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                      937,187            266,976
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                2,010,386          1,794,442
   Subaccounts transfers (including fixed account), net                               3,167,816          4,689,661
   Transfers for policyowner benefits and terminations                               (1,966,312)        (1,474,883)
   Policyowner maintenance charges                                                      (57,578)           (51,602)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                  3,154,312          4,957,618
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                4,091,499          5,224,594
Net assets at beginning of period                                                    26,391,913         21,167,319
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     30,483,412   $     26,391,913
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                                    Fidelity
--------------------------------------------------------------------------------------------------------------------
    Contrafund                            Contrafund SC                         Contrafund SC2
-------------------                    -------------------                    -------------------
       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $        754,027                       $        262,114                       $        463,127
         (802,605)                              (223,117)                              (360,961)
-------------------                    -------------------                    -------------------
          (48,578)                                38,997                                102,166
-------------------                    -------------------                    -------------------


        4,653,898                              1,907,852                              4,117,524
        4,158,784                                936,331                                424,034
-------------------                    -------------------                    -------------------
        8,812,682                              2,844,183                              4,541,558
-------------------                    -------------------                    -------------------

       (3,092,854)                              (519,110)                               (44,328)
-------------------                    -------------------                    -------------------


 $      5,671,250                       $      2,364,070                       $      4,599,396
===================                    ===================                    ===================

            Contrafund IC                          Contrafund SC                         Contrafund SC2
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005                2006               2005
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $        (48,578)   $       (614,641)  $         38,997   $       (156,305)   $        102,166   $       (188,472)
        8,812,682           2,710,766          2,844,183            490,066           4,541,558            171,085
       (3,092,854)          6,250,268           (519,110)         2,842,770             (44,328)         4,366,547
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        5,671,250           8,346,393          2,364,070          3,176,531           4,599,396          4,349,160
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


        1,296,599           1,126,275             65,785             72,204           3,604,186          2,968,208
         (316,802)          4,737,887            247,413          2,566,500           8,395,223         11,752,211
      (10,399,342)        (11,483,888)        (2,340,910)        (1,890,257)         (2,482,577)        (1,271,443)
         (101,991)           (101,449)            (5,148)            (5,015)           (106,394)           (55,163)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
       (9,521,536)         (5,721,175)        (2,032,860)           743,432           9,410,438         13,393,813
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

       (3,850,286)          2,625,218            331,210          3,919,963          14,009,834         17,742,973
       61,367,550          58,742,332         23,373,930         19,453,967          38,316,614         20,573,641
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $     57,517,264    $     61,367,550   $     23,705,140   $     23,373,930    $     52,326,448   $     38,316,614
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Fidelity
                                                                              --------------------------------------
                                                                              Asset Mgr. Gr. IC
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $         97,917
   Mortality and expense risk charge                                                    (60,912)
                                                                              ------------------
Net investment income(loss)                                                              37,005
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                         ----
   Net realized gain(loss) on sale of fund shares                                         3,420
                                                                              ------------------
Net realized gain(loss)                                                                   3,420
                                                                              ------------------

Change in unrealized appreciation/depreciation                                          189,346
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $        229,771
                                                                              ==================


                                                                                        Asset Mgr. Gr. IC
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $         37,005   $         72,450
   Net realized gain(loss)                                                                3,420            (84,111)
   Net change in unrealized appreciation/depreciation                                   189,346            118,908
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                      229,771            107,247
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                   62,423             75,078
   Subaccounts transfers (including fixed account), net                                 (79,624)          (554,451)
   Transfers for policyowner benefits and terminations                               (1,090,132)        (1,255,394)
   Policyowner maintenance charges                                                       (8,308)           (10,938)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                 (1,115,641)        (1,745,705)
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                 (885,870)        (1,638,458)
Net assets at beginning of period                                                     5,029,349          6,667,807
                                                                              ------------------ -------------------
Net assets at end of period                                                    $      4,143,479   $      5,029,349
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.


                                  Fidelity                                                    Alger
----------------------------------------------------------------------------- --------------------------------------
 Asset Mgr. Gr. SC                     Asset Mgr. Gr. SC2                           Balanced
-------------------                    -------------------                    -------------------

       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $         23,974                       $         15,828                       $        425,793
          (11,192)                                (7,107)                              (290,659)
-------------------                    -------------------                    ------------------
           12,782                                  8,721                                135,134
-------------------                    -------------------                    ------------------


             ----                                   ----                              1,436,124
          (24,688)                                10,844                                344,965
-------------------                    -------------------                    ------------------
          (24,688)                                10,844                              1,781,089
-------------------                    -------------------                    ------------------

           79,632                                 29,962                             (1,135,195)
-------------------                    -------------------                    ------------------


 $         67,726                       $         49,527                       $        781,028
===================                    ===================                    ==================

          Asset Mgr. Gr. SC                     Asset Mgr. Gr. SC2                          Balanced
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005               2006                2005
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $         12,782    $         20,005   $          8,721   $         10,005    $        135,134   $        190,337
          (24,688)            (61,217)            10,844              8,486           1,781,089            281,853
           79,632              72,849             29,962              4,666          (1,135,195)         1,617,373
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

           67,726              31,637             49,527             23,157             781,028          2,089,563
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


             ----               2,921              9,308             33,025             393,478            604,719
          (87,046)           (199,357)           (10,811)           (63,870)         (2,724,087)        (2,832,431)
         (121,071)           (102,183)           (49,216)           (21,254)         (4,620,311)        (4,025,569)
             (355)               (424)            (1,764)            (1,353)            (45,003)           (51,114)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
         (208,472)           (299,043)           (52,483)           (53,452)         (6,995,923)        (6,304,395)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

         (140,746)           (267,406)            (2,956)           (30,295)         (6,214,895)        (4,214,832)
        1,284,679           1,552,085            884,608            914,903          30,590,003         34,804,835
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $      1,143,933    $      1,284,679   $        881,652   $        884,608    $     24,375,108   $     30,590,003
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                               MFS
                                                                              --------------------------------------

                                                                               Strategic Inc.
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $        738,108
   Mortality and expense risk charge                                                   (136,059)
                                                                              ------------------
Net investment income(loss)                                                             602,049
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                       98,699
   Net realized gain(loss) on sale of fund shares                                       (22,465)
                                                                              ------------------
Net realized gain(loss)                                                                  76,234
                                                                              ------------------

Change in unrealized appreciation/depreciation                                          118,199
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $        796,482
                                                                              ==================


                                                                                         Strategic Inc.
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $        602,049   $        669,103
   Net realized gain(loss)                                                               76,234             84,948
   Net change in unrealized appreciation/depreciation                                   118,199           (643,406)
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                      796,482            110,645
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                  716,032            752,888
   Subaccounts transfers (including fixed account), net                               2,441,360          2,148,505
   Transfers for policyowner benefits and terminations                               (1,431,117)        (1,489,449)
   Policyowner maintenance charges                                                      (23,689)           (20,095)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                  1,702,586          1,391,849
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                2,499,068          1,502,494
Net assets at beginning of period                                                    13,155,985         11,653,491
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     15,655,053   $     13,155,985
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                    MFS                                                    Van Kampen
----------------------------------------------------------------------------- --------------------------------------
                                              New
    Utilities                              Discovery                           Emerging Markets
-------------------                    -------------------                    -------------------
       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $      1,070,885                       $           ----                       $        198,323
         (580,649)                              (111,861)                              (282,005)
-------------------                    -------------------                    ------------------
          490,236                               (111,861)                               (83,682)
-------------------                    -------------------                    ------------------


        2,033,664                                194,957                                609,080
        1,912,451                                690,063                              2,382,627
-------------------                    -------------------                    ------------------
        3,946,115                                885,020                              2,991,707
-------------------                    -------------------                    ------------------

        9,987,263                                467,160                              4,865,310
-------------------                    -------------------                    ------------------


 $     14,423,614                       $      1,240,319                       $      7,773,335
===================                    ===================                    ==================


              Utilities                            New Discovery                        Emerging Markets
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005               2006                2005
------------------- ------------------ ------------------- ------------------ ------------------ -------------------
 $        490,236    $       (248,006)  $       (111,861)  $       (121,329)   $        (83,682)  $       (101,169)
        3,946,115           1,447,941            885,020            675,844           2,991,707            558,674
        9,987,263           5,675,227            467,160           (225,330)          4,865,310          3,752,782
------------------- ------------------ ------------------- ------------------ ------------------ -------------------

       14,423,614           6,875,162          1,240,319            329,185           7,773,335          4,210,287
------------------- ------------------ ------------------- ------------------ ------------------ -------------------


        1,201,314           1,230,287            220,190            243,259           1,384,412            954,891
        1,364,830           5,730,938           (601,668)        (1,745,377)          6,093,191          8,724,288
       (5,935,221)         (6,651,484)        (1,447,886)        (1,349,828)         (3,419,684)        (2,578,879)
          (77,468)            (66,971)           (19,155)           (21,268)            (40,415)           (18,237)
------------------- ------------------ ------------------- ------------------ ------------------ -------------------
       (3,446,545)            242,770         (1,848,519)        (2,873,214)          4,017,504          7,082,063
------------------- ------------------ ------------------- ------------------ ------------------ -------------------

       10,977,069           7,117,932           (608,200)        (2,544,029)         11,790,839         11,292,350
       51,357,559          44,239,627         11,114,224         13,658,253          21,027,466          9,735,116
------------------- ------------------ ------------------- ------------------ ------------------ -------------------
 $     62,334,628    $     51,357,559   $     10,506,024   $     11,114,224    $     32,818,305   $     21,027,466
=================== ================== =================== ================== ================== ===================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                           Van Kampen
                                                                              --------------------------------------

                                                                                Global Value
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $        293,257
   Mortality and expense risk charge                                                   (189,306)
                                                                              ------------------
Net investment income(loss)                                                             103,951
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                      720,736
   Net realized gain(loss) on sale of fund shares                                     1,132,099
                                                                              ------------------
Net realized gain(loss)                                                               1,852,835
                                                                              ------------------

Change in unrealized appreciation/depreciation                                        1,419,029
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $      3,375,815
                                                                              ==================


                                                                                          Global Value
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $        103,951   $         (4,577)
   Net realized gain(loss)                                                            1,852,835            826,932
   Net change in unrealized appreciation/depreciation                                 1,419,029             85,282
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    3,375,815            907,637
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                  350,410            623,325
   Subaccounts transfers (including fixed account), net                              (1,676,836)          (109,045)
   Transfers for policyowner benefits and terminations                               (2,642,090)        (2,565,514)
   Policyowner maintenance charges                                                      (31,705)           (31,609)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                 (4,000,221)        (2,082,843)
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                 (624,406)        (1,175,206)
Net assets at beginning of period                                                    19,505,332         20,680,538
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     18,880,926   $     19,505,332
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.


                                 Van Kampen                                                 Ameritas
----------------------------------------------------------------------------- --------------------------------------

   Intl. Magnum                         U.S. Real Estate                            Core Strat.
-------------------                    -------------------                    -------------------
       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $          8,224                       $        428,169                       $        350,731
          (87,033)                              (398,598)                              (551,404)
-------------------                    -------------------                    ------------------
          (78,809)                                29,571                               (200,673)
-------------------                    -------------------                    ------------------


          659,904                              2,570,584                              1,324,425
          362,189                              1,463,803                              1,363,033
-------------------                    -------------------                    ------------------
        1,022,093                              4,034,387                              2,687,458
-------------------                    -------------------                    ------------------

          796,464                              8,127,794                              7,028,295
-------------------                    -------------------                    ------------------


 $      1,739,748                       $     12,191,752                       $      9,515,080
===================                    ===================                    ==================


             Intl. Magnum                          U.S. Real Estate                           Core Strat.
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005               2006                2005
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $        (78,809)   $          7,393   $         29,571   $         64,635    $       (200,673)  $       (291,945)
        1,022,093             271,064          4,034,387          3,068,469           2,687,458          1,203,418
          796,464             304,492          8,127,794          1,597,474           7,028,295          2,406,818
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        1,739,748             582,949         12,191,752          4,730,578           9,515,080          3,318,291
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


          316,659             188,643          1,322,096          1,295,255           1,694,631          1,700,878
        2,917,290             791,033          4,337,192            786,655           3,810,723           (977,587)
         (978,745)           (870,867)        (3,971,696)        (3,811,181)         (6,662,209)        (6,469,654)
          (10,981)             (9,031)           (62,746)           (49,045)            (81,899)           (74,364)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
        2,244,223              99,778          1,624,846         (1,778,316)         (1,238,754)        (5,820,727)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        3,983,971             682,727         13,816,598          2,952,262           8,276,326         (2,502,436)
        6,484,706           5,801,979         32,428,353         29,476,091          47,583,519         50,085,955
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $     10,468,677    $      6,484,706   $     46,244,951   $     32,428,353    $     55,859,845   $     47,583,519
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Ameritas
                                                                              --------------------------------------
                                                                              Income and Growth
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $        798,208
   Mortality and expense risk charge                                                 (1,156,205)
                                                                              ------------------
Net investment income(loss)                                                            (357,997)
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                         ----
   Net realized gain(loss) on sale of fund shares                                      (271,773)
                                                                              ------------------
Net realized gain(loss)                                                                (271,773)
                                                                              ------------------

Change in unrealized appreciation/depreciation                                        8,919,547
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $      8,289,777
                                                                              ==================


                                                                                        Income and Growth
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $       (357,997)  $        (66,275)
   Net realized gain(loss)                                                             (271,773)        (1,190,132)
   Net change in unrealized appreciation/depreciation                                 8,919,547          3,345,205
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    8,289,777          2,088,798
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                1,927,522            799,626
   Subaccounts transfers (including fixed account), net                             (10,671,763)        83,679,504
   Transfers for policyowner benefits and terminations                              (15,586,008)        (6,391,582)
   Policyowner maintenance charges                                                     (194,240)           (68,500)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                (24,524,489)        78,019,048
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                              (16,234,712)        80,107,846
Net assets at beginning of period                                                   115,093,877         34,986,031
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     98,859,165   $    115,093,877
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                                  Ameritas
--------------------------------------------------------------------------------------------------------------------
                                                                                    Money
    Index 500                                MidCap                                Market
-------------------                    -------------------                    -------------------
       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $      1,098,659                       $           ----                       $      2,359,092
         (802,524)                              (564,287)                              (541,862)
-------------------                    -------------------                    ------------------
          296,135                               (564,287)                             1,817,230
-------------------                    -------------------                    ------------------


             ----                              5,463,317                                   ----
        1,107,056                              2,716,901                                   ----
-------------------                    -------------------                    ------------------
        1,107,056                              8,180,218                                   ----
-------------------                    -------------------                    ------------------

        7,774,389                             (3,841,882)                                  ----
-------------------                    -------------------                    ------------------


 $      9,177,580                       $      3,774,049                       $      1,817,230
===================                    ===================                    ==================

              Index 500                               MidCap                              Money Market
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005               2006                2005
------------------- ------------------ ------------------- ------------------ ------------------ -------------------
 $        296,135    $        245,318   $       (564,287)  $       (585,800)   $      1,817,230   $        995,357
        1,107,056            (321,890)         8,180,218          6,263,895                ----               ----
        7,774,389           2,436,989         (3,841,882)          (965,279)               ----               ----
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        9,177,580           2,360,417          3,774,049          4,712,816           1,817,230            995,357
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


        1,143,966           1,406,044          1,361,278          1,391,394          86,208,657         78,281,429
       (4,630,982)         (4,864,921)        (1,559,083)           829,802         (59,010,113)       (61,850,804)
       (9,640,579)        (11,833,810)        (6,427,570)        (7,785,162)        (26,791,322)       (26,229,395)
         (110,435)           (128,995)           (86,280)           (84,001)            218,983            341,213
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
      (13,238,030)        (15,421,682)        (6,711,655)        (5,647,967)            626,205         (9,457,557)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

       (4,060,450)        (13,061,265)        (2,937,606)          (935,151)          2,443,435         (8,462,200)
       74,104,126          87,165,391         52,117,293         53,052,444          46,605,425         55,067,625
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $     70,043,676    $     74,104,126   $     49,179,687   $     52,117,293    $     49,048,860   $     46,605,425
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                            Ameritas
                                                                              --------------------------------------

                                                                                  Small Cap
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $           ----
   Mortality and expense risk charge                                                   (243,716)
                                                                              ------------------
Net investment income(loss)                                                            (243,716)
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                         ----
   Net realized gain(loss) on sale of fund shares                                     1,013,640
                                                                              ------------------
Net realized gain(loss)                                                               1,013,640
                                                                              ------------------

Change in unrealized appreciation/depreciation                                        2,992,440
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $      3,762,364
                                                                              ==================


                                                                                            Small Cap
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $       (243,716)  $       (245,966)
   Net realized gain(loss)                                                            1,013,640            688,662
   Net change in unrealized appreciation/depreciation                                 2,992,440           (296,489)
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    3,762,364            146,207
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:

   Payments received from policyowners                                                  613,566            662,854
   Subaccounts transfers (including fixed account), net                                 328,840           (604,103)
   Transfers for policyowner benefits and terminations                               (2,632,976)        (3,782,604)
   Policyowner maintenance charges                                                      (46,438)           (45,980)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                 (1,737,008)        (3,769,833)
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                2,025,356         (3,623,626)
Net assets at beginning of period                                                    20,219,432         23,843,058
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     22,244,788   $     20,219,432
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                  Ameritas                                                   Calvert
----------------------------------------------------------------------------- --------------------------------------
                                            Focused
 Small Co. Equity                            MidCap                                 Balanced
-------------------                    -------------------                    -------------------
       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $           ----                       $         34,579                       $        169,116
         (183,123)                              (398,837)                               (68,284)
-------------------                    -------------------                    ------------------
         (183,123)                              (364,258)                               100,832
-------------------                    -------------------                    ------------------


        1,745,050                              3,158,648                                129,773
          655,794                                509,501                                148,887
-------------------                    -------------------                    ------------------
        2,400,844                              3,668,149                                278,660
-------------------                    -------------------                    ------------------

         (870,361)                             1,875,563                                147,438
-------------------                    -------------------                    ------------------


 $      1,347,360                       $      5,179,454                       $        526,930
===================                    ===================                    ==================

          Small Co. Equity                        Focused MidCap                            Balanced
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005               2006                2005
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $       (183,123)   $       (213,101)  $       (364,258)  $       (274,622)   $        100,832   $         51,621
        2,400,844           1,934,468          3,668,149          1,403,461             278,660            232,950
         (870,361)         (2,356,595)         1,875,563            506,851             147,438             39,133
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        1,347,360            (635,228)         5,179,454          1,635,690             526,930            323,704
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


          589,817             952,598          2,154,762          2,166,792             316,214            648,992
       (3,285,382)            339,488          6,186,582          8,141,541             834,046           (483,388)
       (1,896,317)         (2,039,734)        (3,607,307)        (3,071,425)         (1,099,462)        (1,381,263)
          (36,942)            (37,529)           (73,501)           (53,161)            (15,962)           (15,065)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
       (4,628,824)           (785,177)         4,660,536          7,183,747              34,836         (1,230,724)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

       (3,281,464)         (1,420,405)         9,839,990          8,819,437             561,766           (907,020)
       20,782,358          22,202,763         38,057,513         29,238,076           6,991,411          7,898,431
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $     17,500,894    $     20,782,358   $     47,897,503   $     38,057,513    $      7,553,177   $      6,991,411
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                             Calvert
                                                                              --------------------------------------

                                                                                Intl. Equity
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $         62,274
   Mortality and expense risk charge                                                    (91,290)
                                                                              ------------------
Net investment income(loss)                                                             (29,016)
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                      572,623
   Net realized gain(loss) on sale of fund shares                                       384,258
                                                                              ------------------
Net realized gain(loss)                                                                 956,881
                                                                              ------------------

Change in unrealized appreciation/depreciation                                        1,457,208
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $      2,385,073
                                                                              ==================


                                                                                          Intl. Equity
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $        (29,016)  $        (51,825)
   Net realized gain(loss)                                                              956,881            447,226
   Net change in unrealized appreciation/depreciation                                 1,457,208            355,380
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    2,385,073            750,781
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                  414,325            338,087
   Subaccounts transfers (including fixed account), net                               1,335,847            302,970
   Transfers for policyowner benefits and terminations                                 (700,647)          (981,822)
   Policyowner maintenance charges                                                      (22,664)           (18,757)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                  1,026,861           (359,522)
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                3,411,934            391,259
Net assets at beginning of period                                                     8,803,674          8,412,415
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     12,215,608   $      8,803,674
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

                                                      Calvert
--------------------------------------------------------------------------------------------------------------------
     Mid Cap                               Small Cap                               Equity
-------------------                    -------------------                    ------------------

       2006                                   2006                                  2006
-------------------                    -------------------                    ------------------
 $           ----                       $           ----                       $           ----
          (46,980)                               (53,526)                               (48,025)
-------------------                    -------------------                    ------------------
          (46,980)                               (53,526)                               (48,025)
-------------------                    -------------------                    ------------------


             ----                                   ----                                   ----
           76,051                                 88,675                                117,206
-------------------                    -------------------                    ------------------
           76,051                                 88,675                                117,206
-------------------                    -------------------                    ------------------

          249,104                                (74,965)                               432,249
-------------------                    -------------------                    ------------------


 $        278,175                       $        (39,816)                      $        501,430
===================                    ===================                    ==================

               Mid Cap                               Small Cap                               Equity
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005               2006                2005
------------------- ------------------ ------------------- ------------------ ------------------ -------------------
 $        (46,980)   $        (49,342)  $        (53,526)  $        (68,375)   $        (48,025)  $        (40,023)
           76,051             161,398             88,675            106,283             117,206            114,297
          249,104            (148,016)           (74,965)          (909,634)            432,249            116,264
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

          278,175             (35,960)           (39,816)          (871,726)            501,430            190,538
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


          450,274             294,974            186,813            234,026             237,200            563,650
          (60,827)           (516,624)          (419,809)          (934,155)            (43,147)          (139,537)
         (346,188)           (841,904)          (656,976)        (1,222,250)           (183,352)          (179,421)
          (11,880)            (10,795)           (13,922)           (14,896)            (17,639)           (15,286)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
           31,379          (1,074,349)          (903,894)        (1,937,275)             (6,938)           229,406
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

          309,554          (1,110,309)          (943,710)        (2,809,001)            494,492            419,944
        4,899,068           6,009,377          5,848,390          8,657,391           5,437,790          5,017,846
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $      5,208,622    $      4,899,068   $      4,904,680   $      5,848,390    $      5,932,282   $      5,437,790
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                             Calvert
                                                                              --------------------------------------

                                                                                   Income
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $      1,954,424
   Mortality and expense risk charge                                                   (378,597)
                                                                              ------------------
Net investment income(loss)                                                           1,575,827
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                      178,902
   Net realized gain(loss) on sale of fund shares                                        (3,633)
                                                                              ------------------
Net realized gain(loss)                                                                 175,269
                                                                              ------------------

Change in unrealized appreciation/depreciation                                          109,311
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $      1,860,407
                                                                              ==================


                                                                                             Income
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $      1,575,827   $        818,765
   Net realized gain(loss)                                                              175,269            222,885
   Net change in unrealized appreciation/depreciation                                   109,311           (232,230)
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    1,860,407            809,420
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:

   Payments received from policyowners                                                2,849,048          3,401,773
   Subaccounts transfers (including fixed account), net                              10,486,003         12,079,888
   Transfers for policyowner benefits and terminations                               (2,891,472)        (1,921,536)
   Policyowner maintenance charges                                                      (93,230)           (59,104)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                 10,350,349         13,501,021
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                               12,210,756         14,310,441
Net assets at beginning of period                                                    37,040,214         22,729,773
                                                                              ------------------ -------------------
Net assets at end of period                                                    $     49,250,970   $     37,040,214
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.


          American Century                              AIM                                  Summit
-------------------------------------- -------------------------------------- --------------------------------------
  Income & Growth                           Dynamics                              S & P MidCap
-------------------                    -------------------                    -------------------
       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $        607,825                       $           ----                       $        124,826
         (330,538)                               (64,314)                              (141,056)
-------------------                    -------------------                    ------------------
          277,287                                (64,314)                               (16,230)
-------------------                    -------------------                    ------------------


             ----                                   ----                                544,789
          370,255                                322,921                                478,036
-------------------                    -------------------                    ------------------
          370,255                                322,921                              1,022,825
-------------------                    -------------------                    ------------------

        4,826,881                                665,088                                193,073
-------------------                    -------------------                    ------------------


 $      5,474,423                       $        923,695                       $      1,199,668
===================                    ===================                    ==================

           Income & Growth                           Dynamics                              S&P MidCap
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005               2006                2005
------------------- ------------------ ------------------- ------------------ ------------------ -------------------
 $        277,287    $        282,121   $        (64,314)  $        (61,653)   $        (16,230)  $        (60,289)
          370,255             331,911            322,921            260,835           1,022,825            918,088
        4,826,881             503,863            665,088            384,755             193,073            410,234
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        5,474,423           1,117,895            923,695            583,937           1,199,668          1,268,033
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


        1,749,739           1,934,173            290,180            295,671             833,534            704,691
        4,139,592           3,775,500            165,389           (674,902)            142,155          1,367,506
       (2,609,906)         (2,472,538)          (582,938)          (609,371)         (1,169,518)        (1,502,179)
          (61,486)            (47,128)           (15,380)           (15,953)            (27,741)           (22,899)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
        3,217,939           3,190,007           (142,749)        (1,004,555)           (221,570)           547,119
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

        8,692,362           4,307,902            780,946           (420,618)            978,098          1,815,152
       32,004,125          27,696,223          6,189,603          6,610,221          13,671,800         11,856,648
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $     40,696,487    $     32,004,125   $      6,970,549   $      6,189,603    $     14,649,898   $     13,671,800
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                        FOR THE PERIODS ENDED DECEMBER 31

                                                                                             Summit
                                                                              --------------------------------------
                                                                                   Russell
                                                                                  Small Cap
                                                                              ------------------

STATEMENTS OF OPERATIONS                                                            2006
                                                                              ------------------
Investment income:
   Dividend distributions received                                             $         61,589
   Mortality and expense risk charge                                                    (96,541)
                                                                              ------------------
Net investment income(loss)                                                             (34,952)
                                                                              ------------------

Realized gain(loss) on investments:
   Net realized gain distributions                                                      303,912
   Net realized gain(loss) on sale of fund shares                                       612,430
                                                                              ------------------
Net realized gain(loss)                                                                 916,342
                                                                              ------------------

Change in unrealized appreciation/depreciation                                          580,522
                                                                              ------------------

Net increase(decrease) in net assets resulting
   from operations                                                             $      1,461,912
                                                                              ==================


                                                                                        Russell Small Cap
                                                                              --------------------------------------

STATEMENTS OF CHANGES IN NET ASSETS                                                 2006                2005
                                                                              ------------------ -------------------
Increase(decrease) in net assets from operations:
   Net investment income(loss)                                                 $        (34,952)  $        (45,013)
   Net realized gain(loss)                                                              916,342            862,739
   Net change in unrealized appreciation/depreciation                                   580,522           (692,635)
                                                                              ------------------ -------------------
Net increase(decrease) in net assets resulting
   from operations                                                                    1,461,912            125,091
                                                                              ------------------ -------------------

Net increase(decrease) from policyowner transactions:
   Payments received from policyowners                                                  292,609            397,519
   Subaccounts transfers (including fixed account), net                                (369,697)        (2,186,337)
   Transfers for policyowner benefits and terminations                                 (726,151)        (1,218,936)
   Policyowner maintenance charges                                                      (17,117)           (15,878)
                                                                              ------------------ -------------------
Net increase(decrease) from policyowner transactions                                   (820,356)        (3,023,632)
                                                                              ------------------ -------------------

Total increase(decrease) in net assets                                                  641,556         (2,898,541)
Net assets at beginning of period                                                     9,141,279         12,039,820
                                                                              ------------------ -------------------
Net assets at end of period                                                    $      9,782,835   $      9,141,279
                                                                              ================== ===================

The accompanying notes are an integral part of these financial statements.

               Summit                              Third Avenue                              Dreyfus
-------------------------------------- -------------------------------------- --------------------------------------
 Nasdaq-100 Index                             Value                                 MidCap
-------------------                    -------------------                    -------------------
       2006                                   2006                                   2006
-------------------                    -------------------                    -------------------
 $          8,582                       $      1,069,604                       $          9,929
          (59,646)                              (810,521)                               (53,591)
-------------------                    -------------------                    ------------------
          (51,064)                               259,083                                (43,662)
-------------------                    -------------------                    ------------------


             ----                              3,643,185                                895,053
          428,218                              2,783,199                                 53,027
-------------------                    -------------------                    ------------------
          428,218                              6,426,384                                948,080
-------------------                    -------------------                    ------------------

          (90,573)                             4,107,026                               (580,468)
-------------------                    -------------------                    ------------------


 $        286,581                       $     10,792,493                       $        323,950
===================                    ===================                    ==================

          Nasdaq-100 Index                             Value                                 MidCap
-------------------------------------- -------------------------------------- --------------------------------------

       2006               2005                2006               2005               2006                2005
------------------- ------------------ ------------------- ------------------ ------------------ -------------------
 $        (51,064)   $        (27,821)  $        259,083   $        178,203    $        (43,662)  $        (45,228)
          428,218             421,698          6,426,384          3,645,843             948,080            246,556
          (90,573)           (490,999)         4,107,026          4,866,464            (580,468)           167,525
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

          286,581             (97,122)        10,792,493          8,690,510             323,950            368,853
------------------- ------------------ ------------------- ------------------ ------------------- ------------------


          148,524             266,884          2,966,237          2,981,992             294,561            179,113
         (617,518)         (1,065,514)         6,302,739          5,544,534             470,494            344,626
         (692,638)           (946,884)        (8,039,102)        (7,428,021)           (553,059)          (492,151)
          (12,298)            (14,317)          (144,784)          (112,650)             (9,334)            (8,242)
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
       (1,173,930)         (1,759,831)         1,085,090            985,855             202,662             23,346
------------------- ------------------ ------------------- ------------------ ------------------- ------------------

         (887,349)         (1,856,953)        11,877,583          9,676,365             526,612            392,199
        6,659,256           8,516,209         73,671,121         63,994,756           5,022,029          4,629,830
------------------- ------------------ ------------------- ------------------ ------------------- ------------------
 $      5,771,907    $      6,659,256   $     85,548,704   $     73,671,121    $      5,548,641   $      5,022,029
=================== ================== =================== ================== =================== ==================

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                              SEPARATE ACCOUNT VA-2
                          NOTES TO FINANCIAL STATEMENTS
                FOR THE PERIODS ENDED DECEMBER 31, 2006 AND 2005

1.  ORGANIZATION

    Ameritas Variable Life Insurance Company Separate Account VA-2 (the Account) was established on May 28, 1987, under Nebraska law by Ameritas Variable Life Insurance Company (AVLIC), a wholly owned subsidiary of Ameritas Life Insurance Corp. (ALIC) (an indirect wholly owned subsidiary of UNIFI Mutual Holding Company). The assets of the Account are segregated from AVLIC's other assets and are used only to support variable annuity products issued by AVLIC.

    Management believes these financial statements should be read in conjunction with the policyowner statements and policy and fund prospectuses.

    The Account is registered under the Investment Company Act of 1940, as amended, as a unit investment trust. The Account is made up of variable investment options called subaccounts for which accumulation units are separately maintained. Each subaccount corresponds to a single underlying non-publicly traded portfolio issued through a series fund. At December 31, 2006, there are fifty-two subaccounts available within the Account:

    Fidelity Management and Research                        Fidelity Management and Research
      Company (Advisor)                                       Company, continued
      Fidelity (Fund)                                         Fidelity, continued
       *Equity-Income IC (Subaccount)                           *Asset Mgr. SC
        (Commenced October 23, 1987)                              (Commenced June 25, 1998)
       *Equity-Income SC                                        *Asset Mgr. SC2
        (Commenced June 15, 1998)                                 (Commenced March 15, 2001)
       *Equity-Income SC2                                       *Inv. Bond IC
        (Commenced February 2, 2001)                              (Commenced June 3, 1991)
       *Growth IC                                               *Inv. Bond SC2
        (Commenced October 23, 1987)                              (Commenced February 5, 2001)
       *Growth SC                                               *Contrafund IC
        (Commenced June 23, 1998)                                 (Commenced August 25, 1995)
       *Growth SC2                                              *Contrafund SC
        (Commenced February 6, 2001)                              (Commenced June 25, 1998)
       *High Income IC                                          *Contrafund SC2
        (Commenced October 23, 1987)                              (Commenced January 25, 2001)
       *High Income SC                                          *Asset Mgr. Gr. IC
        (Commenced June 23, 1998)                                 (Commenced September 15, 1995)
       *High Income SC2                                         *Asset Mgr. Gr. SC
        (Commenced February 12, 2001)                             (Commenced June 25, 1998)
       *Overseas IC                                             *Asset Mgr. Gr. SC2
        (Commenced October 23, 1987)                              (Commenced February 8, 2001)
       *Overseas SC
        (Commenced July 7, 1998)                            Fred Alger Management, Inc.
       *Overseas SC2                                          Alger
        (Commenced February 15, 2001)                           *Balanced
       *Asset Mgr. IC                                             (Commenced June 8, 1993)
        (Commenced February 7, 1990)


                                     FS-31

1.  ORGANIZATION, continued

    Massachusetts Financial Services Company                Calvert Asset Management Company, Inc.,
      MFS                                                    continued
      *Strategic Inc.                                       (See Note 3)
       (Commenced August 24, 1995)                            Calvert
      *Utilities                                                *Balanced
       (Commenced September 18, 1995)                             (Commenced May 8, 2000)
      *New Discovery                                            *Intl. Equity
       (Commenced November 11, 1999)                              (Commenced May 11, 2000)
                                                                *Mid Cap
     Morgan Stanley Investment Management                         (Commenced May 30, 2000)
       Inc. dba "Van Kampen"                                    *Small Cap
       Van Kampen                                                 (Commenced May 26, 2000)
        *Emerging Markets                                       *Equity
         (Commended May 1, 1997)                                  (Commended May 6, 2002)
        *Global Value                                           *Income
         (Commenced May 2, 1997)                                  (Commenced May 6, 2002)
        *Intl. Magnum
         (Commenced May 1, 1997)                             American Century Investment
        *U.S. Real Estate                                     Management, Inc.
         (Commenced May 1, 1997)                             American Century
                                                                *Income & Growth
    Calvert Asset Management Company, Inc.                        (Commenced January 25, 2001)
    (See Note 3)
      Ameritas                                              AIM Advisors, Inc.
       *Core Strat.                                           AIM
        (Commenced October 31, 2003)                            *Dynamics
       *Income and Growth                                         (Commenced January 22, 2001)
        (Commenced October 29, 1999)
       *Index 500                                           Summit Investment Partners, Inc.
        (Commenced October 29, 1999)                        (See Note 3)
       *MidCap                                                Summit
        (Commenced October 29, 1999)                            *S&P MidCap
       *Money Market                                              (Commenced January 17, 2001)
        (Commenced October 28, 1999)                            *Russell Small Cap
       *Small Cap                                                 (Commenced January 18, 2001)
        (Commenced October 29, 1999)                            *Nasdaq-100 Index
       *Small Co. Equity                                          (Commenced January 2, 2001)
        (Commenced January 17, 2001)
       *Focused MidCap (formerly Ameritas Select)           Third Avenue Management LLC
        (Commenced January 5, 2001)                           Third Avenue
                                                                *Value
                                                                  (Commenced January 3, 2001)

                                                            The Dreyfus Corporation
                                                              Dreyfus
                                                                *MidCap
                                                                  (Commenced November 6, 2002)

2.  ACCOUNTING POLICIES

    USE OF ESTIMATES
    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.

    INVESTMENTS
    The assets of the subaccounts are carried at the net asset value of the underlying portfolios, adjusted for the accrual of dividends. The value of the policyowners' units corresponds to the investment in the underlying subaccounts. The availability of investment portfolio and subaccount options may vary between products. Share transactions and security transactions are accounted for on a trade date basis.

    Income from dividends and gains from realized gain distributions are recorded on the ex-distribution date. Realized gains and losses on the sales of investments represent the difference between the proceeds from sales of investments by the subaccounts and the cost of such shares, which is determined on a weighted average cost basis.

    FEDERAL AND STATE TAXES
    The operations of the Account are included in the federal income tax return of AVLIC, which is taxed as a life insurance company under the Internal Revenue Code. AVLIC has the right to charge the Account any federal income taxes, or provision for federal income taxes, attributable to the operations of the Account or to the policies funded in the Account. Charges for state and local taxes, if any, attributable to the Account may also be made. Currently, AVLIC does not make a charge for income taxes or other taxes.

3.  RELATED PARTIES

    Affiliates of AVLIC provided management, administrative and investment advisory services for the Ameritas, Calvert and Summit subaccounts for a fee. These fees are reflected in the daily value of the underlying portfolio share price. The fee is computed separately for each underlying portfolio on daily average net assets, at an annual rate, as of December 31, 2006 and 2005, as follows:

                                                                      Investment Advisory         Management/
                                                                              Fee            Administrative Fee(1)
                                                                     ----------------------  -----------------------
     Ameritas:
       Core Strat.                                                           0.00750                 0.00050
       Income and Growth                                                     0.00625                 0.00050
       Index 500                                                             0.00240                 0.00050
       MidCap                                                                0.00800                 0.00050
       Money Market                                                          0.00200                 0.00050
       Small Cap                                                             0.00850                 0.00050
       Small Co. Equity                                                      0.01120                 0.00050
       Focused MidCap                                                        0.00920                 0.00050
     Calvert:
       Balanced                                                              0.00425                 0.00275
       Intl. Equity                                                          0.00750                 0.00350
       Mid Cap                                                               0.00650                 0.00250
       Small Cap                                                             0.00750                 0.00250
       Equity                                                                0.00500                 0.00200
       Income                                                                0.00400                 0.00300
     Summit:
       S&P MidCap                                                            0.00300                 0.00100
       Russell Small Cap                                                     0.00350                 0.00100
       Nasdaq-100 Index                                                      0.00350                 0.00100

    (1) The administrative fee for the Ameritas portfolios is .0005 annually, with a $50,000 minimum annual fee.


4.  PURCHASES AND SALES OF INVESTMENTS

    The cost of purchases and proceeds from sales of investments in the subaccounts for the period ended December 31, 2006 were as follows:

                                                                           Purchases                 Sales
                                                                     ----------------------  -----------------------
     Fidelity:
       Equity-Income IC                                                $       11,838,316      $       13,441,945
       Equity-Income SC                                                         3,893,691               2,474,227
       Equity-Income SC2                                                       16,268,618               1,253,186
       Growth IC                                                                1,059,450               9,027,830
       Growth SC                                                                  490,323               2,316,773
       Growth SC2                                                               4,550,318               1,155,197
       High Income IC                                                           4,710,913               6,695,315
       High Income SC                                                           2,005,747               1,310,478
       High Income SC2                                                          7,079,195               3,761,259
       Overseas IC                                                              2,697,681               3,847,144
       Overseas SC                                                              1,756,598               1,673,709
       Overseas SC2                                                            10,074,484                 998,969
       Asset Mgr. IC                                                            1,729,123               8,764,688
       Asset Mgr. SC                                                              339,620               1,456,043
       Asset Mgr. SC2                                                             618,274               1,015,189
       Inv. Bond IC                                                             3,631,024              11,562,622
       Inv. Bond SC2                                                            6,728,899               2,718,174
       Contrafund IC                                                            6,862,418              11,778,633
       Contrafund SC                                                            4,025,188               4,111,199
       Contrafund SC2                                                          15,728,610               2,098,482
       Asset Mgr. Gr. IC                                                          323,630               1,402,267
       Asset Mgr. Gr. SC                                                           38,390                 234,080
       Asset Mgr. Gr. SC2                                                          66,897                 110,659

     Alger:
       Balanced                                                                 2,189,936               7,614,600

     MFS:
       Strategic Inc.                                                           3,900,813               1,497,479
       Utilities                                                                7,061,743               7,984,388
       New Discovery                                                            1,507,962               3,273,385

     Van Kampen:
       Emerging Markets                                                        13,964,191               9,421,289
       Global Value                                                             2,120,563               5,296,097
       Intl. Magnum                                                             4,503,637               1,678,319
       U.S. Real Estate                                                         8,258,868               4,033,866

     Ameritas:
       Core Strat.                                                              6,112,451               6,227,453
       Income and Growth                                                        1,208,974              26,091,461
       Index 500                                                                7,043,957              19,985,852
       MidCap                                                                   9,062,687              10,875,312
       Money Market                                                            70,098,606              67,667,827
       Small Cap                                                                2,375,411               4,356,135
       Small Co. Equity                                                         2,625,821               5,692,717
       Focused MidCap                                                          10,373,477               2,918,551

                                     FS-34



4.  PURCHASES AND SALES OF INVESTMENTS, continued
                                                                           Purchases                 Sales
                                                                     ----------------------  -----------------------
     Calvert:
       Balanced                                                        $        1,712,536      $        1,447,096
       Intl. Equity                                                             2,862,410               1,291,944
       Mid Cap                                                                    778,516                 794,117
       Small Cap                                                                1,345,550               2,302,971
       Equity                                                                     686,119                 741,082
       Income                                                                  13,665,890               1,560,812

     American Century:
       Income & Growth                                                          5,521,663               2,026,436

     AIM:
       Dynamics                                                                 1,309,970               1,517,033

     Summit:
       S&P MidCap                                                               2,982,136               2,675,147
       Russell Small Cap                                                        2,084,388               2,635,784
       Nasdaq-100 Index                                                         1,454,662               2,679,656

     Third Avenue:
       Value                                                                   14,189,684               9,202,327

     Dreyfus:
       MidCap                                                                   2,407,856               1,353,803

5.  UNIT VALUES

    The unit value, units, net assets, investment income ratio (Inv. Income Ratio), expense ratio and total return (certain of which are defined below) are included in the following table (amounts have been rounded).

    Inv. Income Ratio - The Inv. Income Ratio represents the dividend distributions received divided by average daily net assets. This ratio excludes the mortality and expense risk charge and is affected by the timing of the declaration of dividends by the underlying fund portfolio.

    Expense Ratio - The Expense Ratio represents the annualized contract expenses of the subaccounts for the period indicated and includes only those expenses that are charged through a reduction of the unit value. Included in this category are mortality and expense charges. These fees range between .80 percent and 1.40 percent (annualized) of net assets. Expenses of the underlying fund portfolios and charges made directly to policyowner accounts through the redemption of units are excluded. For this separate account, charges made through the redemption of units ranged from $18 to $40 per policy annually.

    Total Return - The Total Return represents the change in the unit value reported year-to-date, however, subaccounts which commenced during a year, as shown in Note 1, are based on shorter return periods. These percentages do not include any expenses assessed through the redemption of units. As the total return is presented as a range of minimum to maximum values, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract total returns are not within the ranges presented.

    Total returns and expense ratios in this disclosure may not be applicable to all policies.

                                    At December 31                        For the Periods Ended December 31
                    ----------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)        Units           ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- -------------- ---------- ---------------- --------------------
                       Min     Max                                                Min     Max      Min       Max
 Fidelity:
 Equity-Income IC
 2006                  38.01   65.02      1,301,414     68,102,048     3.33       1.25    1.40     18.53     18.71
 2005                  32.07   54.77      1,531,653     67,656,420     1.71       1.25    1.40      4.40      4.56
 2004                  30.71   52.38      1,833,789     77,672,395     1.64       1.25    1.40      9.98     10.14
 2003                  27.93   47.56      2,208,289     85,372,704     1.87       1.25    1.40     28.52     28.71
 2002                  21.73   36.95      2,651,704     80,600,427     1.81       1.25    1.40    (18.10)   (17.97)

 Equity-Income SC
 2006                  39.10   39.10        446,553     17,460,158     3.16       0.95    0.95     18.95     18.95
 2005                  32.87   32.87        472,238     15,522,755     1.53       0.95    0.95      4.76      4.76
 2004                  31.38   31.38        477,376     14,978,185     1.47       0.95    0.95     10.33     10.33
 2003                  28.44   28.44        490,142     13,938,936     1.69       0.95    0.95     28.99     28.99
 2002                  22.05   22.05        504,581     11,124,554     1.66       0.95    0.95    (17.78)   (17.78)

 Equity-Income SC2
 2006                  32.73   32.73      1,509,056     49,390,507     2.97       0.80    0.80     18.98     18.98
 2005                  27.51   27.51      1,202,755     33,086,178     1.20       0.80    0.80      4.73      4.73
 2004                  26.27   26.27        821,828     21,585,568     1.22       0.80    0.80     10.35     10.25
 2003                  23.80   23.80        596,628     14,201,212     1.19       0.80    0.80     29.01     29.01
 2002                  18.45   18.45        317,475      5,857,217     1.12       0.75    0.75    (17.77)   (17.77)

 Growth IC
 2006                  43.57   60.95        718,375     39,873,835     0.41       1.25    1.40      5.37      5.53
 2005                  41.35   57.76        862,163     45,310,568     0.54       1.25    1.40      4.34      4.49
 2004                  39.63   55.28      1,118,425     56,303,070     0.28       1.25    1.40      1.94      2.09
 2003                  38.88   54.14      1,312,378     64,981,706     0.28       1.25    1.40     31.00     31.20
 2002                  29.68   41.27      1,490,848     56,645,627     0.27       1.25    1.40    (31.08)   (30.98)

 Growth SC
 2006                  44.82   44.82        254,473     11,405,301     0.29       0.95    0.95      5.73      5.73
 2005                  42.39   42.39        294,794     12,496,620     0.40       0.95    0.95      4.68      4.68
 2004                  40.50   40.50        344,066     13,933,309     0.17       0.95    0.95      2.29      2.29
 2003                  39.59   39.59        394,595     15,622,207     0.20       0.95    0.95     31.53     31.53
 2002                  30.10   30.10        430,633     12,962,226     0.16       0.95    0.95    (30.86)   (30.86)

 Growth SC2
 2006                  34.11   34.11        625,970     21,349,033     0.15       0.80    0.80      5.73      5.73
 2005                  32.26   32.26        518,529     16,726,606     0.25       0.80    0.80      4.67      4.67
 2004                  30.82   30.82        420,603     12,962,831     0.11       0.80    0.80      2.30      2.30
 2003                  30.13   30.13        293,933      8,855,171     0.09       0.80    0.80     31.51     31.51
 2002                  22.91   22.91        172,691      3,956,085     0.10       0.75    0.75    (30.82)   (30.82)


                                     FS-36

5.  UNIT VALUES, continued

                                    At December 31                        For the Periods Ended December 31
                    ----------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)        Units           ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- -------------- ---------- ---------------- --------------------
                       Min     Max                                                Min     Max      Min       Max
 Fidelity, continued:
 High Income IC
 2006                  12.47   29.88        718,314     13,827,632     7.47       1.25    1.40      9.70      9.86
 2005                  11.37   27.20        943,169     15,363,231    15.38       1.25    1.40      1.28      1.43
 2004                  11.23   26.82      1,284,451     20,775,374    10.23       1.25    1.40      8.07      8.23
 2003                  10.39   24.78      1,945,727     29,523,355     4.53       1.25    1.40     25.51     25.69
 2002                   8.28   19.71      2,626,641     37,118,206     7.87       1.25    1.40      2.00      2.16

 High Income SC
 2006                  12.84   12.84        492,557      6,324,818     8.11       0.95    0.95     10.13     10.13
 2005                  11.66   11.66        469,606      5,475,338    15.40       0.95    0.95      1.56      1.56
 2004                  11.48   11.48        533,222      6,121,615     8.44       0.95    0.95      8.43      8.43
 2003                  10.59   10.59        597,022      6,321,025     5.99       0.95    0.95     25.78     25.78
 2002                   8.42    8.42        483,041      4,066,099    10.58       0.95    0.95      2.64      2.64

 High Income SC2
 2006                   9.88    9.88      1,710,492     16,905,861     8.40       0.80    0.80     10.14     10.14
 2005                   8.97    8.97      1,476,568     13,249,702    15.31       0.80    0.80      1.50      1.50
 2004                   8.84    8.84      1,293,209     11,432,698     7.69       0.80    0.80      8.51      8.51
 2003                   8.15    8.15      1,059,483      8,631,705     4.78       0.80    0.80     25.77     25.77
 2002                   6.48    6.48        486,540      3,151,666     7.37       0.75    0.75      2.52      2.52

 Overseas IC
 2006                  29.34   34.96        710,580     24,252,648     0.86       1.25    1.40     16.45     16.62
 2005                  25.20   29.98        747,371     21,948,176     0.68       1.25    1.40     17.40     17.58
 2004                  21.46   25.50        833,483     20,867,743     1.19       1.25    1.40     12.06     12.22
 2003                  19.15   22.72        934,337     20,900,887     0.86       1.25    1.40     41.37     41.59
 2002                  13.55   16.05      1,072,969     16,962,257     0.81       1.25    1.40    (21.40)   (21.27)

 Overseas SC
 2006                  30.44   30.44        329,153     10,020,092     0.76       0.95    0.95     16.84     16.84
 2005                  26.05   26.05        326,035      8,494,804     0.52       0.95    0.95     17.85     17.85
 2004                  22.11   22.11        275,370      6,087,874     1.02       0.95    0.95     12.41     12.41
 2003                  19.67   19.67        247,973      4,876,735     0.76       0.95    0.95     41.85     41.85
 2002                  13.86   13.86        252,107      3,495,311     0.73       0.95    0.95    (21.09)   (21.09)

 Overseas SC2
 2006                  23.79   23.79      1,270,006     30,214,843     0.57       0.80    0.80     16.84     16.84
 2005                  20.36   20.36        852,293     17,354,603     0.36       0.80    0.80     17.84     17.84
 2004                  17.28   17.28        427,850      7,392,985     0.71       0.80    0.80     12.41     12.41
 2003                  15.37   15.37        213,241      3,277,859     0.30       0.80    0.80     41.92     41.92
 2002                  10.83   10.83         89,523        969,658     0.53       0.75    0.75    (21.05)   (21.05)


                                     FS-37

5.  UNIT VALUES, continued

                                    At December 31                        For the Periods Ended December 31
                     ---------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)        Units           ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- -------------- ---------- ---------------- --------------------
                       Min     Max                                                Min     Max      Min       Max
 Fidelity, continued:
 Asset Mgr. IC
 2006                  20.93   32.46      1,063,416     32,485,072     2.88       1.25    1.40      5.83      5.99
 2005                  19.78   30.62      1,326,394     38,124,899     2.90       1.25    1.40      2.61      2.76
 2004                  19.28   29.80      1,674,898     46,777,277     2.91       1.25    1.40      4.00      4.16
 2003                  18.54   28.61      2,036,239     54,723,573     3.77       1.25    1.40     16.34     16.52
 2002                  15.93   24.56      2,364,213     54,829,509     4.31       1.25    1.40     (9.99)    (9.86)

 Asset Mgr. SC
 2006                  21.49   21.49        295,961      6,359,783     2.72       0.95    0.95      6.23      6.23
 2005                  20.23   20.23        355,856      7,198,607     2.69       0.95    0.95      2.95      2.95
 2004                  19.65   19.65        479,921      9,430,067     2.77       0.95    0.95      4.36      4.36
 2003                  18.83   18.83        540,596     10,178,233     3.51       0.95    0.95     16.79     16.79
 2002                  16.12   16.12        606,667      9,779,728     4.15       0.95    0.95     (9.71)    (9.71)

 Asset Mgr. SC2
 2006                  17.18   17.18        210,278      3,612,875     2.52       0.80    0.80      6.29      6.29
 2005                  16.17   16.17        237,995      3,847,207     2.64       0.80    0.80      2.96      2.96
 2004                  15.70   15.70        276,775      4,345,550     2.35       0.80    0.80      4.34      4.34
 2003                  15.05   15.05        216,010      3,250,435     3.05       0.80    0.80     16.75     16.75
 2002                  12.89   12.89        181,645      2,341,227     3.49       0.75    0.75     (9.70)    (9.70)

 Inv. Bond IC
 2006                  17.78   18.45      1,783,444     35,561,886     4.29       0.95    1.40      2.91      3.37
 2005                  17.27   17.85      2,251,498     43,698,591     3.91       0.95    1.40      0.78      1.23
 2004                  17.14   17.64      2,749,991     53,070,449     4.47       0.95    1.40      3.00      3.47
 2003                  16.64   17.05      3,486,280     65,712,179     4.31       0.95    1.40      3.75      4.21
 2002                  16.04   21.55      4,852,807     88,749,190     3.44       0.95    1.40      8.81      9.30

 Inv. Bond SC2
 2006                  15.64   15.64      1,948,921     30,483,412     3.61       0.80    0.80      3.31      3.31
 2005                  15.14   15.14      1,743,207     26,391,913     3.23       0.80    0.80      1.09      1.09
 2004                  14.98   14.98      1,413,321     21,167,319     3.59       0.80    0.80      3.36      3.36
 2003                  14.49   14.49      1,156,571     16,758,946     3.50       0.80    0.80      4.13      4.13
 2002                  13.92   13.92        925,800     12,883,191     2.07       0.75    0.75      9.27      9.27

 Contrafund IC
 2006                  38.83   42.45      1,388,730     57,517,264     1.27       1.25    1.40     10.17     10.34
 2005                  35.25   38.47      1,633,953     61,367,550     0.30       1.25    1.40     15.32     15.49
 2004                  30.56   33.31      1,804,658     58,742,332     0.34       1.25    1.40     13.87     14.04
 2003                  26.84   29.21      1,981,173     56,646,208     0.47       1.25    1.40     26.68     26.87
 2002                  21.19   23.02      2,230,859     50,346,720     0.86       1.25    1.40    (10.60)   (10.47)


                                     FS-38

5.  UNIT VALUES, continued

                                    At December 31                        For the Periods Ended December 31
                    ----------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)        Units           ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- -------------- ---------- ---------------- --------------------
                       Min     Max                                                Min     Max      Min       Max
 Fidelity, continued:
 Contrafund SC
 2006                  39.98   39.98        592,967     23,705,140     1.11       0.95    0.95     10.54     10.54
 2005                  36.17   36.17        646,309     23,373,930     0.20       0.95    0.95     15.75     15.75
 2004                  31.24   31.24        622,636     19,453,967     0.25       0.95    0.95     14.25     14.25
 2003                  27.35   27.35        638,401     17,458,837     0.36       0.95    0.95     27.14     27.14
 2002                  21.51   21.51        672,958     14,474,951     0.78       0.95    0.95    (10.27)   (10.27)

 Contrafund SC2
 2006                  34.28   34.28      1,526,651     52,326,448     1.02       0.80    0.80     10.55     10.55
 2005                  31.00   31.00      1,235,831     38,316,614     0.10       0.80    0.80     15.72     15.72
 2004                  26.79   26.79        767,894     20,573,641     0.17       0.80    0.80     14.24     14.24
 2003                  23.45   23.45        446,856     10,479,823     0.21       0.80    0.80     27.20     27.20
 2002                  18.44   18.44        206,580      3,808,825     0.41       0.75    0.75    (10.27)   (10.27)

 Asset Mgr. Gr. IC
 2006                  17.34   21.63        205,597      4,143,479     2.19       1.25    1.40      5.51      5.66
 2005                  16.44   20.47        262,664      5,029,349     2.61       1.25    1.40      2.45      2.61
 2004                  16.04   19.95        356,662      6,667,807     2.58       1.25    1.40      4.51      4.67
 2003                  15.35   19.06        438,544      7,794,129     3.00       1.25    1.40     21.63     21.81
 2002                  12.62   15.65        480,413      7,024,108     3.12       1.25    1.40    (16.70)   (16.57)

 Asset Mgr. Gr. SC
 2006                  17.78   17.78         64,347      1,143,933     2.03       0.95    0.95      5.84      5.84
 2005                  16.80   16.80         76,487      1,284,679     2.42       0.95    0.95      2.82      2.82
 2004                  16.34   16.34         95,010      1,552,085     2.28       0.95    0.95      4.85      4.85
 2003                  15.58   15.58        114,295      1,780,727     2.89       0.95    0.95     21.99     21.99
 2002                  12.77   12.77        130,467      1,666,324     2.99       0.95    0.95    (16.33)   (16.33)

 Asset Mgr. Gr. SC2
 2006                  14.35   14.35         61,424        881,652     1.77       0.80    0.80      5.88      5.88
 2005                  13.56   13.56         65,253        884,608     1.97       0.80    0.80      2.74      2.74
 2004                  13.19   13.19         69,339        914,903     1.93       0.80    0.80      4.79      4.79
 2003                  12.59   12.59         50,389        634,489     1.91       0.80    0.80     22.07     22.07
 2002                  10.32   10.32         21,715        224,005     2.09       0.75    0.75    (16.45)   (16.45)


                                     FS-39

5.  UNIT VALUES, continued

                                    At December 31                        For the Periods Ended December 31
                     ---------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)        Units           ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- -------------- ---------- ---------------- --------------------
                       Min     Max                                                Min     Max      Min       Max
 Alger:
 Balanced
 2006                  15.98   17.63      1,169,948     24,375,108     1.58       0.80    1.40      3.27      3.89
 2005                  15.38   17.07      1,506,790     30,590,003     1.69       0.80    1.40      6.92      7.56
 2004                  14.30   15.96      1,830,797     34,804,835     1.52       0.80    1.40      3.11      3.73
 2003                  13.79   15.48      1,980,220     37,498,618     2.07       0.80    1.40     17.38     18.11
 2002                  11.67   23.75      1,996,710     33,302,801     1.71       0.75    1.40    (13.51)   (12.94)

 MFS:
 Strategic Inc.
 2006                  14.03   14.58      1,082,512     15,655,053     5.17       0.80    1.40      5.20      5.83
 2005                  13.26   13.86        958,583     13,155,985     6.49       0.80    1.40      0.48      1.08
 2004                  13.12   13.80        850,796     11,653,491     4.97       0.80    1.40      6.23      6.87
 2003                  12.27   12.99        676,519      8,767,550     5.82       0.80    1.40      8.85      9.52
 2002                  11.21   13.21        657,861      7,976,396     2.85       0.75    1.40      6.90      7.59

 Utilities
 2006                  35.75   39.17      1,537,444     62,334,628     1.99       0.80    1.40     29.45     30.22
 2005                  27.45   30.26      1,629,369     51,357,559     0.60       0.80    1.40     15.22     15.91
 2004                  23.68   26.26      1,597,663     44,239,627     1.46       0.80    1.40     28.39     29.16
 2003                  18.34   20.46      1,590,499     34,774,380     2.32       0.80    1.40     34.02     34.84
 2002                  13.60   18.48      1,730,077     28,451,130     2.78       0.75    1.40    (23.83)   (23.33)

 New Discovery
 2006                  17.19   17.48        601,395     10,506,024     ----       0.80    1.40     11.65     12.32
 2005                  15.40   15.56        713,113     11,114,224     ----       0.80    1.40      3.79      4.41
 2004                  14.84   14.90        912,691     13,658,253     ----       0.80    1.40      5.04      5.67
 2003                  14.10   14.12        964,774     13,705,452     ----       0.80    1.40     31.87     32.68
 2002                  10.63   10.86      1,047,597     11,264,675     ----       0.75    1.40    (32.58)   (32.14)

 Van Kampen:
 Emerging Markets
 2006                  19.51   21.77      1,560,935     32,818,305     0.74       0.80    1.40     35.25     36.06
 2005                  14.34   16.10      1,343,157     21,027,466     0.37       0.80    1.40     32.00     32.79
 2004                  10.80   12.19        803,468      9,735,116     0.68       0.80    1.40     21.40     22.13
 2003                   8.84   10.04        767,335      7,725,490     ----       0.80    1.40     47.59     48.50
 2002                   5.95    7.02        632,267      4,359,541     ----       0.75    1.40    (10.18)    (9.58)


                                     FS-40


5.  UNIT VALUES, continued

                                    At December 31                        For the Periods Ended December 31
                     ---------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)        Units           ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- -------------- ---------- ---------------- --------------------
                       Min     Max                                                Min     Max      Min       Max
 Van Kampen, continued:
 Global Value
 2006                  18.28   19.86        974,330     18,880,926     1.59       0.80    1.40     19.53     20.25
 2005                  15.20   16.61      1,203,861     19,505,332     1.02       0.80    1.40      4.37      4.99
 2004                  14.48   15.92      1,329,289     20,680,538     0.76       0.80    1.40     11.96     12.64
 2003                  12.86   14.22      1,224,204     17,182,122     ----       0.80    1.40     27.17     27.96
 2002                  10.05   11.45      1,126,247     12,508,839     1.23       0.75    1.40    (18.02)   (17.48)

 Intl. Magnum
 2006                  15.26   15.71        664,678     10,468,677     0.10       0.80    1.40     23.40     24.14
 2005                  12.37   12.65        510,278      6,484,706     1.19       0.80    1.40      9.53     10.19
 2004                  11.29   11.48        501,427      5,801,979     2.85       0.80    1.40     15.76     16.45
 2003                   9.75    9.86        485,767      4,845,723     0.13       0.80    1.40     25.64     26.42
 2002                   7.76    8.02        504,768      4,005,729     0.92       0.75    1.40    (18.01)   (17.43)

 U.S. Real Estate
 2006                  36.30   37.54      1,230,116     46,244,951     1.10       0.80    1.40     36.14     36.95
 2005                  26.51   27.57      1,174,089     32,428,353     1.25       0.80    1.40     15.43     16.12
 2004                  22.83   23.89      1,231,317     29,476,091     1.61       0.80    1.40     34.50     35.31
 2003                  16.87   17.76      1,063,064     19,011,493     ----       0.80    1.40     35.61     36.44
 2002                  12.36   13.61      1,030,293     13,604,605     3.10       0.75    1.40     (2.15)    (1.52)

 Ameritas:
 Core Strat.
 2006                  21.48   22.58      2,541,034     55,859,845     0.70       0.80    1.40     19.98     20.70
 2005                  17.91   18.71      2,617,271     47,583,519     0.53       0.80    1.40      7.15      7.79
 2004                  16.71   17.35      2,969,639     50,085,955     0.83       0.80    1.40      6.58      7.23
 2003                  15.68   16.19      3,375,071     53,229,612     ----       0.80    1.40      4.16      4.25
 2002                   ----    ----           ----           ----     ----       ----    ----     ----      ----

 Income and Growth
 2006                  15.16   16.18      4,126,800     98,859,165     0.78       0.80    1.40      8.71      9.36
 2005                  13.86   14.88      5,158,411    115,093,877     0.99       0.80    1.40      3.29      3.90
 2004                  13.34   14.41      1,581,729     34,986,031     0.93       0.80    1.40      6.36      7.00
 2003                  12.47   13.54      1,662,697     36,166,299     0.55       0.80    1.40     28.23     29.02
 2002                   9.66   30.92      1,798,980     31,882,439     0.32       0.75    1.40    (31.41)   (30.96)


                                     FS-41

5.  UNIT VALUES, continued

                                    At December 31                        For the Periods Ended December 31
                     ---------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)        Units           ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- -------------- ---------- ---------------- --------------------
                       Min     Max                                                Min     Max      Min       Max
 Ameritas, continued:
 Index 500
 2006                 159.27  165.16        420,435     70,043,676     1.57       0.80    1.40     13.78     14.46
 2005                 139.98  144.30        507,230     74,104,126     1.47       0.80    1.40      3.13      3.75
 2004                 135.73  139.09        616,463     87,165,391     1.69       0.80    1.40      8.97      9.62
 2003                 124.57  126.88        689,774     89,405,300     1.44       0.80    1.40     26.46     27.24
 2002                  98.50  107.37        737,175     75,560,932     1.24       0.75    1.40    (23.37)   (22.87)

 MidCap
 2006                  43.51   50.26        974,327     49,179,687     ----       0.80    1.40      7.74      8.38
 2005                  40.14   46.65      1,101,139     52,117,293     ----       0.80    1.40      9.73     10.39
 2004                  36.36   42.51      1,211,183     53,052,444     ----       0.80    1.40     11.82     12.50
 2003                  32.32   38.02      1,347,667     53,456,444     ----       0.80    1.40     45.26     46.15
 2002                  22.12   28.63      1,425,966     39,275,971     ----       0.75    1.40    (30.88)   (30.42)

 Money Market
 2006                   1.11    1.19     38,815,136     49,048,860     4.69       0.80    1.40      3.35      3.97
 2005                   1.07    1.15     37,245,272     46,605,425     2.91       0.80    1.40      1.58      2.19
 2004                   1.04    1.13     44,704,673     55,067,625     1.13       0.80    1.40     (0.24)     0.37
 2003                   1.04    1.14     76,045,662     98,758,729     1.01       0.80    1.40     (0.40)     0.21
 2002                   1.04    1.76    107,689,577    136,606,206     1.60       0.75    1.40      0.19      0.84

 Small Cap
 2006                  31.97   34.50        597,459     22,244,788     ----       0.80    1.40     18.89     19.61
 2005                  26.73   29.02        635,991     20,219,432     ----       0.80    1.40      1.21      1.81
 2004                  26.25   28.67        747,586     23,843,058     ----       0.80    1.40      0.92      1.53
 2003                  25.85   28.41        814,357     26,055,598     ----       0.80    1.40     36.94     37.79
 2002                  18.76   25.15        859,877     20,349,306     ----       0.75    1.40    (36.14)   (35.72)

 Small Co. Equity
 2006                  28.16   29.19        605,482     17,500,894     ----       0.80    1.40      6.64      7.28
 2005                  26.41   27.21        770,800     20,782,358     ----       0.80    1.40     (3.27)    (2.69)
 2004                  27.30   27.97        801,492     22,202,763     ----       0.80    1.40     13.58     14.27
 2003                  24.04   24.47        793,639     19,258,883     ----       0.80    1.40     34.03     34.86
 2002                  17.92   18.15        780,509     14,076,510     ----       0.75    1.40     (8.59)    (8.00)

 Focused MidCap
 2006                  23.94   24.84      1,945,062     47,897,503     0.08       0.80    1.40     12.02     12.69
 2005                  21.38   22.05      1,741,492     38,057,513     0.16       0.80    1.40      4.39      5.02
 2004                  20.48   20.99      1,405,535     29,238,076     0.38       0.80    1.40      7.66      8.31
 2003                  19.02   19.38      1,372,759     26,386,900     0.18       0.80    1.40     27.44     28.22
 2002                  14.92   15.12      1,444,144     21,686,402     0.04       0.75    1.40    (15.22)   (14.67)

                                     FS-42


5.  UNIT VALUES, continued

                                    At December 31                        For the Periods Ended December 31
                     ---------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)        Units           ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- -------------- ---------- ---------------- --------------------
                       Min     Max                                                Min     Max      Min       Max
 Calvert:
 Balanced
 2006                   2.32    2.34      3,232,633      7,553,177     2.40       0.80    1.40      7.27      7.91
 2005                   2.15    2.18      3,224,198      6,991,411     1.68       0.80    1.40      4.19      4.81
 2004                   2.05    2.09      3,808,320      7,898,431     1.78       0.80    1.40      6.75      7.39
 2003                   1.91    1.96      3,637,910      7,045,644     2.23       0.80    1.40     17.67     18.39
 2002                   1.61    1.68      2,964,969      4,875,706     2.99       0.75    1.40    (13.37)   (12.80)

 Intl. Equity
 2006                  25.80   26.88        466,513     12,215,608     0.63       0.80    1.40     25.76     26.52
 2005                  20.39   21.37        424,044      8,803,674     0.33       0.80    1.40      8.42      9.07
 2004                  18.69   19.71        441,146      8,412,415     1.05       0.80    1.40     16.31     17.01
 2003                  15.98   16.95        296,399      4,878,969     3.26       0.80    1.40     29.86     30.66
 2002                  12.23   13.24        154,289      1,957,110     ----       0.75    1.40    (16.19)   (15.58)

 Mid Cap
 2006                  28.87   29.75        178,873      5,208,622     ----       0.80    1.40      5.40      6.03
 2005                  27.23   28.23        177,698      4,899,068     ----       0.80    1.40     (0.97)    (0.38)
 2004                  27.33   28.51        216,437      6,009,377     ----       0.80    1.40      7.81      8.46
 2003                  25.20   26.44        179,942      4,646,109     ----       0.80    1.40     29.85     30.65
 2002                  19.29   20.60        162,385      3,255,004     ----       0.75    1.40    (29.22)   (28.76)

 Small Cap
 2006                  15.59   15.72        311,765      4,904,680     ----       0.80    1.40     (0.61)    (0.01)
 2005                  15.69   15.73        370,748      5,848,390     ----       0.80    1.40    (10.42)    (9.89)
 2004                  17.45   17.51        493,578      8,657,391     ----       0.80    1.40      8.92      9.57
 2003                  15.93   16.08        444,536      7,145,358     1.61       0.80    1.40     37.64     38.49
 2002                  11.50   11.82        432,908      5,054,522     1.38       0.75    1.40    (23.62)   (23.12)

 Equity
 2006                  18.31   18.81        316,023      5,932,282     ----       0.80    1.40      8.53      9.18
 2005                  16.87   17.22        316,196      5,437,790     0.06       0.80    1.40      3.10      3.72
 2004                  16.36   16.61        302,477      5,017,846     0.09       0.80    1.40      5.67      6.30
 2003                  15.49   15.62        175,757      2,743,101     0.02       0.80    1.40     20.48     21.22
 2002                  12.85   12.89         49,237        634,340     ----       0.75    1.40    (14.16)    (1.39)

 Income
 2006                  19.47   20.01      2,471,433     49,250,970     4.52       0.80    1.40      3.60      4.22
 2005                  18.79   19.20      1,935,924     37,040,214     3.68       0.80    1.40      2.28      2.89
 2004                  18.37   18.66      1,221,632     22,729,773     3.25       0.80    1.40      4.20      4.83
 2003                  17.63   17.80        691,160     12,271,665     4.56       0.80    1.40     11.15     11.83
 2002                  15.84   15.91        338,250      5,376,090     2.38       0.75    1.40      5.55      6.03


                                     FS-43

5.  UNIT VALUES, continued

                                    At December 31                        For the Periods Ended December 31
                     ---------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense            Total
                        Value ($)        Units           ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- -------------- ---------- ---------------- --------------------
                        Min     Max                                                Min     Max      Min       Max
American Century:
Income & Growth
2006                    8.60    8.98      4,570,340     40,696,487     1.72       0.80    1.40     15.47     16.16
2005                    7.45    7.73      4,172,367     32,004,125     1.89       0.80    1.40      3.18      3.80
2004                    7.22    7.45      3,744,893     27,696,223     1.30       0.80    1.40     11.42     12.09
2003                    6.48    6.65      3,089,516     20,394,298     1.12       0.80    1.40     27.56     28.35
2002                    5.08    5.18      2,293,410     11,805,010     0.88       0.75    1.40    (20.49)   (19.97)

AIM:
Dynamics
2006                   15.95   16.63        422,227      6,970,549     ----       0.80    1.40     14.51     15.19
2005                   13.93   14.44        430,819      6,189,603     ----       0.80    1.40      9.19      9.84
2004                   12.75   13.14        504,640      6,610,221     ----       0.80    1.40     11.76     12.44
2003                   11.41   11.69        486,857      5,680,042     ----       0.80    1.40     35.92     36.75
2002                    8.36    8.66        494,498      4,228,497     ----       0.75    1.40    (32.85)   (32.41)

Summit:
S&P MidCap
2006                   17.62   18.26        823,496     14,649,898     0.86       0.80    1.40       8.20     8.85
2005                   16.29   16.78        840,594     13,671,800     0.52       0.80    1.40      10.40    11.06
2004                   14.75   15.11        812,933     11,856,648     0.24       0.80    1.40      14.15    14.84
2003                   12.92   13.15        649,242      8,281,111     0.49       0.80    1.40      32.87    33.69
2002                    7.78    9.84        456,161      4,319,224     0.42       0.75    1.40     (16.32)  (15.77)

Russell Small Cap
2006                   14.86   15.38        632,293      9,782,835     0.64       0.80    1.40      15.97    16.67
2005                   12.82   13.18        686,361      9,141,279     0.56       0.80    1.40       2.58     3.19
2004                   12.49   12.77        930,348     12,039,820     0.20       0.80    1.40      16.07    16.76
2003                   10.76   10.94        827,249      9,207,414     0.46       0.80    1.40      44.19    45.08
2002                    7.47    7.86        492,859      3,766,071     0.16       0.75    1.40     (22.15)  (21.64)

Nasdaq-100 Index
2006                    4.53    4.71      1,239,645      5,771,907     0.14       0.80    1.40       5.19     5.82
2005                    4.31    4.45      1,512,844      6,659,256     0.62       0.80    1.40      (0.10)    0.50
2004                    4.31    4.43      1,942,905      8,516,209     ----       0.80    1.40       8.56     9.21
2003                    3.97    4.05      2,286,068      9,188,753     ----       0.80    1.40      46.58    47.48
2002                    2.71    2.75      1,554,366      4,244,432     ----       0.75    1.40     (38.37)  (37.96)



                                     FS-44


5.  UNIT VALUES, continued

                                    At December 31                        For the Periods Ended December 31
                     ---------------------------------------------- ------------------------------------------------
                                                                      Inv.
                          Unit                        Net Assets     Income        Expense             Total
                        Value ($)         Units          ($)        Ratio %        Ratio %           Return %
                    ------------------ ------------- -------------- ---------- ---------------- --------------------
                       Min     Max                                                Min     Max      Min       Max
 Third Avenue:
 Value
 2006                  32.22   33.43      2,591,911     85,548,704     1.33       0.80    1.40     14.18     14.86
 2005                  28.22   29.11      2,561,340     73,671,121     1.30       0.80    1.40     13.04     13.72
 2004                  24.96   25.59      2,526,763     63,994,756     0.55       0.80    1.40     18.23     18.94
 2003                  21.11   21.52      2,141,540     45,672,021     0.20       0.80    1.40     40.55     41.42
 2002                  15.01   15.22      1,703,750     25,754,839     0.20       0.75    1.40    (11.96)   (11.38)

 Dreyfus:
 MidCap
 2006                  20.04   20.54        272,024      5,548,641     0.18       0.80    1.40      6.19      6.82
 2005                  18.87   19.23        262,583      5,022,029     ----       0.80    1.40      7.43      8.07
 2004                  17.57   17.79        261,153      4,629,830     0.22       0.80    1.40     12.64     13.32
 2003                  15.59   15.70        178,299      2,790,732     0.30       0.80    1.40     29.66     30.46
 2002                  12.02   12.03          7,463         89,782     0.47       0.75    1.40     (2.35)     0.11

6.  CHANGES IN UNITS OUTSTANDING
    The changes in units outstanding for the periods ended December 31 were as follows:

                                                     2006                     2005
                                             ---------------------     --------------------
    Fidelity:
    Equity-Income IC
    Units issued                                        588,217                   533,747
    Units redeemed                                     (818,456)                 (835,883)
                                             ---------------------     --------------------
    Net increase(decrease)                             (230,239)                 (302,136)
                                             =====================     ====================

    Equity-Income SC
    Units issued                                        510,107                   389,110
    Units redeemed                                     (535,792)                 (394,248)
                                             ---------------------     --------------------
    Net increase(decrease)                              (25,685)                   (5,138)
                                             =====================     ====================

    Equity-Income SC2
    Units issued                                      2,141,144                 1,582,913
    Units redeemed                                   (1,834,843)               (1,201,986)
                                             ---------------------     --------------------
    Net increase(decrease)                              306,301                   380,927
                                             =====================     ====================

    Growth IC
    Units issued                                        265,607                   313,814
    Units redeemed                                     (409,395)                 (570,076)
                                             ---------------------     --------------------
    Net increase(decrease)                             (143,788)                 (256,262)
                                             =====================     ====================


                                     FS-45

6.  CHANGES IN UNITS OUTSTANDING, continued

                                                     2006                     2005
                                             ---------------------     --------------------
    Fidelity, continued:
    Growth SC
    Units issued                                        213,765                   180,913
    Units redeemed                                     (254,086)                 (230,185)
                                             ---------------------     --------------------
    Net increase(decrease)                              (40,321)                  (49,272)
                                             =====================     ====================

    Growth SC2
    Units issued                                        904,085                   720,578
    Units redeemed                                     (796,644)                 (622,652)
                                             ---------------------     --------------------
    Net increase(decrease)                              107,441                    97,926
                                             =====================     ====================

    High Income IC
    Units issued                                        761,324                 1,153,633
    Units redeemed                                     (986,179)               (1,494,915)
                                             ---------------------     --------------------
    Net increase(decrease)                             (224,855)                 (341,282)
                                             =====================     ====================

    High Income SC
    Units issued                                        712,004                   573,781
    Units redeemed                                     (689,053)                 (637,397)
                                             ---------------------     --------------------
    Net increase(decrease)                               22,951                   (63,616)
                                             =====================     ====================

    High Income SC2
    Units issued                                      2,854,968                 2,479,010
    Units redeemed                                   (2,621,044)               (2,295,651)
                                             ---------------------     --------------------
    Net increase(decrease)                              233,924                   183,359
                                             =====================     ====================

    Overseas IC
    Units issued                                        536,800                   410,217
    Units redeemed                                     (573,591)                 (496,329)
                                             ---------------------     --------------------
    Net increase(decrease)                              (36,791)                  (86,112)
                                             =====================     ====================

    Overseas SC
    Units issued                                        496,691                   372,634
    Units redeemed                                     (493,573)                 (321,969)
                                             ---------------------     --------------------
    Net increase(decrease)                                3,118                    50,665
                                             =====================     ====================

    Overseas SC2
    Units issued                                      2,185,585                 1,506,549
    Units redeemed                                   (1,767,872)               (1,082,106)
                                             ---------------------     --------------------
    Net increase(decrease)                              417,713                   424,443
                                             =====================     ====================

    Asset Mgr. IC
    Units issued                                        120,382                   156,657
    Units redeemed                                     (383,360)                 (505,161)
                                             ---------------------     --------------------
    Net increase(decrease)                             (262,978)                 (348,504)
                                             =====================     ====================


                                     FS-46



6.  CHANGES IN UNITS OUTSTANDING, continued

                                                     2006                     2005
                                             ---------------------     --------------------
    Fidelity, continued:
    Asset Mgr. SC
    Units issued                                         66,969                   106,935
    Units redeemed                                     (126,864)                 (231,000)
                                             ---------------------     --------------------
    Net increase(decrease)                              (59,895)                 (124,065)
                                             =====================     ====================

    Asset Mgr. SC2
    Units issued                                        103,480                   124,089
    Units redeemed                                     (131,197)                 (162,869)
                                             ---------------------     --------------------
    Net increase(decrease)                              (27,717)                  (38,780)
                                             =====================     ====================

    Inv. Bond IC
    Units issued                                      1,632,929                 1,486,725
    Units redeemed                                   (2,100,983)               (1,985,218)
                                             ---------------------     --------------------
    Net increase(decrease)                             (468,054)                 (498,493)
                                             =====================     ====================

    Inv. Bond SC2
    Units issued                                      2,866,468                 2,226,839
    Units redeemed                                   (2,660,754)               (1,896,953)
                                             ---------------------     --------------------
    Net increase(decrease)                              205,714                   329,886
                                             =====================     ====================

    Contrafund IC
    Units issued                                        664,331                   768,932
    Units redeemed                                     (909,554)                 (939,637)
                                             ---------------------     --------------------
    Net increase(decrease)                             (245,223)                 (170,705)
                                             =====================     ====================

    Contrafund SC
    Units issued                                        435,732                   485,189
    Units redeemed                                     (489,074)                 (461,516)
                                             ---------------------     --------------------
    Net increase(decrease)                              (53,342)                   23,673
                                             =====================     ====================

    Contrafund SC2
    Units issued                                      2,039,433                 1,708,644
    Units redeemed                                   (1,748,613)               (1,240,707)
                                             ---------------------     --------------------
    Net increase(decrease)                              290,820                   467,937
                                             =====================     ====================

    Asset Mgr. Gr. IC
    Units issued                                         99,953                   153,037
    Units redeemed                                     (157,020)                 (247,035)
                                             ---------------------     --------------------
    Net increase(decrease)                              (57,067)                  (93,998)
                                             =====================     ====================

    Asset Mgr. Gr. SC
    Units issued                                          9,395                    16,187
    Units redeemed                                      (21,535)                  (34,710)
                                             ---------------------     --------------------
    Net increase(decrease)                              (12,140)                  (18,523)
                                             =====================     ====================

                                     FS-47



6.  CHANGES IN UNITS OUTSTANDING, continued

                                                     2006                     2005
                                             ---------------------     --------------------
    Fidelity, continued:
    Asset Mgr. Gr. SC2
    Units issued                                         41,595                    46,071
    Units redeemed                                      (45,424)                  (50,157)
                                             ---------------------     --------------------
    Net increase(decrease)                               (3,829)                   (4,086)
                                             =====================     ====================

    Alger:
    Balanced
    Units issued                                        690,020                   855,653
    Units redeemed                                   (1,026,862)               (1,179,660)
                                             ---------------------     --------------------
    Net increase(decrease)                             (336,842)                 (324,007)
                                             =====================     ====================

    MFS:
    Strategic Inc.
    Units issued                                      1,528,743                 1,154,877
    Units redeemed                                   (1,404,814)               (1,047,090)
                                             ---------------------     --------------------
    Net increase(decrease)                              123,929                   107,787
                                             =====================     ====================

    Utilities
    Units issued                                        917,018                 1,175,956
    Units redeemed                                   (1,008,943)               (1,144,250)
                                             ---------------------     --------------------
    Net increase(decrease)                              (91,925)                   31,706
                                             =====================     ====================

    New Discovery
    Units issued                                        565,243                   684,762
    Units redeemed                                     (676,961)                 (884,340)
                                             ---------------------     --------------------
    Net increase(decrease)                             (111,718)                 (199,578)
                                             =====================     ====================

    Van Kampen:
    Emerging Markets
    Units issued                                      2,373,904                 1,964,175
    Units redeemed                                   (2,156,126)               (1,424,486)
                                             ---------------------     --------------------
    Net increase(decrease)                              217,778                   539,689
                                             =====================     ====================

    Global Value
    Units issued                                        871,738                 1,153,569
    Units redeemed                                   (1,101,269)               (1,278,997)
                                             ---------------------     --------------------
    Net increase(decrease)                             (229,531)                 (125,428)
                                             =====================     ====================

    Intl. Magnum
    Units issued                                        740,253                   494,971
    Units redeemed                                     (585,853)                 (486,120)
                                             ---------------------     --------------------
    Net increase(decrease)                              154,400                     8,851
                                             =====================     ====================


                                     FS-48



6.  CHANGES IN UNITS OUTSTANDING, continued

                                                     2006                     2005
                                             ---------------------     --------------------
    Van Kampen, continued:
    U.S. Real Estate
    Units issued                                      1,136,538                 1,309,277
    Units redeemed                                   (1,080,511)               (1,366,505)
                                             ---------------------     --------------------
    Net increase(decrease)                               56,027                   (57,228)
                                             =====================     ====================

    Ameritas:
    Core Strat.
    Units issued                                      2,689,995                 2,049,947
    Units redeemed                                   (2,766,232)               (2,402,315)
                                             ---------------------     --------------------
    Net increase(decrease)                              (76,237)                 (352,368)
                                             =====================     ====================

    Income and Growth
    Units issued                                      2,570,793                 4,952,404
    Units redeemed                                   (3,602,404)               (1,375,722)
                                             ---------------------     --------------------
    Net increase(decrease)                           (1,031,611)                3,576,682
                                             =====================     ====================

    Index 500
    Units issued                                        183,709                   243,073
    Units redeemed                                     (270,504)                 (352,306)
                                             ---------------------     --------------------
    Net increase(decrease)                              (86,795)                 (109,233)
                                             =====================     ====================

    MidCap
    Units issued                                        821,735                   855,779
    Units redeemed                                     (948,547)                 (965,823)
                                             ---------------------     --------------------
    Net increase(decrease)                             (126,812)                 (110,044)
                                             =====================     ====================

    Money Market
    Units issued                                    149,953,291               150,420,956
    Units redeemed                                 (148,383,427)             (157,880,357)
                                             ---------------------     --------------------
    Net increase(decrease)                            1,569,864                (7,459,401)
                                             =====================     ====================

    Small Cap
    Units issued                                        574,836                   496,722
    Units redeemed                                     (613,368)                 (608,317)
                                             ---------------------     --------------------
    Net increase(decrease)                              (38,532)                 (111,595)
                                             =====================     ====================

    Small Co. Equity
    Units issued                                        621,518                   894,047
    Units redeemed                                     (786,836)                 (924,739)
                                             ---------------------     --------------------
    Net increase(decrease)                             (165,318)                  (30,692)
                                             =====================     ====================


                                     FS-49

6.  CHANGES IN UNITS OUTSTANDING, continued

                                                     2006                     2005
                                             ---------------------     --------------------
    Ameritas, continued:
    Focused MidCap
    Units issued                                      2,882,397                 2,128,164
    Units redeemed                                   (2,678,827)               (1,792,207)
                                             ---------------------     --------------------
    Net increase(decrease)                              203,570                   335,957
                                             =====================     ====================

    Calvert:
    Balanced
    Units issued                                      2,242,891                 2,959,088
    Units redeemed                                   (2,234,456)               (3,543,210)
                                             ---------------------     --------------------
    Net increase(decrease)                                8,435                  (584,122)
                                             =====================     ====================

    Intl. Equity
    Units issued                                        531,740                   599,012
    Units redeemed                                     (489,271)                 (616,114)
                                             ---------------------     --------------------
    Net increase(decrease)                               42,469                   (17,102)
                                             =====================     ====================

    Mid Cap
    Units issued                                        131,217                   160,379
    Units redeemed                                     (130,042)                 (199,118)
                                             ---------------------     --------------------
    Net increase(decrease)                                1,175                   (38,739)
                                             =====================     ====================

    Small Cap
    Units issued                                        354,159                   385,042
    Units redeemed                                     (413,142)                 (507,872)
                                             ---------------------     --------------------
    Net increase(decrease)                              (58,983)                 (122,830)
                                             =====================     ====================

    Equity
    Units issued                                        317,321                   373,418
    Units redeemed                                     (317,494)                 (359,699)
                                             ---------------------     --------------------
    Net increase(decrease)                                 (173)                   13,719
                                             =====================     ====================

    Income
    Units issued                                      3,977,018                 2,865,129
    Units redeemed                                   (3,441,509)               (2,150,837)
                                             ---------------------     --------------------
    Net increase(decrease)                              535,509                   714,292
                                             =====================     ====================

    American Century:
    Income & Growth
    Units issued                                      6,710,429                 5,441,538
    Units redeemed                                   (6,312,456)               (5,014,064)
                                             ---------------------     --------------------
    Net increase(decrease)                              397,973                   427,474
                                             =====================     ====================


                                     FS-50

6.  CHANGES IN UNITS OUTSTANDING, continued

                                                     2006                     2005
                                             ---------------------     --------------------
    AIM:
    Dynamics
    Units issued                                        507,472                   488,394
    Units redeemed                                     (516,064)                 (562,215)
                                             ---------------------     --------------------
    Net increase(decrease)                               (8,592)                  (73,821)
                                             =====================     ====================

    Summit:
    S&P MidCap
    Units issued                                        783,756                   962,129
    Units redeemed                                     (800,854)                 (934,468)
                                             ---------------------     --------------------
    Net increase(decrease)                              (17,098)                   27,661
                                             =====================     ====================

    Russell Small Cap
    Units issued                                        522,186                   595,750
    Units redeemed                                     (576,254)                 (839,737)
                                             ---------------------     --------------------
    Net increase(decrease)                              (54,068)                 (243,987)
                                             =====================     ====================

    Nasdaq-100 Index
    Units issued                                      1,096,043                 1,353,780
    Units redeemed                                   (1,369,242)               (1,783,841)
                                             ---------------------     --------------------
    Net increase(decrease)                             (273,199)                 (430,061)
                                             =====================     ====================

    Third Avenue:
    Value
    Units issued                                      2,392,890                 2,721,509
    Units redeemed                                   (2,362,319)               (2,686,932)
                                             ---------------------     --------------------
    Net increase(decrease)                               30,571                    34,577
                                             =====================     ====================

    Dreyfus:
    MidCap
    Units issued                                        314,564                   337,733
    Units redeemed                                     (305,123)                 (336,303)
                                             ---------------------     --------------------
    Net increase(decrease)                                9,441                     1,430
                                             =====================     ====================


7.  SUBSEQUENT EVENTS

    In November 2006, AVLIC's board of directors approved a plan of merger with its parent, ALIC, pending various regulatory approvals, with an effective date of May 1, 2007. AVLIC has received approval of the merger from the Insurance Department of the State of Nebraska. The surviving company will be Ameritas Life Insurance Corp. As a result of this merger, the Account will be transferred, intact, to ALIC, effective May 1, 2007. The Account will subsequently be renamed Ameritas Variable Separate Account VA-2.

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY

                    STATUTORY FINANCIAL STATEMENTS AS OF AND
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
                 SUPPLEMENTAL SCHEDULES AS OF DECEMBER 31, 2006
                        AND INDEPENDENT AUDITORS' REPORT

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Ameritas Variable Life Insurance Company
Lincoln, Nebraska

We have audited the accompanying statutory statements of admitted assets, liabilities and surplus of Ameritas Variable Life Insurance Company (the Company), a wholly owned subsidiary of Ameritas Life Insurance Corp., as of December 31, 2006 and 2005 and the related statutory statements of operations, changes in surplus, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described more fully in Note 1 to the financial statements, the Company prepared these financial statements using accounting practices prescribed or permitted by the Insurance Department of the State of Nebraska, which practices differ from accounting principles generally accepted in the United States of America. The effects on the financial statements of the variances between the statutory basis of accounting and accounting principles generally accepted in the United States of America are described in Note 12.

In our opinion, because of the effects of the matter discussed in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with accounting principles generally accepted in the United States of America, the financial position of Ameritas Variable Life Insurance Company as of December 31, 2006 and 2005, or the results of its operations or its cash flows for the years then ended.

In our opinion, the financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities and surplus of Ameritas Variable Life Insurance Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended, on the basis of accounting described in Note 1.

/s/ Deloitte & Touche LLP

Lincoln, Nebraska
March 9, 2007

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                    STATUTORY STATEMENTS OF ADMITTED ASSETS,
                             LIABILITIES AND SURPLUS
                                 (in thousands)

                                                                                           December 31
                                                                              --------------------------------------
                                                                                    2006                2005
                                                                              ------------------ -------------------
                                ADMITTED ASSETS
     Bonds                                                                     $       372,448    $       411,027
     Preferred stocks                                                                    1,022              1,022
     Common stocks                                                                         990                  -
     Mortgage loans                                                                     12,108             13,836
     Cash and cash equivalents                                                           1,482              7,034
     Short-term investments                                                              8,684              5,307
     Loans on insurance contracts                                                       43,962             39,961
                                                                              ------------------ -------------------

          Total Cash and Invested Assets                                               440,696            478,187

     Accrued investment income                                                           5,254              5,690
     Other reinsurance receivables                                                       1,329                 56
     Deferred tax assets                                                                 3,382              3,081
     Accounts receivable - affiliates                                                      630                259
     Other admitted assets                                                                 636              1,111
     Goodwill (Note 4)                                                                   5,667              6,746
     Separate accounts                                                               2,105,667          1,942,841
                                                                              ------------------ -------------------

                             Total Admitted Assets                             $     2,563,261    $     2,437,971
                                                                              ================== ===================



 The accompanying notes are an integral part of these statutory financial statements.


                                        2

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                    STATUTORY STATEMENTS OF ADMITTED ASSETS,
                             LIABILITIES AND SURPLUS
                        (in thousands, except share data)

                                                                                           December 31
                                                                              --------------------------------------
                                                                                    2006                2005
                                                                              ------------------ -------------------
                           LIABILITIES AND SURPLUS

    Life and annuity reserves                                                  $       382,564    $       445,959
    Deposit-type funds                                                                  12,349              4,794
    Reserves for unpaid claims                                                             630              1,147
    Interest maintenance reserve                                                           304                488
    Accrued separate account transfers                                                 (92,641)           (92,608)
    Current federal income taxes payable - affiliate                                       519              1,015
    Asset valuation reserve                                                              2,175              1,867
    Accounts payable - affiliates                                                        5,381              1,758
    Other liabilities                                                                    4,573              4,797
    Separate accounts                                                                2,105,667          1,942,841
                                                                              ------------------ -------------------

         Total Liabilities                                                           2,421,521          2,312,058
                                                                              ------------------ -------------------

    Common stock, par value $100 per share;
      authorized 50,000 shares, issued and
      outstanding 40,000 shares                                                          4,000              4,000
    Additional paid-in capital                                                          96,720             96,720
    Unassigned surplus                                                                  41,020             25,193
                                                                              ------------------ -------------------

         Total Surplus                                                                 141,740            125,913
                                                                              ------------------ -------------------

                    Total Liabilities and Surplus                              $     2,563,261    $     2,437,971
                                                                              ================== ===================


The accompanying notes are an integral part of these statutory financial statements.


                                       3


                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                       STATUTORY STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                                                     Years Ended December 31
                                                                              --------------------------------------
                                                                                    2006                2005
                                                                              ------------------ -------------------

INCOME
    Premium income                                                              $       219,422    $       223,188
    Net investment income                                                                23,214             24,859
    Commission expense allowance                                                          3,899              3,982
    Income from fees associated with investment management
      and administration from separate accounts                                          19,930             19,375
    Miscellaneous income                                                                 10,624             11,828
                                                                              ------------------ -------------------

                  Total Income                                                          277,089            283,232
                                                                              ------------------ -------------------

EXPENSES
    Benefits to policyowners                                                            348,482            358,908
    Change in policy reserves                                                           (63,395)           (40,894)
    Commissions                                                                          22,099             24,391
    General insurance expenses                                                           22,593             21,534
    Taxes, licenses and fees                                                              2,218              2,487
    Net premium transferred from separate accounts                                      (79,611)          (104,781)
                                                                              ------------------ -------------------

                  Total Expenses                                                        252,386            261,645
                                                                              ------------------ -------------------

Income from operations before federal income taxes and
  realized capital losses                                                                24,703             21,587

Federal income tax expense                                                                5,302              5,963
                                                                              ------------------ -------------------

Income from operations before realized capital losses                                    19,401             15,624

Realized capital losses on investments, net of tax expense of
  $45 and $29 and transfers to the interest maintenance reserve
  of $17 and $43 and for 2006 and 2005, respectively                                        (70)              (223)
                                                                              ------------------ -------------------

Net income                                                                      $       19,331     $       15,401
                                                                              ================== ===================



The accompanying notes are an integral part of these statutory financial statements.

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                   STATUTORY STATEMENTS OF CHANGES IN SURPLUS
                 FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005
                        (in thousands, except share data)

                                                                                 Additional
                                                          Common Stock            Paid-in           Unassigned
                                                      Shares       Amount         Capital             Surplus        Total
                                                    ----------  ------------- ---------------------------------  ----------------
BALANCE, January 1, 2005                               40,000    $    4,000     $    96,720     $      10,165      $   110,885

     Net income                                             -             -               -            15,401           15,401
     Change in net unrealized losses on investments,
       net of tax                                           -             -               -              (113)            (113)
     Change in net deferred income taxes                    -             -               -               817              817
     Change in non-admitted assets                          -             -               -              (791)            (791)
     Change in liability for reinsurance in
       unauthorized companies, net of tax                   -             -               -                (1)              (1)
     Change in asset valuation reserve                      -             -               -              (285)            (285)
                                                    ----------  -------------  --------------  -----------------  ---------------

BALANCE, December 31, 2005                             40,000    $    4,000     $    96,720     $      25,193      $   125,913

     Net income                                             -             -               -            19,331           19,331
     Change in net deferred income taxes                    -             -               -              (754)            (754)
     Change in non-admitted assets                          -             -               -               455              455
     Change in liability for reinsurance in
       unauthorized companies, net of tax                   -             -               -                 3                3
     Change in asset valuation reserve                      -             -               -              (308)            (308)
     Dividend paid to common stockholder - affiliate        -             -               -            (2,900)          (2,900)
                                                    ----------  -------------  --------------  -----------------  ---------------

BALANCE, December 31, 2006                             40,000    $    4,000     $    96,720     $      41,020      $   141,740
                                                    ==========  =============  ==============  =================  ===============


The accompanying notes are an integral part of these statutory financial statements.

                                      AMERITAS VARIABLE LIFE INSURANCE COMPANY
                                         STATUTORY STATEMENTS OF CASH FLOWS
                                                   (in thousands)

                                                                                     Years Ended December 31
                                                                              --------------------------------------
                                                                                    2006                2005
                                                                              ------------------ -------------------
 OPERATING ACTIVITIES:
    Premiums collected net of reinsurance                                      $       219,427    $       223,358
    Net investment income received                                                      25,096             26,039
    Miscellaneous income                                                                34,215             34,783
    Benefits paid to policyowners                                                     (350,152)          (358,653)
    Net transfers from separate accounts                                                79,579            104,529
    Commissions, expenses and taxes paid                                               (47,772)           (48,554)
    Federal income taxes paid                                                           (5,845)            (7,272)
                                                                              ------------------ -------------------

    Net cash from operating activities                                                 (45,452)           (25,770)
                                                                              ------------------ -------------------

 INVESTING ACTIVITIES:
    Proceeds from investments sold, matured or repaid                                   72,102             60,710
    Cost of investments acquired                                                       (34,294)           (68,339)
    Net increase in loans on insurance contracts                                        (3,960)            (4,166)
                                                                              ------------------ -------------------

    Net cash from investing activities                                                  33,848            (11,795)
                                                                              ------------------ -------------------

 FINANCING AND MISCELLANEOUS ACTIVITIES:
    Change in deposit-type funds without life contingencies                              7,328                176
    Dividend paid to common stockholder - affiliate                                     (2,900)                 -
    Other miscellaneous, net                                                             5,001              1,170
                                                                              ------------------ -------------------

    Net cash from financing and miscellaneous activities                                 9,429              1,346
                                                                              ------------------ -------------------

 NET DECREASE IN CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS                   (2,175)           (36,219)

 CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS - BEGINNING OF YEAR               12,341             48,560
                                                                              ------------------ -------------------

 CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS - END OF YEAR            $        10,166    $        12,341
                                                                              ================== ===================



The accompanying notes are an integral part of these statutory financial statements.

AMERITAS VARIABLE LIFE INSURANCE COMPANY

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)

1.  Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Ameritas Variable Life Insurance Company (the Company), a stock life insurance company domiciled in the State of Nebraska, is a wholly owned subsidiary of Ameritas Life Insurance Corp. (ALIC). Prior to September 1, 2006 the Company was owned by AMAL Corporation (AMAL). Effective September 1, 2006, AMAL repurchased its outstanding shares of stock from Acacia Life Insurance Company (Acacia) and Acacia Financial Corporation (AFCO) and issued two notes payable. On this date, AMAL became a wholly owned subsidiary of ALIC. Effective September 30, 2006 AMAL was dissolved into its parent, ALIC. Prior to September 1, 2006, ALIC owned 85.77% and Acacia Companies (Acacia Life Insurance Company (Acacia) and Acacia Financial Corporation (AFCO)) owned 14.23% of AMAL, which wholly owned AVLIC, The Advisors Group, Inc. (TAG), a former broker dealer (dissolved as of November 30, 2006), and a 66.41% interest in Ameritas Investment Corp. (AIC), a broker dealer. Prior to September 26, 2005, AMAL was owned 52.41% by ALIC, 33.59% by AmerUs Life Insurance Company (AmerUs) (a non-affiliate) and 14% by Acacia Companies. ALIC and Acacia are wholly owned subsidiaries of Ameritas Holding Company (AHC), which is a wholly owned subsidiary of UNIFI Mutual Holding Company (UNIFI).

UNIFI is a mutual insurance holding company. Owners of designated policies issued by ALIC, Acacia or The Union Central Life Insurance Company (UCL) have a membership interest in UNIFI, while contractual rights remain with ALIC, Acacia, or UCL.

The Company's insurance operations consist of variable universal life insurance, variable annuity and fixed premium annuity policies, none of which are participating with respect to dividends. The Company is licensed to operate in 49 states and the District of Columbia.

Basis of Presentation
The Company's statutory financial statements are presented on the basis of accounting practices prescribed or permitted by the Insurance Department of the State of Nebraska.

Accounting practices and procedures of the National Association of Insurance Commissioners ("NAIC") as prescribed or permitted by the Insurance Department of the State of Nebraska comprise a comprehensive basis of accounting ("NAIC SAP") other than accounting principles generally accepted in the United States of America ("GAAP"). The more significant differences are as follows:

     (a) Investments in bonds are generally carried at amortized cost, while under GAAP, they are carried at either amortized cost or fair value based on their classification according to the Company's ability and intent to hold or trade the securities;

     (b) Investments in common stocks are valued as prescribed by the Securities Valuation Office ("SVO") of the NAIC, while under GAAP, common stocks are reported at fair value;

     (c) Investments in preferred stocks are carried at cost if the NAIC designation is RP3 and P3 or above. Preferred stocks with NAIC designations of RP4 and P4 or below are carried at the lower of cost or fair value. Under GAAP, preferred stocks are carried at amortized cost or fair value depending upon the characteristics of the security.

AMERITAS VARIABLE LIFE INSURANCE COMPANY

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)

1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

Basis of Presentation, (continued)
     (d) Acquisition costs, such as commissions and other costs related to acquiring new business, are expensed as incurred, while under GAAP, they are deferred and amortized to income as premiums are earned or in relation to estimated gross profits;

     (e) NAIC SAP requires an amount be recorded for deferred taxes, however, there are limitations as to the amount of deferred tax assets that may be reported as "admitted assets"; and a federal income tax provision is required on a current basis for the statutory statements of operations;

     (f) Goodwill under GAAP is calculated as the difference between the cost of acquiring the entity and the fair value of the assets received and liabilities assumed. Under NAIC SAP, goodwill is calculated as the difference between the cost of acquiring the entity and the reporting entity's share of the historical book value of the acquired entity; or as the amount that liabilities exceed assets in assumptive reinsurance transactions. However, under NAIC SAP, the amount of goodwill recorded as an "admitted asset" is subject to limitation;

     (g) Statutory life and annuity reserves are based on mortality and interest assumptions prescribed or permitted by state statutes, without consideration of withdrawals. Statutory life and annuity reserves generally differ from policy reserves under GAAP, which are based on the Company's estimates of mortality, interest and withdrawals;

     (h) Asset valuation reserves ("AVR") and interest maintenance reserves ("IMR") are established only in the statutory financial statements;

     (i) Assets are reported under NAIC SAP at "admitted-asset" value and "non-admitted" assets are excluded through a charge against unassigned surplus, while under GAAP, "non-admitted assets" are reinstated to the balance sheet, net of any valuation allowance;

     (j) Premium receipts and benefits on universal life-type contracts are recorded as income and expense for statutory purposes. Under GAAP, revenues on universal life-type contracts are comprised of contract charges and fees which are recognized when assessed against the policyowner account balance. Additionally, premium receipts on universal life-type contracts are considered deposits and are recorded as interest-bearing liabilities while benefits are recognized as expenses in excess of the policyowner account balance;

     (k) Reinsurance recoverables on unpaid losses are reported as a reduction of life and annuity reserves, while under GAAP, they are reported as an asset; and

     (l) Comprehensive income and its components are not presented in the statutory financial statements.

Use of Estimates
The preparation of financial statements in accordance with statutory accounting practices requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates susceptible to significant change include reserves and income taxes.

AMERITAS VARIABLE LIFE INSURANCE COMPANY

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

Cash Equivalents
The Company considers all highly liquid securities purchased with an original maturity of three months or less to be cash equivalents.

Investments
Investments are reported according to valuation procedures prescribed by the NAIC. Bonds not backed by other loans are generally stated at amortized cost using the interest method, except for those with an NAIC designation of 6, which are stated at the lower of amortized cost or fair value.

Mortgage and asset backed securities are stated at either amortized cost or the lower of amortized cost or fair value. Premiums and discounts on mortgage and asset backed bonds and structured securities are amortized using the retrospective method based on anticipated prepayments at the date of purchase.

Prepayment assumptions are obtained from broker dealer survey values or internal estimates. Changes in estimated cash flows from the original purchase assumptions are accounted for using the retrospective method.

Preferred stocks are stated at cost as the NAIC designation is RP3 and P3 or above.

Common stocks are generally carried at NAIC fair value. The change in the stated value is generally recorded as a change in net unrealized losses on investments, a component of unassigned surplus.

Mortgage loans are stated at aggregate carrying value less accrued interest. The Company records a reserve for losses on mortgage loans as part of the asset valuation reserve.

Short-term investments include all investments whose maturities, at the time of acquisition, are one year or less and are stated at amortized cost, which approximates fair value.

Loans on insurance contracts are carried at the unpaid principal balances. If the unpaid balance of the loan exceeds the life and annuity reserves, the excess is considered a non-admitted asset.

Investment income consists primarily of interest and dividends. Interest is recognized on an accrual basis and dividends are recorded as earned at the ex-dividend date. Interest income on mortgage-backed and asset-backed securities is determined on the effective yield method based on estimated principal repayments. Accrual of income is suspended for bonds and mortgage loans that are in default or when the receipt of interest payments is in doubt. Realized capital gains and losses are determined on a specific identification basis and recorded in operations.

Accrued interest more than 180 days past due deemed collectible on mortgage loans in default is non-admitted. All other investment income due and accrued with amounts over 90 days past due is non-admitted. There was no investment income due and accrued excluded from unassigned surplus at December 31, 2006 or 2005.

AMERITAS VARIABLE LIFE INSURANCE COMPANY

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

Non-Admitted Assets
Certain assets, primarily goodwill, loans on insurance contracts, and a portion of deferred tax assets, are designated as "non-admitted" under statutory reporting requirements. These assets are excluded from the statutory statements of admitted assets, liabilities and surplus by adjustments to unassigned surplus. Total "non-admitted" assets were $12,324 and $12,779 as of December 31, 2006 and 2005, respectively.

Premiums and Related Commissions
Life premiums are recognized as income over the premium paying period of the related policies. Annuity considerations are recognized as income when received. Consideration received on deposit-type funds, which do not contain any life contingencies, is recorded directly to the related liability.

Expenses incurred in connection with acquiring new insurance business, including acquisition costs such as sales commissions, are charged to operations as incurred.

Life and Annuity Reserves and Deposit-type Funds
Life policy reserves provide amounts adequate to discharge estimated future obligations in excess of estimated future premiums on policies in force. Reserves for variable life insurance are computed principally by using the Commissioners' Reserve Valuation Method ("CRVM"). Reserves for variable annuities are calculated using the Commissioners' Annuity Reserve Valuation Method ("CARVM") with appropriate statutory interest and mortality assumptions. Life and annuity reserves include the estimated future obligations for the fixed account options selected by variable life and annuity policyowners; obligations related to variable account options are in the separate accounts. Tabular interest, tabular less actual reserves released and tabular cost for all life contracts are determined based upon statutory regulations.

Other life and annuity reserves are established and maintained on the basis of published mortality tables using assumed interest rates and valuation methods as prescribed by the Insurance Department of the State of Nebraska.

Reserves for deposit-type funds are equal to deposits received and interest credited to the benefit of policyowners, less withdrawals that represent a return to the policyowner. For the determination of tabular interest to deposit-type funds, the valuation interest rate, which varies by issue year, is multiplied by the average funds in force during the year subject to such valuation interest rate.

Reserves for Unpaid Claims
Reserves for unpaid claims include claims reported and unpaid and claims not yet reported, which is estimated based upon historical experience. As such amounts are necessarily estimates, the ultimate liability will differ from the amount recorded and will be reflected in operations when additional information becomes known.

Accrued Separate Account Transfers
Accrued separate account transfers primarily consist of the amount of policyowner account values over modified reserves used in the separate account, such as the use of CARVM and CRVM.

AMERITAS VARIABLE LIFE INSURANCE COMPANY

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

Asset Valuation and Interest Maintenance Reserves
The AVR is a required appropriation of unassigned surplus to provide for possible losses that may occur on certain investments held by the Company. The reserve is computed based on the holdings of all investments and realized and unrealized gains and losses, other than those resulting from interest rate changes. Changes in the reserve are charged or credited to unassigned surplus.

The IMR is calculated based on the prescribed methods developed by the NAIC. Realized gains and losses, net of tax, resulting from interest rate changes on fixed income investments are deferred and credited to this reserve. These gains and losses are then amortized into investment income over what would have been the remaining years to maturity of the underlying investment. Amortization included in net investment income was $201 and $228 for 2006 and 2005, respectively.

Income Taxes
For the tax year 2006 and the period September 27, 2005 through December 31, 2005, the Company will file a separate return. For the period January 1, 2005 through September 26, 2005 and tax year 2004, the Company filed a consolidated life/non-life federal income tax return with its then parent, AMAL, and other members of its affiliated group. The Company's income tax allocation is based upon a written agreement which generally specifies separate income tax return calculations with current credit for net operating losses and/or credits which are used to reduce the portion of the consolidated income tax liability.

The Company is subject to tax-related audits in the normal course of operations. The Company records a contingency for these tax-related matters when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company reviews its loss contingencies on an ongoing basis to ensure that the Company has appropriate reserves recorded on the statutory statements of admitted assets, liabilities and surplus. These reserves are based on judgment made by management with respect to the likely outcome of these matters. The Company's judgment could change based on new information, Internal Revenue Service examinations and changes in laws or regulations.

The statute of limitations, generally, is closed for the Company through December 31, 2002. In 2006, the Internal Revenue Service started an examination for the federal income tax returns of ALIC and Acacia and their affiliates for the tax years of 2004 and 2003.

Separate Accounts
The Company issues variable annuity and variable life contracts, the assets and liabilities of which are legally segregated and recorded in the accompanying statutory statements of admitted assets, liabilities and surplus as assets and liabilities of the separate accounts. Absent any contract provision wherein the Company guarantees either a minimum return or account value upon death or annuitization, the net investment experience of the separate account is credited directly to the policyowner and can be positive or negative. Mortality, policy administration and surrender charges to all separate accounts are included in miscellaneous income in the statutory statements of operations.

The assets of separate accounts relating to variable annuity and variable life contracts are carried at fair value and consist primarily of mutual funds held for the benefit of policyowners. Deposits received from, and benefits paid to separate account policyowners which were invested in the fixed account are recorded as an increase in, or a direct charge to, life and annuity reserves. Investment income and realized and unrealized capital gains and losses related to the assets which support the variable annuity and variable life contracts are not reflected in the Company's statutory statements of operations.

AMERITAS VARIABLE LIFE INSURANCE COMPANY

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


1. Nature of Operations and Summary of Significant Accounting Policies, (continued)

Fair Values of Financial Instruments
The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

         Bonds and Preferred Stocks - The fair values for bonds and preferred stocks are based on quoted market prices, where available. For bonds and preferred stocks not actively traded, fair values are estimated using values obtained from independent pricing services and based on expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments. The fair values of mortgage and asset backed securities are estimated using values obtained from independent pricing services and based on expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments.

         Common Stocks - For publicly traded securities, fair value is determined using prices published by the NAIC SVO.

         Mortgage Loans - The fair values for mortgage loans are estimated using discounted cash flow calculations which are based on interest rates currently being offered for similar loans to borrowers with similar credit ratings, credit quality, and maturity of the investments. Loans that exceed 100% loan-to-value are valued at the estimated fair value of the underlying collateral.

         Cash and Cash Equivalents, Short-Term Investments and Accrued Investment Income - The carrying amounts for these instruments approximate their fair values due to the short maturity of these instruments.

         Loans on Insurance Contracts - The carrying amounts approximate fair value.

         Deposit-Type Funds - Deposit-type funds with a fixed maturity are valued at discounted present value using market interest rates. Deposit-type funds which do not have fixed maturities are carried at the amount payable on demand at the reporting date.

         Separate Account Assets and Liabilities - The fair values of separate account assets are based upon quoted market prices. Separate account liabilities are carried at the fair value of the underlying assets.

Vulnerability due to Certain Concentrations
The Company operates in a business environment which is subject to various risks and uncertainties. Such risks and uncertainties include, but are not limited to, interest rate risk, market risk, credit risk and legal and regulatory changes. Federal legislation has allowed banks and other financial organizations to have greater participation in securities and insurance businesses. This legislation may present an increased level of competition for sales of the Company's products. Furthermore, the market for deferred annuities and interest-sensitive life insurance is enhanced by the tax incentives available under current law. Any legislative changes that lessen these incentives are likely to negatively impact the demand for these products. The demand for life insurance products that are used to address a customer's estate planning needs may be impacted to the extent any legislative changes occur to the current estate tax laws.

AMERITAS VARIABLE LIFE INSURANCE COMPANY

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


2.  Investments

Bonds
The table below provides additional information relating to bonds held at December 31, 2006:

                                                                        Gross           Gross
                                                  Book/Adjusted       Unrealized      Unrealized
                                                  Carrying Value        Gains           Losses         Fair Value
--------------------------------------------------------------------------------------------------------------------
U.S. Government                                   $       55,484  $          111   $        1,117  $       54,478
Special Revenue & Special Assessment
  Obligations and all Non-Guaranteed Obligations
  of Agencies and Authorities of Governments and
  Their Political Subdivisions                            36,052               6              842          35,216
Public Utilities (Unaffiliated)                           29,047              61              574          28,534
Industrial & Miscellaneous (Unaffiliated)                251,865           1,008            5,234         247,639
--------------------------------------------------------------------------------------------------------------------
  Total Bonds                                     $      372,448  $        1,186   $        7,767  $      365,867
====================================================================================================================

The table below provides additional information relating to bonds held at
December 31, 2005:
                                                                        Gross           Gross
                                                  Book/Adjusted       Unrealized      Unrealized
                                                  Carrying Value        Gains           Losses         Fair Value
--------------------------------------------------------------------------------------------------------------------
U.S. Government                                   $       38,522  $          174   $          522  $       38,174
Special Revenue & Special Assessment
  Obligations and all Non-Guaranteed Obligations
  of Agencies and Authorities of Governments and
  Their Political Subdivisions                            68,244              23            1,343          66,924
Public Utilities (Unaffiliated)                           23,723             249              255          23,717
Industrial & Miscellaneous (Unaffiliated)                280,538           2,313            4,834         278,017
--------------------------------------------------------------------------------------------------------------------
  Total Bonds                                     $      411,027  $        2,759   $        6,954  $      406,832
====================================================================================================================

AMERITAS VARIABLE LIFE INSURANCE COMPANY

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


2.  Investments, (continued)

Bonds, (continued)
An aging of unrealized losses on the Company's investments in bonds were as follows:

                                                                    December 31, 2006
                                       -----------------------------------------------------------------------------
                                         Less than 12 months        12 months or more               Total
                                       ------------------------- ------------------------- -------------------------
                                            Fair      Unrealized      Fair        Unrealized    Fair     Unrealized
                                           Value        Losses       Value          Losses     Value       Losses
--------------------------------------------------------------------------------------------------------------------
Bonds:
U.S. Government                         $     3,713 $        11   $    42,542 $     1,106   $    46,255 $     1,117
Special Revenue & Special Assessment
  Obligations and all Non-Guaranteed
  Obligations of Agencies and
  Authorities of Governments and Their
  Political Subdivisions                        672           2        34,408         840        35,080         842
Public Utilities (Unaffiliated)               3,999          27        15,760         547        19,759         574
Industrial & Miscellaneous
  (Unaffiliated)                             28,775         145       168,563       5,089       197,338       5,234
--------------------------------------------------------------------------------------------------------------------
Total Bonds                                  37,159         185       261,273       7,582       298,432       7,767
Preferred Stocks (Unaffiliated)               1,020           2             -           -         1,020           2
--------------------------------------------------------------------------------------------------------------------
Total                                   $    38,179 $       187   $   261,273 $     7,582   $   299,452 $     7,769
--------------------------------------------------------------------------------------------------------------------

                                                                    December 31, 2005
                                       -----------------------------------------------------------------------------
                                         Less than 12 months        12 months or more               Total
                                       ------------------------- ------------------------- -------------------------
                                            Fair      Unrealized      Fair        Unrealized    Fair     Unrealized
                                           Value        Losses       Value          Losses     Value       Losses
--------------------------------------------------------------------------------------------------------------------
Bonds:
U.S. Government                         $    28,698 $       505   $       992 $        17   $    29,690 $       522
Special Revenue & Special Assessment
  Obligations and all Non-Guaranteed
  Obligations of Agencies and
  Authorities of Governments and Their
  Political Subdivisions                     44,879         872        18,030         471        62,909       1,343
Public Utilities (Unaffiliated)               9,145         255             -           -         9,145         255
Industrial & Miscellaneous
  (Unaffiliated)                            148,121       3,096        37,777       1,738       185,898       4,834
--------------------------------------------------------------------------------------------------------------------
Total Bonds                             $   230,843 $     4,728   $    56,799 $     2,226   $   287,642 $     6,954
--------------------------------------------------------------------------------------------------------------------

The Company regularly reviews its investment portfolio for factors that may indicate that a decline in fair value of an investment is other than temporary. Based on an evaluation of the prospects of the issuers, including, but not limited to, the Company's intentions to sell or ability to hold the investments; the length of time and magnitude of the unrealized loss; and the credit ratings of the issuers of the investments in the above bonds, the Company has concluded that the declines in the fair values of the Company's investments in bonds at December 31, 2006 or 2005 are temporary.

AMERITAS VARIABLE LIFE INSURANCE COMPANY

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


2.  Investments, (continued)

Bonds, (continued)
The Company's bond and short-term investment portfolio is predominantly comprised of investment grade securities. At December 31, 2006 and 2005, bonds totaling $14,312 and $16,860, respectively, (3.8% and 4.0% of the total bond and short-term portfolios, respectively) are considered "below investment grade". Securities are classified as "below investment grade" by utilizing rating criteria established by the NAIC. During 2006, the Company recorded realized losses for other than temporary impairments on bonds of $355. The Company recorded no realized losses for other than temporary impairments on bonds during 2005.

The carrying value and fair value of bonds at December 31, 2006, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                  Book/Adjusted
                                                                                 Carrying Value      Fair Value
--------------------------------------------------------------------------------------------------------------------
Due in one year or less                                                          $        30,368  $        30,377
Due after one year through five years                                                    136,758          134,362
Due after five years through ten years                                                   115,700          113,161
Due after ten years                                                                       68,431           67,018
Bonds with multiple repayment dates                                                       21,191           20,949
--------------------------------------------------------------------------------------------------------------------
Total Bonds                                                                      $       372,448  $       365,867
====================================================================================================================

Bonds with a book/adjusted carrying value of $3,766 and $3,816 at December 31, 2006 and 2005, respectively, were on deposit with government agencies as required by law in various jurisdictions in which the Company conducts business.

Sales of bond investments in 2006 resulted in proceeds of $14,633 on which the Company realized gross gains of $396 and gross losses of $95. Sales of bond investments in 2005 resulted in proceeds of $17,823 on which the Company realized gross gains of $328 and gross losses of $554.

Mortgage Loans
The Company invests in mortgage loans collateralized principally by commercial real estate. There were no new mortgage loans issued during 2006. The maximum percentage of any one loan to the value of security at the time the loan was originated, exclusive of insured, guaranteed or purchase money mortgages, was 75%. The Company has not included taxes, assessments or other amounts advanced in mortgage loans at December 31, 2006 and 2005.

AMERITAS VARIABLE LIFE INSURANCE COMPANY

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


2.  Investments, (continued)

Mortgage Loans, (continued)

The Company's mortgage loans finance various types of commercial and multi-family residential properties throughout the United States. The geographic distributions of the mortgage loans at December 31, 2006 and 2005 are as follows:

                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Texas                                                                            $         2,051  $         2,291
Illinois                                                                                   1,735            1,952
Utah                                                                                       1,726            1,910
All other states                                                                           6,596            7,683
--------------------------------------------------------------------------------------------------------------------
                                                                                 $        12,108  $        13,836
====================================================================================================================

At December 31, 2006 and 2005, the Company does not have any impaired mortgage loans or interest income on impaired mortgage loans. Interest income on impaired mortgage loans is generally recognized on a cash basis.

Fair Value of Financial Instruments
The book/adjusted carrying value and fair value of financial instruments at December 31 are as follows:

                                                              2006                              2005
                                                --------------------------------------------------------------------
                                                  Book/Adjusted        Fair        Book/Adjusted          Fair
                                                  Carrying Value      Value        Carrying Value        Value
--------------------------------------------------------------------------------------------------------------------
Financial Assets:
Bonds                                             $      372,448  $      365,867   $      411,027  $      406,832
Preferred stocks                                           1,022           1,020            1,022           1,024
Common stocks                                                990           1,009                -               -
Mortgage loans                                            12,108          12,109           13,836          13,980
Cash and cash equivalents                                  1,482           1,482            7,034           7,034
Short-term investments                                     8,684           8,684            5,307           5,307
Loans on insurance contracts                              43,962          43,962           39,961          39,961
Accrued investment income                                  5,254           5,254            5,690           5,690
Assets related to separate accounts                    2,105,667       2,105,667        1,942,841       1,942,841

Financial Liabilities:
Deposit-type funds                                $       12,349  $       12,349   $        4,794  $        4,794
Liabilities related to separate accounts               2,105,667       2,105,667        1,942,841       1,942,841
--------------------------------------------------------------------------------------------------------------------

AMERITAS VARIABLE LIFE INSURANCE COMPANY

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


3.  Income Taxes

The following are federal income taxes paid in the current and prior years that will be available for recoupment in the event of future losses:

2006                           $         5,517
2005                                     6,127
2004                                     4,384

The Company has no capital loss carryforwards as of December 31, 2006.

Federal income taxes incurred at December 31 consist of the following major components:
                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Current federal income taxes
Operations                                                                       $         5,302  $         5,963
Capital gains                                                                                 45               29
--------------------------------------------------------------------------------------------------------------------
                                                                                           5,347            5,992
Change in net deferred income taxes                                                          754             (817)
--------------------------------------------------------------------------------------------------------------------
    Total federal income taxes incurred                                          $         6,101  $         5,175
====================================================================================================================

The difference between the U.S. federal income tax rate and the federal income taxes incurred at December 31 is summarized as follows:

                                                                                      2006              2005
 -------------------------------------------------------------------------------------------------------------------
 Income before federal income taxes and realized
   capital losses                                                                $        24,703  $        21,587
 Net realized capital losses before federal income
   taxes and transfer to IMR                                                                  (8)            (151)
 -------------------------------------------------------------------------------------------------------------------
 Total pretax income                                                                      24,695           21,436
 Dividends received deduction                                                             (6,683)          (6,371)
 Change in non-admitted assets                                                              (599)              (5)
 Other                                                                                       (27)            (602)
 -------------------------------------------------------------------------------------------------------------------
                                                                                          17,386           14,458
 Statutory tax rate                                                                         0.35             0.35
 -------------------------------------------------------------------------------------------------------------------
                                                                                           6,085            5,060
 Change in federal income tax reserve                                                         16              115
 -------------------------------------------------------------------------------------------------------------------
       Total federal income taxes incurred                                       $         6,101  $         5,175
 ===================================================================================================================


                                       17

AMERITAS VARIABLE LIFE INSURANCE COMPANY

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


3.  Income Taxes, (continued)

The items that give rise to deferred tax assets and liabilities at December 31 relate to the following:

                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
Unrealized investment losses                                                     $           123  $             -
Deferred policy acquisition costs                                                         10,606           10,571
Future policy and contract benefits                                                        2,620            3,533
Acacia Life distribution                                                                   2,814            3,207
Capital loss carryover                                                                         -              148
Non-admitted assets                                                                          290               81
Other                                                                                         13               23
--------------------------------------------------------------------------------------------------------------------
Gross deferred tax assets                                                                 16,466           17,563
--------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
Unrealized investment gains                                                                  129              137
Acacia National Life Insurance Company inforce                                             1,461            1,787
Other                                                                                          -                9
--------------------------------------------------------------------------------------------------------------------
Gross deferred tax liabilities                                                             1,590            1,933
--------------------------------------------------------------------------------------------------------------------
Net deferred tax asset                                                                    14,876           15,630
Less: non-admitted deferred tax assets                                                    11,494           12,549
--------------------------------------------------------------------------------------------------------------------
Net admitted deferred tax assets                                                 $         3,382  $         3,081
====================================================================================================================
Increase(decrease) in deferred tax assets non-admitted                           $        (1,055) $           830
====================================================================================================================

The change in net deferred income taxes is comprised of the following:
                                                                                     December 31
                                                                   -------------------------------------------------
                                                                         2006            2005           Change
--------------------------------------------------------------------------------------------------------------------
Gross deferred tax assets                                           $      16,466   $      17,563   $      (1,097)
Gross deferred tax liabilities                                              1,590           1,933            (343)
--------------------------------------------------------------------------------------------------------------------
Net deferred tax asset                                              $      14,876   $      15,630            (754)
====================================================================================================
Tax effect of unrealized gains                                                                                  -
                                                                                                   -----------------
Change in net deferred income tax                                                                   $        (754)
                                                                                                   =================

                                                                                     December 31
                                                                    -------------------------------------------------
                                                                         2005            2004           Change
--------------------------------------------------------------------------------------------------------------------
Gross deferred tax assets                                           $      17,563   $      17,836   $        (273)
Gross deferred tax liabilities                                              1,933           3,060          (1,127)
--------------------------------------------------------------------------------------------------------------------
Net deferred tax asset                                              $      15,630   $      14,776             854
====================================================================================================
Tax effect of unrealized gains                                                                                (37)
                                                                                                   -----------------
Change in net deferred income tax                                                                   $         817
                                                                                                   =================


AMERITAS VARIABLE LIFE INSURANCE COMPANY

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


3.  Income Taxes, (continued)

The Company files income tax returns with the Internal Revenue Service and various state tax jurisdictions. From time to time, the Company is subject to routine audits by those agencies and those audits may result in proposed adjustments. The Company has considered the alternative interpretations that may be assumed by the various taxing agencies and believes its positions taken regarding its filings are valid. Based upon review of the Company's tax contingencies, the reserve held for tax related contingencies was increased by $16 and $115 in 2006 and 2005, respectively.

4.  Information Concerning Parent, Subsidiaries and Affiliates

Effective April 1, 2002, the Company and Acacia National Life Insurance Company (merged with Acacia as of January 1, 2004) entered into agreements under which the Company accepted, either on a coinsurance (the fixed account business) or on a modified coinsurance basis (the separate account business), the rights, liabilities and obligations of the variable life and annuity products of Acacia. In addition, the Company entered into an assumptive reinsurance agreement to assume these ceded policies upon regulatory or policyowner approval as required. In connection with these agreements, assets and liabilities were transferred from Acacia to the Company at fair value, which resulted in recording goodwill of $10,794, which is being amortized over 10 years. Amortization of goodwill was $1,079 and $1,080 for the years ended December 31, 2006 and 2005, respectively.

The Company's variable life and annuity products are distributed through affiliated broker dealers. Policies placed by these affiliates generated commission expense of $21,528 and $23,793 for the years ended December 31, 2006 and 2005, respectively.

The Company has a variable insurance trust (VIT). The Company, ALIC, and First Ameritas Life Insurance Corp. of New York (FALIC), an affiliate, offer the VIT as an investment option to policyowners through their separate accounts. The Company had separate account investments of $603,074 and $599,621 in the VIT as of December 31, 2006 and 2005, respectively. ALIC had separate account investments of $1,892 and $1,899 in the VIT as of December 31, 2006 and 2005, respectively. FALIC had separate account investments of $259 and $235 in the VIT as of December 31, 2006 and 2005, respectively. Affiliates of the Company provide investment advisory and administrative services to the VIT on a fee basis.

The Company offers mutual funds of Calvert Variable Series, Inc. (CVS) and Summit Investment Partners, Inc. (SIP), affiliates, to policyowners through the separate accounts. Separate account investments in mutual funds offered through CVS and SIP were $152,381 and $129,702 as of December 31, 2006 and 2005, respectively.

As of December 31, 2006 and 2005, respectively, the Company had short-term investments of $82 and $343 in mutual funds of an affiliate.

AMERITAS VARIABLE LIFE INSURANCE COMPANY

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


4.  Information Concerning Parent, Subsidiaries and Affiliates, (continued)

The Company reported the following amounts due from (to) the below listed affiliates. The terms of the intercompany agreements require that these amounts be settled within 30 days.

                                                      Receivable (Payable)
--------------------------------------------------------------------------------
Ameritas Holding Company                               $           304
Calvert Group, Ltd.                                                159
AmerUs Life Insurance Company                                       59
Ameritas Investment Corp.                                           73
Ameritas Life Insurance Corp.                                   (4,101)
Acacia Life Insurance Company                                     (442)
Pathmark Administrators, Inc.                                        9
Ameritas Investment Advisors, Inc.                                  26
Union Central Life Insurance Company                              (838)
--------------------------------------------------------------------------------

The Company had entered into guarantee agreements with ALIC and AmerUs (through September 26, 2005) whereby they guarantee the full, complete and absolute performance of all duties and obligations of the Company. As of September 26, 2005 ALIC purchased additional shares of AMAL common stock from AmerUs whereby increasing ALIC's ownership to over 85% of AMAL. Upon the sale of shares, AmerUs was released from its obligation under the guarantee agreement for the Company's full, complete and absolute performance.

Affiliates provide technical, financial, legal, marketing and investment advisory support to the Company under administrative service agreements. The cost of these services to the Company for years ended December 31, 2006 and 2005 was $20,707 and $16,841, respectively.

AmerUs, through assumption reinsurance, has assumed approximately 99% of the Company's equity indexed annuity business as of December 31, 2006 and 2005, reducing the respective ceded allowance to $81 and $78 which is included as a reduction of life and annuity reserves. As a condition to assumption reinsurance, certain states have required the Company remain contingently liable in the event the assuming reinsurer is unable to fulfill its obligations. The Company is contingently liable for $1,806 and $3,053 of additional reserves as of December 31, 2006 and 2005, respectively.

The Company provides supervision, training and marketing support for variable product distributions to AIC and Calvert Group, LTD., affiliates. The Company earned fees of $1,183 and $916 for these services for the years ended December 31, 2006 and 2005, respectively. The fees are reflected in miscellaneous income in the statutory statements of operations.

AMERITAS VARIABLE LIFE INSURANCE COMPANY

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


5.  Benefit Plans

The Company had no employees during 2006. The information presented below relates only to 2005.

The Company participated in a non-contributory defined benefit plan (the Plan or Pension Plan) sponsored by AHC. Pension costs included current service costs, which are accrued and funded on a current basis, and past service costs, which are amortized over the average remaining service life of all employees on the adoption date. The assets and liabilities of this plan are held by AHC. Total Company contributions for 2005 were $1.

The Company's employees participated in a defined contribution plan that covered substantially all full-time employees and agents of AHC and its subsidiaries. Company matching contributions under the defined contribution plan ranged from ..05% to 3.0% of the participant's compensation in 2005. In addition, for eligible employees who were not Pension plan participants, the Company made a contribution of 6.0% of the participant's compensation. Contributions by the Company to the defined contribution plan, net of forfeitures, were ($47) in 2005.

The Company was also included in a postretirement benefit plan providing group medical coverage to retired employees of AMAL and its subsidiaries. For employees eligible to retire on or before January 1, 2000 these benefits were a specified percentage of premium until age 65 and a flat dollar amount thereafter. For employees eligible for retirement after January 1, 2000, benefits were up to the date when the employee became eligible for Medicare. Employees became eligible for these benefits upon the attainment of age 55, 15 years of service and participation in the plan for the immediately preceding 5 years. Benefit costs include the expected cost of postretirement benefits for newly eligible employees, interest cost, and gains and losses arising from differences between actuarial assumptions and actual experience. The assets and liabilities of this plan are not segregated. Total Company contributions were $1 for the year ended December 31, 2005.

Expenses for the defined benefit plan and postretirement group medical plan were allocated to the Company based on the number of employees.

6.  Dividend Restrictions and Surplus

The Company is subject to regulation by the Insurance Department of the State of Nebraska, which restricts the advancement of funds to parent and affiliated companies as well as the amount of dividends that may be paid without prior approval. A cash dividend was paid on the Company's common stock to its parent of $2,900 for the year ended December 31, 2006. No dividend on common stock was paid in 2005.

AMERITAS VARIABLE LIFE INSURANCE COMPANY

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


6.  Dividend Restrictions and Surplus (continued)

Unassigned surplus represents the undistributed and unappropriated amount of surplus at the statement date. The cumulative effect related to the portion of unassigned surplus represented or reduced by each of the following items as of December 31:

                                                                       2006              2005
 ----------------------------------------------------------------------------------------------------
 Unrealized losses on investments, net of tax                     $             -  $          (230)
 Nonadmitted asset values                                                 (12,324)         (12,549)
 Asset valuation reserves                                                  (2,175)          (1,867)
 Liability for reinsurance in unauthorized
   companies, net of tax                                                        -               (3)
 ----------------------------------------------------------------------------------------------------

7.  Commitments and Contingencies

As a condition of doing business, all states and jurisdictions have adopted laws requiring membership in life and health insurance guaranty funds. Member companies are subject to assessments each year based on life, health or annuity premiums collected in the state. In some states these assessments may be applied against premium taxes. The Company estimated its cost related to past insolvencies and has provided a reserve included in other liabilities of $64 and $61 as of December 31, 2006 and 2005, respectively, and estimated recoveries from premium taxes of $45 and $44 as of December 31, 2006 and 2005, respectively.

From time to time the Company is involved in pending and threatened litigation in the normal course of business in which claims for monetary damages are asserted. In the opinion of management, the ultimate liability, if any, arising from such pending or threatened litigation is not expected to have a material effect on the results of operations, liquidity or financial position of the Company.

The Company's exposure to credit loss is represented by the contractual notional amount of mortgage loan commitments. The Company uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for on-balance sheet instruments. There were no mortgage loan commitments outstanding as of December 31, 2006.

Companies operating in the insurance and financial services markets have come under the scrutiny of regulators with respect to market conduct and compliance issues. Under certain circumstances, companies have been held responsible for providing incomplete or misleading sales materials and for replacing existing policies with policies that were less advantageous to the policyowner. The Company monitors its sales materials and enforces compliance procedures to mitigate any exposure to potential litigation. The Company is a member of the Insurance Marketplace Standards Association, an organization that advocates ethical market conduct.

AMERITAS VARIABLE LIFE INSURANCE COMPANY

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


7.  Commitments and Contingencies (continued)

The Company engages in securities lending transactions to generate additional income. The program is administered by an authorized financial institution and requires the borrower to provide collateral, primarily consisting of cash and government securities, on a daily basis, in amounts equal or exceeding 102% of the fair value of the loaned securities. The Company maintains effective control over all loaned securities and, therefore, continues to report such securities as bonds in the statutory statements of admitted assets, liabilities, and surplus. Bonds loaned as of December 31, 2006 were $9,823. The fair value of cash collateral held was $10,530 as of December 31, 2006. There was no non-cash collateral on deposit at December 31, 2006.

8.  Reinsurance

Amounts recoverable from reinsurers are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. Management believes the recoverables are appropriately established. The Company conducts reinsurance business with ALIC, AmerUs, Acacia and other non-affiliated companies.

Following is a summary of the transactions through reinsurance operations:

                                                                              Years Ended December 31
                                                                        ------------------------------------
                                                                              2006              2005
------------------------------------------------------------------------------------------------------------
Premium income:
  Ceded (related party $10,412 and $10,671 in 2006 and 2005)             $        15,955  $        15,487
Benefits to policyowners:
  Ceded (related party $7,813 and $3,732 in 2006 and 2005)                        12,518            5,192
Life and annuity reserves:
  Ceded (related party $3,787 and $3,863 in 2006 and 2005)                         5,734            5,944
------------------------------------------------------------------------------------------------------------

The Company is not relieved of its primary liability in the event that a reinsurer is unable to meet the obligations ceded under a reinsurance agreement.

9.  Life and Annuity Reserves

The Company does not waive deduction of deferred fractional premiums due upon death of the insured, nor does it return any portion of the final premium beyond the date of death. Surrender values are not provided in excess of the legally computed reserves.

Additional premiums are charged for policies issued on substandard lives according to underwriting classification. Reserves for substandard policies are included in the life and annuity reserve. The corresponding reserves held on such policies are calculated using the same interest rate as standard policies, but employ mortality rates which are multiples of standard mortality.

As of December 31, 2006 and 2005, respectively, the Company had $35,840 and $18,463 of insurance in force for which the gross premiums are less than the net premiums according to the standard valuation set by the Insurance Department of the State of Nebraska. Reserves recorded to cover the above insurance totaled $1,777 and $161 at December 31, 2006 and 2005, respectively.

AMERITAS VARIABLE LIFE INSURANCE COMPANY

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


10. Analysis of Annuity Reserves and Deposit-type Funds by Withdrawal Characteristics

Withdrawal characteristics of annuity reserves and deposit-type funds at December 31 are as follows:

                                                                                               2006
                                                                                ------------------------------------
                                                                                     Amount          % of Total
--------------------------------------------------------------------------------------------------------------------
Subject to discretionary withdrawal:
   At book value less current surrender charge of 5% or more                     $       563,493        31.67
   At book value without adjustment (minimal or no charge)                             1,212,458        68.15
   Not subject to discretionary withdrawal                                                 3,275         0.18
--------------------------------------------------------------------------------------------------------------------
Total gross                                                                            1,779,226          100%
                                                                                                 ===================
Reinsurance ceded                                                                             23
--------------------------------------------------------------------------------------------------
Total net                                                                        $     1,779,203
==================================================================================================

                                                                                               2005
                                                                                ------------------------------------
                                                                                     Amount          % of Total
--------------------------------------------------------------------------------------------------------------------
Subject to discretionary withdrawal:
   At book value less current surrender charge of 5% or more                     $       643,334        37.00
   At book value without adjustment (minimal or no charge)                             1,089,331        62.66
   Not subject to discretionary withdrawal                                                 5,883         0.34
--------------------------------------------------------------------------------------------------------------------
Total gross                                                                            1,738,548          100%
                                                                                                 ===================
Reinsurance ceded                                                                             43
--------------------------------------------------------------------------------------------------
Total net                                                                        $     1,738,505
==================================================================================================


The following information is obtained from the applicable Exhibit in the Company's December 31 Annual Statement and related Separate Accounts Annual
Statement, both of which are filed with the Insurance Department of the State of Nebraska, and is provided to reconcile annuity reserves and deposit-type funds to amounts reported in the statutory statements of admitted assets, liabilities and surplus as of December 31:

                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Life and Accident and Health Annual Statement:
Exhibit 5, Annuities Section, Total (net)                                        $       315,995  $       378,810
Exhibit 5, Supplementary Contracts with Life Contingencies Section, Total (net)              582              681
Exhibit 7, Deposit-Type Contracts, Line 14, Column 1                                      12,349            4,794
--------------------------------------------------------------------------------------------------------------------
                                                                                         328,926          384,285
Separate Accounts Annual Statement:
Exhibit 3, Line 0299999, Column 2                                                      1,450,277        1,354,220
--------------------------------------------------------------------------------------------------------------------
Total                                                                            $     1,779,203  $     1,738,505
====================================================================================================================


                                       24

AMERITAS VARIABLE LIFE INSURANCE COMPANY

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


11.  Separate Accounts

Information regarding the nonguaranteed separate accounts of the Company is as follows:

                                                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
For the years ended December 31:
    Premiums, considerations or deposits                                         $       210,539  $       208,710
--------------------------------------------------------------------------------------------------------------------
At December 31:
Reserves by valuation basis
    Fair value                                                                   $     2,012,679  $     1,850,419
====================================================================================================================

Reserves by withdrawal characteristic:
Subject to discretionary withdrawal:
    At book value without fair value adjustment and with current surrender
     charge of 5% or more                                                        $       696,736  $       804,091
    At book value without fair value adjustment and with current surrender
     charge <5%                                                                        1,315,943        1,046,328
--------------------------------------------------------------------------------------------------------------------
Total                                                                            $     2,012,679  $     1,850,419
====================================================================================================================

Reconciliation of net transfers from separate accounts at December 31:
Transfers as reported in the summary of operations of the
  Separate Accounts Annual Statement:
    Transfers to separate accounts                                               $       210,539  $       208,710
    Transfers from separate accounts                                                    (290,150)        (313,491)
--------------------------------------------------------------------------------------------------------------------
Net transfers as reported in the statutory statements of operations              $       (79,611) $      (104,781)
  of the Company
====================================================================================================================

                                       25

AMERITAS VARIABLE LIFE INSURANCE COMPANY

NOTES TO THE STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2006 AND 2005
(in thousands)


12.  Reconciliation of Statutory Net Income and Surplus to GAAP Net Income and Equity

As described in Note 1, the Company has prepared these financial statements in conformity with statutory accounting practices prescribed or permitted by the Insurance Department of the State of Nebraska. These practices differ from GAAP.
The following tables reconcile statutory net income to GAAP net income and statutory surplus to GAAP equity:

For the years ended December 31:                                                      2006              2005
--------------------------------------------------------------------------------------------------------------------
Statutory net income as reported                                                 $        19,331  $        15,401
Insurance reserves                                                                          (357)           2,978
Deferred policy acquisition costs                                                          9,288            1,083
Deferred income taxes and other tax reclassifications                                     (4,041)            (551)
Statutory investment reserves                                                               (184)            (185)
Goodwill amortization                                                                      1,079            1,080
Other                                                                                         53               32
--------------------------------------------------------------------------------------------------------------------
GAAP net income                                                                  $        25,169  $        19,838
====================================================================================================================
At December 31:
Statutory surplus                                                                $       141,740  $       125,913
Insurance reserves                                                                      (113,623)        (113,266)
Deferred policy acquisition costs                                                        215,301          204,124
Deferred income taxes                                                                    (23,439)         (19,283)
Valuation of investments                                                                  (6,393)          (3,988)
Statutory investment reserves                                                              2,479            2,355
Goodwill                                                                                  (5,667)          (6,746)
Other                                                                                        658               21
--------------------------------------------------------------------------------------------------------------------
GAAP equity                                                                      $       211,056  $       189,130
====================================================================================================================

13.  Subsequent Event

In November 2006, the Company's Board of Directors approved a plan of merger with its parent, ALIC, a Nebraska domiciled life and accident and health insurance company, pending various approvals. The Company received approval of the merger from the Insurance Department of the State of Nebraska. The Company will account for this transaction as a statutory merger under Statement of Statutory Principles No. 68 - Business Combinations and Goodwill. The surviving company will be named Ameritas Life Insurance Corp. with no shares of stock to be issued. The merger has an effective date of May 1, 2007. The Company does not expect this transaction to have a material effect on its financial condition or unassigned surplus funds.

CARILLON LIFE ACCOUNT
PART C: OTHER INFORMATION

Item 26.  Exhibits

     a.   Resolution Establishing Carillon Life Account. (1)
     b.   Custodian Agreements - None.
     c.   Underwriting Agreement.
     d.   Specimen of Policy.
     e.   Form of Application for Policy.
     f.   (1) Depositor's Articles of Incorporation. (1)
          (2) Depositor's Code of Regulations (By-Laws). (1)
     g.   Reinsurance Agreement.  Not applicable.
     h.   Participation Agreements:
          (1)  AIM Variable Insurance Funds. (2)
          (2)  Alger American Fund. (3)
          (3)  American Century Variable Portfolios, Inc. (4)
          (4)  Calvert Variable Series, Inc. (5)
          (5)  DWS Variable Series I and II. (4)
          (6)  Fidelity Variable Insurance Products Trust.
          (7)  Franklin Templeton Variable Insurance Products Trust.
          (8)  MFS Variable Insurance Trust. (4)
          (9)  Neuberger Berman Advisors Management Trust. (6)
          (10) Oppenheimer Variable Account Funds. (6)
          (11) PIMCO Variable Insurance.(7)
          (12) Summit Mutual Funds, Inc. (8)
          (13) T. Rowe Price Equity Series, Inc. (9)
          (14) Third Avenue Variable Series Trust. (9)
          (15) Universal Institutional Funds, Inc. (8)
          (16) Ivy Funds Variable Insurance Portfolios, Inc.
     i.   Administrative Contract. (10)
     j.   Other Material Contracts - Powers of Attorney.
     k.   Opinion and Consent of Counsel.
     l.   Actuarial Opinion as to Illustrations - Not Applicable.
     m.   Sample Calculations for Illustrations - Not Applicable.
     n. Consents of Independent Auditors and Independent Registered Public Accounting Firm.
     o.   No financial statements are omitted from Item 24.
     p.   Initial Capital Agreements - None.
     q.   Memorandum on Rule 6e-3(T)(b)(12)(iii).

1 Incorporated by reference to Carillon Life Account Form N-6 Post-Effective Amendment No. 7 to Registration Statement No. 333-116386 filed on February 27, 2008, EX-99.A, EX-99.F, EX-99.H, EX-24.
2 Incorporated by reference to Carillon Life Account Form S-6 Pre-Effective Amendment No. 1 to Registration No. 333-36220, filed July 25, 2000, EX-99 6.
3 Incorporated by reference to Carillon Life Account Form N-6 Post-Effective Amendment No. 12 to Registration Statement No. 33-94858 filed on May 1, 2003, EX-99.H.
4 Incorporated by reference to Carillon Life Account Form S-6 Pre-Effective Amendment No. 1 to Registration No. 33-94858, filed on November 30, 1995,
     Exhibit 1.A (9)(a), (b) and (c).
5 Incorporated by reference to Ameritas Life Insurance Corp Separate Account LLVL Form N-6 Registration Statement No. 333-151912 submitted to the SEC on June 25, 2008, EX-99.H.2 and .5.
6 Incorporated by reference to Carillon Life Account Form N-6 Post-Effective Amendment No. 5 to Registration No. 33-94858, filed on April 26, 2005, EX-99.H.5, and .6.
7 Incorporated by reference to Ameritas Life Insurance Corp. Separate Account LLVL Form N-6 Pre-Effective Amendment No. 1 to Registration Statement No. 333-151914 submitted to the SEC on November 12, 2008, EX.99.H.3.
8 Incorporated by reference to Carillon Life Account Form N-6 Registration Statement No. 333-151914 submitted to the SEC on June 25, 2008, EX-99.H.1 and .2.
9 Incorporated by reference to Ameritas Variable Separate Account V Form N-6 Registration Statement No. 333-151913 submitted to the SEC on June 25, 2008, EX-99.H.5 and .6.
10 Incorporated by reference to Ameritas Variable Separate Account VA-2 Form N-4 Post-Effective Amendment No. 4 to Registration No. 333-142483, filed on July 23, 2008, EX-99.H.

Item 27.  Directors and Officers of The Union Central Life Insurance Company

Set forth below is a list of the directors and executive officers of The Union Central Life Insurance Company and the position held with the Company by each person.

         Name and Principal                          Position and Offices
         Business Address                            with Depositor
         ----------------                            ---------------
         John H. Jacobs*                             Director, Chairman of the Board
         Steven J. Valerius                          President, Senior Vice President-Individual and Retirement
                                                     Plans Division
         James M. Anderson*                          Director
         Michael S. Cambron*                         Director
         Michael A. Fisher*                          Director
         Francis V. Mastrianna, Ph.D.*               Director
         Thomas E. Petry*                            Director
         Myrtis H. Powell, Ph.D.*                    Director
         Dudley S. Taft*                             Director
         John M. Tew, Jr., M.D.*                     Director
         Kurt Allen*                                 Senior Vice President & Chief Marketing Officer,
                                                     Individual & Retirement Plans
         Robert C. Barth**                           Senior Vice President and Chief Financial Officer
         Jan M. Connolly**                           Senior Vice President & Assistant Secretary
         Nancy A. Dalessio**                         Senior Vice President & Chief Information Officer
         Arnold D. Henkel**                          Senior Vice President, Individual Distribution
         Dale D. Johnson*                            Senior Vice President and Corporate Actuary
         Robert P. Kocher**                          Senior Vice President, Strategic Thinking
         William W. Lester**                         Senior Vice President, Investments
         John M. Lucas*                              Second Vice President, Associate Counsel and Secretary
         Lisa A. Mullen*                             Senior Vice President
         Kevin W. O'Toole*                           Senior Vice President
         Robert-John H. Sands***                     Senior Vice President
         Janet L. Schmidt***                         Senior Vice President, Human Resources

* Principal Business Address: The Union Central Life Insurance Company, 1876 Waycross Road, Cincinnati, Ohio 45240.
** Principal business address: Ameritas Life Insurance Corp, 5900 "O" Street, Lincoln, Nebraska 68510.
*** Principal business address: Acacia Life Insurance Company, 7315 Wisconsin Avenue, 10th floor, West Tower, Bethesda, MD 20814.


Item 28. Persons Controlled by or Under Common Control with The Union Central
Life Insurance Company or Carillon Life Account include:

Name of Corporation (state where organized)                            Principal Business

UNIFI Mutual Holding Company (NE)......................................mutual insurance holding company
     Ameritas Holding Company (NE).....................................stock insurance holding company

         Acacia Life Insurance Company (DC)............................life insurance company
              Acacia Financial Corporation (MD)........................holding company
                  Acacia Federal Savings Bank (DE).....................federally chartered bank
                      Acacia Service Corp. (VA)........................deposit solicitation
                  Calvert Group, Ltd. (DE).............................holding company
                      Calvert Asset Management Company (DE)............asset management services
                      Calvert Shareholder Services, Inc. (DE)..........administrative services
                      Calvert Administrative Services Company (DE).....administrative services
                      Calvert Distributors, Inc. (DE)..................broker-dealer

         Ameritas Life Insurance Corp. (NE)............................life/health insurance company
              Ameritas Investment Corp. (NE)...........................securities broker dealer and investment adviser owned by
                                                                       Ameritas Life Insurance Corp. (80%) and Centralife Annuities
                                                                       Service, Inc. (20%)
              First Ameritas Life Insurance Corp. of New York (NY).....life insurance company
              Pathmark Administrators, Inc. (NE).......................third-party administrator of dental and eye care insurance plans

         The Union Central Life Insurance Company (OH).................stock life insurance company
              Union Central Mortgage Funding, Inc. (OH)................mortgage loan and servicing
              Carillon Marketing Agency, Inc. (DE).....................insurance agency
              PBRA, Inc. (CA)..........................................holding company
                  Price, Raffel & Browne Administrators, Inc (DE)......pension administration services
              Summit Investment Partners, Inc. (OH)....................investment adviser

         Summit Investment Advisors, Inc. (NE).........................investment adviser

Subsidiaries are indicated by indentations. Ownership is 100% by the parent company except as noted.

Item 29.  Indemnification

Article 1701.13(E)(1) of the Ohio Revised Code provides in relevant part that a corporation may indemnify any person who is a party to a lawsuit or any other legal action other than one brought on behalf of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, against expenses and amounts paid in connection with a lawsuit or action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action had no reasonable cause to believe his conduct was unlawful.

Article VII of the Code of Regulations of The Union Central Life Insurance Company states that, "The Corporation shall, to the full extent not prohibited by the General Corporation Law of Ohio, indemnify any person who is or was a director or officer of the Corporation and whom it may indemnify pursuant thereto. The Corporation may, within the sole discretion of the Board of Directors, indemnify in whole or in part any other person whom it may indemnify pursuant thereto."

         Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 30.  Principal Underwriters

     (a) Ameritas Investment Corp. ("AIC") which will serve as the principal underwriter for the variable life insurance policies issued through Carillon Life Account, also serves as the principal underwriter for variable annuity contracts issued through Carillon Account, and serves as the principal underwriter for variable life insurance contracts issued through Ameritas Variable Separate Account V, Ameritas Variable Separate Account VL, Ameritas Life Insurance Corp. Separate Account LLVL and First Ameritas Variable Life Separate Account and variable annuity contracts issued through Ameritas Variable Separate Account VA-2, Ameritas Variable Separate Account VA, Ameritas Life Insurance Corp. Separate Account LLVA and First Ameritas Variable Annuity Separate Account.

     (b) The following table sets forth certain information regarding the officers and directors of the principal underwriter, Ameritas Investment Corp.

          Name and Principal                         Positions and Offices
          Business Address                           With Underwriter
          ----------------                           ----------------
          JoAnn M. Martin*                           Director, Chair
          Salene Hitchcock-Gear*                     Director, President & Chief Executive Officer
          Kent M. Campbell**                         Director
          William W. Lester*                         Director, Vice President & Treasurer
          Billie B. Beavers***                       Senior Vice President
          Cheryl L. Heilman*                         Vice President, Chief Operating Officer
          Robert G. Lange*                           Vice President, Secretary, & General Counsel
          Bruce D. Lefler***                         Senior Vice President  - Public Finance
          Gregory C. Sernett*                        Vice President, Chief Compliance Officer, and Assistant Secretary

* Principal business address: Ameritas Investment Corp., 5900 "O" Street, Lincoln, Nebraska 68510.
** Principal business address: AVIVA USA, 611 Fifth Avenue, Des Moines, Iowa 50309.
*** Principal business address: Ameritas Investment Corp., 440 Regency Parkway Drive, Suite 222, Omaha, Nebraska 68114.

         (c)    Compensation from the Registrant

                                      Net Underwriting
                                       Discounts and       Compensation on        Brokerage
       Name of Underwriter              Commissions          Redemptions         Commissions        Compensation
----------------------------------- --------------------- ------------------- ------------------- -----------------
Ameritas Investment Corp.                $5,058,076               $0                  $0                 $0
----------------------------------- --------------------- ------------------- ------------------- -----------------

Item 31.  Location of Accounts and Records

Our affiliate, Ameritas Life Insurance Corp., 5900 "O" Street, Lincoln, NE 68510, maintains physical possession of all accounts, books and other documents required to be maintained by Section 31(a) of the 1940 Act and the Rules under that section.

Item 32.  Management Services

There are no additional management services contracts that are not discussed in Part A or B of the registration statement.

Item 33.  Fee Representation

The Union Central Life Insurance Company hereby represents that the fees and charges deducted under the policies, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by The Union Central Life Insurance Company.

                                   SIGNATURES

           As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Carillon Life Account, has caused this Pre-Effective Amendment to Registration Statement No. 333-151914 on Form N-6 to be signed on its behalf by the undersigned, duly authorized, in the City of Cincinnati and the State of Ohio, on the 12th day of November 2008.

                                                CARILLON LIFE ACCOUNT
                                                    (Registrant)


                                      THE UNION CENTRAL LIFE INSURANCE COMPANY
                                                    (Depositor)


                                    By:       John H. Jacobs (1)
                                       ---------------------------------------
                                             Chairman of the Board

           As required by the Securities Act of 1933, this Post Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on November 12, 2008:

     Signature                               Title
   John H. Jacobs (1)                        Director, Chairman of the Board
   James M. Anderson (1)                     Director
   Michael S. Cambron (1)                    Director
   Michael A. Fisher (1)                     Director
   Francis V. Mastrianna, Ph.D. (1)          Director
   Thomas E. Petry (1)                       Director
   Myrtis H. Powell, Ph.D. (1)               Director
   Dudley S. Taft (1)                        Director
   John M. Tew, Jr., M.D. (1)                Director
   Steve Valerius                            President, Senior Vice President-Individual and Retirement Plans Division

   /S/ Robert C. Barth                       Senior Vice President and Chief Financial Officer
   ----------------------------
   Robert C. Barth
   John M. Lucas (1)                         Second Vice President, Associate Counsel and Secretary
   Christopher T. Lutz (1)                   Vice President, Controller and Treasurer


1 Signed by Robert C. Barth, under Power of Attorney executed effective as of September 3, 2008.

                                  Exhibit Index

Exhibit

         (c) Underwriting Agreement

         (d) Specimen of Policy

         (e) Application for Policy

         (h) Participation Agreements:
             (1) DWS Variable Series II
             (2) Fidelity Variable Insurance Products Trust
             (3) Franklin Templeton Variable Insurance Products Trust
             (4) Ivy Funds Variable Insurance Portfolios, Inc.

         (j) Powers of Attorney

         (k) Opinion and Consent of Counsel

         (n) Consents of Independent Auditors, Independent Registered Public Accounting Firm, and Independent Public Accountant.

         (q) Memorandum on Rule 6e3(T)(b)(12)(iii)